Exhibit 10.02

EXECUTION COPY

CREDIT AGREEMENT

dated as of

March 2, 2018

among

LIFETIME BRANDS, INC.

The Other Borrowers and Other Loan Parties Party Hereto

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A.,

as Sole Bookrunner and Sole Lead Arranger

ASSET BASED LENDING

i

SCHEDULES:

Schedule 2.01 – Commitments
Schedule 2.07 – Existing Letters of Credit
Schedule 3.05 – Properties
Schedule 3.06 – Disclosed Matters
Schedule 3.14 – Insurance
Schedule 3.15 – Capitalization and Subsidiaries
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.03 – Fundamental Changes
Schedule 6.04 – Existing Investments
Schedule 6.09 – Transaction with Affiliates
Schedule 6.10 – Existing Restrictions

EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B – [Intentionally Omitted]

Exhibit C – Form of Borrowing Base Certificate
Exhibit D – Form of Compliance Certificate
Exhibit E – Joinder Agreement
Exhibit F – List of Closing Documents
Exhibit G-1 – Form of U.S. Tax Certificate (for Non-U.S. [Lenders][Participants] That Are Not Partnerships)
Exhibit G-2 – Form of U.S. Tax Certificate (for Non-U.S. [Lenders][Participants] That Are Partnerships)
Exhibit H-1 – Form of Borrowing Subsidiary Agreement
Exhibit H-2 – Form of Borrowing Subsidiary Termination

v

CREDIT AGREEMENT dated as of March 2, 2018 (as it may be amended or modified from time to time, this “Agreement”), among LIFETIME BRANDS, INC., the other BORROWERS from time to time party hereto, the other Loan Parties from time to time party hereto, the Lenders from time to time party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Priority Collateral” has the meaning assigned thereto in the ABL/Term Loan Intercreditor Agreement, and is intended to indicate that portion of the Collateral subject to a prior Lien in favor of the Administrative Agent on behalf of the Secured Parties.

“ABL/Term Loan Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Effective Date, by and among the Administrative Agent, as ABL Representative, the Term Loan Agent, as Term Loan Representative, and each of the Loan Parties party thereto.

“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Field Examination” means, with respect to any Loan Party, a field examination conducted by the Administrative Agent or its designee of such Loan Party’s Accounts, Inventory and related working capital matters and of such Loan Party’s related data processing and other systems, the results of which shall be satisfactory to the Administrative Agent in its Permitted Discretion.

“Acceptable Inventory Appraisal” means, with respect to any Loan Party, an appraisal of such Loan Party’s Inventory from one or more firms satisfactory to the Administrative Agent, which appraisals shall be satisfactory to the Administrative Agent in its Permitted Discretion.

“Account” has the meaning assigned to such term in each Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Loan Party (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Foreign Subsidiary” means any Foreign Subsidiary to the extent greater than 65% of the Equity Interests of such Foreign Subsidiary being pledged to support any Secured Obligations incurred by or on behalf of any Domestic Loan Party could reasonably be expected to cause a Deemed Dividend Issue.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Agent Party” has the meaning assigned to such term in Section 9.01(d).

“Aggregate Commitment” means, at any time, the aggregate of the Commitments of all of the Lenders, as increased and/or reduced from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Commitment is $150,000,000.

“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders at such time.

“Agreed Currencies” means (i) Dollars, (ii) euro, (iii) Pounds Sterling and (iv) any other currency (x) that is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars, (y) for which a LIBO Screen Rate is available in the Administrative Agent’s determination and (z) that is agreed to by the Administrative Agent and each of the Multicurrency Tranche Lenders.

“Agreement” has the meaning set forth in the preliminary statements hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day, subject to the interest rate floors set forth therein. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.15 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Alternative Rate” has the meaning assigned to such term in Section 2.15(a).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Commitment Fee Rate” means (a) if the average daily unused portion of the Aggregate Commitment is less than or equal to 50%, 0.25% per annum or (b) if the average daily unused portion of the Aggregate Commitment is greater than 50%, 0.375% per annum.

“Applicable Lender” has the meaning assigned to such term in Section 2.07(d).

“Applicable Percentage” means, (a) with respect to any Multicurrency Tranche Lender in respect of a Multicurrency Tranche Credit Event, its Multicurrency Tranche Percentage, (b) with respect to any Dollar Tranche Lender in respect of a Dollar Tranche Credit Event, its Dollar Tranche Percentage and (c) otherwise, with respect to any Lender, (i) with respect to Revolving Loans, LC Exposure, Swingline Loans, Overadvances or other applicable amounts hereunder, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment (if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments); provided that, in the case of Section 2.21 when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitment shall be disregarded in the calculation and (ii) with respect to Protective Advances or with respect to the Aggregate Revolving Exposure, a percentage based upon its share of the Aggregate Revolving Exposure and the unused Commitments; provided that in the case of Section 2.21 when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitment shall be disregarded in the calculation.

“Applicable Pledge Percentage” means 100% but, with respect to any Secured Obligations incurred by or on behalf of any Domestic Loan Party, 65% in the case of a pledge by the Company or any Domestic Subsidiary of its Equity Interests in a Foreign Subsidiary that is an Affected Foreign Subsidiary due to a Deemed Dividend Issue.

“Applicable Rate” means, for any day, with respect to any ABR Revolving Loan, Eurocurrency Revolving Loan or Overnight Foreign Currency Rate Loan, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurocurrency Spread/Overnight Foreign Currency Rate Spread”, as the case may be, based upon the Total Leverage Ratio as of the most recent determination date:

	Total Leverage Ratio	ABR Spread	Eurocurrency Spread/Overnight Foreign Currency Rate Spread
Category 1	> 4.50 to 1.00	0.75%	1.75%
Category 2	≤ 4.50 to 1.00 but > 3.00 to 1.00	0.50%	1.50%
Category 3	≤ 3.00 to 1.00	0.25%	1.25%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Company based upon the Company’s most recent annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (ii) each change in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that, the Total Leverage Ratio shall be deemed to be in Category 1, at the option of the Administrative Agent or at the request of the Required Lenders if the Company fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

Notwithstanding the foregoing, Category 2 shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable financial statements for the Company’s first full fiscal quarter ending after the Effective Date and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraph.

“Approved Account” means an Account subject to an Approved Account Sale.

“Approved Account Debtor” means any Account Debtor selected by the Company and approved by the Administrative Agent in writing from time to time; provided that, if the Administrative Agent receives evidence reasonably satisfactory to it that no Accounts of such Account Debtor are subject to an Approved Account Sale, then the Administrative Agent may remove such Account Debtor as an Approved Account Debtor by notice to the Company and the Lenders.

“Approved Account Sale” has the meaning assigned to such term in Section 6.05(j).

“Approved Foreign Subsidiary” means any Foreign Subsidiary which is requested by the Company to be incorporated herein as a Foreign Subsidiary Borrower and approved by the Lenders in their reasonable discretion.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, at any time, with respect to any Approved Account Sale, the principal amount of Indebtedness which would be outstanding at such time pursuant to such Approved Account Sale if the sale of the related Approved Accounts thereunder were instead structured as a financing.

“Availability” means, at any time, an amount equal to (a) the lesser of (i) the Aggregate Commitment and (ii) the sum of (x) the Domestic Borrowing Base plus (y) the lesser of $50,000,000 and the Foreign Borrowing Base minus (b) the Aggregate Revolving Exposure, all as determined by the Administrative Agent in its Permitted Discretion.

“Availability Period” means the period from and including the Effective Date to but excluding the Maturity Date.

“Available Commitment” means, at any time with respect to any Lender, the Commitment of such Lender then in effect minus the Revolving Exposure of such Lender at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards, (c) merchant processing services and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts, cash pooling services, and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or any other jurisdiction or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Billing Statement” has the meaning assigned to such term in Section 2.19(g).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” means, collectively, the Domestic Borrowers and the Foreign Subsidiary Borrowers.

“Borrower Representative” has the meaning assigned to such term in Section 11.01.

“Borrowing” means (a) Revolving Loans of the same Type and Class, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) a Protective Advance or (d) an Overadvance.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of a Borrower, in substantially the form of Exhibit C or another form which is acceptable to the Administrative Agent in its Permitted Discretion.

“Borrowing Bases” means, collectively, the Domestic Borrowing Base and the Foreign Borrowing Base.

“Borrowing Request” means a request by a Borrower, or the Borrower Representative on its behalf, for a Borrowing in accordance with Section 2.03.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit H-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit H-2.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.10.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in euro).

“CAM” means the mechanism for the allocation and exchange of interests in the Designated Obligations and collections thereunder established under Article XII.

“CAM Exchange” means the exchange of the Lenders’ interests provided for in Article XII.

“CAM Exchange Date” means the first date on which there shall occur (a) any event referred to in clause (h) or (i) of Article VII with respect to any Borrower or (b) an acceleration of Loans pursuant to Article VII.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Amount (determined on the basis of Exchange Rates prevailing on the CAM Exchange Date) of the Designated Obligations owed to such Lender (whether or not at the time due and payable) on the date immediately prior to the CAM Exchange Date and (b) the denominator shall be the Dollar Amount (as so determined) of the Designated Obligations owed to all the Lenders (whether or not at the time due and payable) on the date immediately prior to the CAM Exchange Date.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Dominion Period” means a period of time (i) when an Event of Default has occurred and is continuing or (ii) commencing with the date on which Availability is less than the greater of $20,000,000 and 15.0% of the Aggregate Commitment and continuing until such subsequent date (if any) when Availability has equaled or exceeded the greater of $20,000,000 and 15.0% of the Aggregate Commitment for forty-five (45) consecutive days. Notwithstanding the foregoing, if at any time five (5) separate Cash Dominion Periods shall have commenced and ended, then any subsequent Cash Dominion Period shall be permanently in effect for the remainder of the term of this Agreement.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were not (i) directors of the Company on the Effective Date, (ii) nominated or appointed by the board of directors of the Company or (iii) approved by the board of directors of the Company as director candidates prior to their election; (c) the acquisition of direct or indirect Control of the Company by any Person or group; (d) the occurrence of a change in control, or other similar provision, as defined in any agreement or instrument evidencing any Material Indebtedness (triggering a default or mandatory prepayment, which default or mandatory prepayment has not been waived in writing); or (e) the Company ceases to own, directly or indirectly, and Control 100% (other than directors’ qualifying shares) of the ordinary voting economic power of any other Borrower (unless, with respect to any Foreign Subsidiary Borrower, the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Borrower and shall have satisfied the other requirements for the termination of such Borrower as required pursuant to Section 2.24).

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, rule, requirement, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender); provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Dollar Tranche Revolving Loans, Multicurrency Tranche Revolving Loans, Revolving Loans, Swingline Loans, Protective Advances or Overadvances and (b) any Commitment, refers to whether such Commitment is a Multicurrency Tranche Commitment or a Dollar Tranche Commitment.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property owned, leased or operated by any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Secured Parties, to secure the Secured Obligations; provided that, other than in the case of property subject to a floating charge pursuant to a Foreign Security Agreement governed under the laws of England and Wales, in no case shall the “Collateral” include any Excluded Assets.

“Collateral Access Agreement” has the meaning assigned to such term in each Security Agreement.

“Collateral Deposit Account” has the meaning assigned to such term in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreements, the Mortgages and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.

“Collection Account” has the meaning assigned to such term in each Security Agreement.

“Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Commercial Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements relating to Commercial Letters of Credit that have not yet been reimbursed by or on behalf of a Borrower at such time.

“Commercial Letters of Credit” means all Letters of Credit other than standby Letters of Credit.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Dollar Tranche Commitment and Multicurrency Tranche Commitment. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Company” means Lifetime Brands, Inc., a Delaware corporation.

“Computation Date” has the meaning assigned to such term in Section 2.04.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of the last day of the most recent Test Period, determined on a pro forma basis.

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries at such date, determined on a consolidated basis.

“Consolidated Total Secured Indebtedness” means, as of any date of determination, the aggregate principal amount of all Indebtedness of the Company or any of its Subsidiaries at such date that is secured by Liens on any assets or property of the Company or any of its Subsidiaries, determined on a consolidated basis.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator pursuant to Section 38 or 47 of the United Kingdom Pensions Act 2004.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Disbursement Account” means any accounts of any Loan Party maintained with the Administrative Agent as a zero balance, cash management account pursuant to and under any agreement between such Loan Party and the Administrative Agent, as modified and amended from time to time, and through which all disbursements of such Loan Party and any designated Subsidiary of the Borrower are made and settled on a daily basis with no uninvested balance remaining overnight.

“Credit Event” means a Borrowing, the issuance of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Deemed Dividend Issue” means, with respect to any Foreign Subsidiary, such Foreign Subsidiary’s accumulated and undistributed earnings and profits being deemed to be repatriated to the Company or the applicable parent Domestic Subsidiary under Section 956 of the Code and the effect of such repatriation causing adverse tax consequences to the Company or such parent Domestic Subsidiary, in each case as determined by the Company in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified any Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding under this Agreement (specifically identified and including the particular Default, if any) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Deposit Account Control Agreement” has the meaning assigned to such term in each Security Agreement.

“Designated Obligations” means all obligations of any Borrower with respect to (a) principal of and interest on the Revolving Loans, (b) participations in Swingline Loans, Overadvances and Protective Advances funded by the Lenders, (c) unreimbursed LC Disbursements and interest thereon and (d) all commitment fees and Letter of Credit participation fees.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)     matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)     is or becomes convertible into or exchangeable for, either mandatorily or at the option of the holder thereof, Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c)     is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by the Company or any Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date that is ninety one (91) days after the date specified in clause (i) of the definition of “Maturity Date” (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the Effective Date, the Effective Date); provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after the Final Release Conditions are satisfied and (ii) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Lenders” means (a) entities that have been specifically identified by the Company to the Administrative Agent in writing prior to December 22, 2017, or after December 22, 2017 and prior to the Effective Date with the reasonable consent of the Administrative Agent, (b) entities that are reasonably determined by the Company to be competitors of the Company or its subsidiaries (including Taylor Precision and its subsidiaries) and which are specifically identified in a written supplement to the list of “Disqualified Lenders”, which supplement shall become effective three (3) Business Days after delivery thereof to the Administrative Agent and the Lenders in accordance with Section 9.01 and (c) in the case of the foregoing clauses (a) and (b), any of such entities’ Affiliates to the extent such Affiliates (x)(i) are clearly identifiable as Affiliates of such entities based solely on the similarity of such Affiliates’ and such entities’ names and (ii) are not affiliates that are primarily engaged in, or that advise funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which such Disqualified Lender does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity (such affiliates, “Bona Fide Debt Funds”) or (y)(i) upon reasonable notice to the Administrative Agent after the Effective Date, are identified as Affiliates in writing after the Effective Date in a written supplement to the list of “Disqualified Lenders”, which supplement shall become effective three (3) Business Days after delivery to the Administrative Agent and the Lenders, but which shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Loans and (ii) are not Bona Fide Debt Funds. It is understood and agreed that (i) any supplement to the list of Persons that are Disqualified Lenders contemplated by the foregoing clause (b) or (c) shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans (but solely with respect to such Loans), (ii) the Administrative Agent shall have no responsibility or liability to determine or monitor whether any Lender or potential Lender is a Disqualified Lender, (iii) the Company’s failure to deliver such list (or supplement thereto) in accordance with Section 9.01 shall render such list (or supplement) not received and not effective and (iv) “Disqualified Lender” shall exclude any Person that the Company has designated as no longer being a “Disqualified Lender” by written notice delivered to the Administrative Agent from time to time in accordance with Section 9.01.

“Document” has the meaning assigned to such term in each Security Agreement.

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in such currency of Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.04.

“Dollar Swingline Loan” has the meaning assigned to such term in Section 2.06(a).

“Dollar Tranche Commitment” means, with respect to each Dollar Tranche Lender, the commitment, if any, of such Dollar Tranche Lender to make Dollar Tranche Revolving Loans and to acquire participations in Dollar Tranche Letters of Credit, Dollar Swingline Loans, Dollar Tranche Overadvances and Dollar Tranche Protective Advances hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.10, (b) increased from time to time pursuant to Section 2.10 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Dollar Tranche Lender’s Dollar Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption (or other documentation contemplated by this Agreement) pursuant to which such Dollar Tranche Lender shall have assumed its Dollar Tranche Commitment, as applicable. The aggregate principal amount of the Dollar Tranche Commitments on the Effective Date is $110,000,000.

“Dollar Tranche Credit Event” means a Dollar Tranche Revolving Borrowing, the issuance of a Dollar Tranche Letter of Credit, an LC Disbursement with respect to a Dollar Tranche Letter of Credit, the making of a Dollar Swingline Loan, Dollar Tranche Overadvance or Dollar Tranche Protective Advance that the Dollar Tranche Lenders are required to participate in pursuant to Section 2.05 or 2.06, or any of the foregoing.

“Dollar Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Dollar Tranche Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements in respect of Dollar Tranche Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Dollar Tranche LC Exposure of any Dollar Tranche Lender at any time shall be its Dollar Tranche Percentage of the total Dollar Tranche LC Exposure at such time.

“Dollar Tranche Lender” means a Lender with a Dollar Tranche Commitment or holding Dollar Tranche Revolving Loans.

“Dollar Tranche Letter of Credit” means any letter of credit issued under the Dollar Tranche Commitments pursuant to this Agreement.

“Dollar Tranche Overadvance” has the meaning assigned to such term in Section 2.06(c).

“Dollar Tranche Overadvance Exposure” means, at any time, the aggregate principal amount of all outstanding Dollar Tranche Overadvances. The Dollar Tranche Overadvance Exposure of any Dollar Tranche Lender at any time shall be its Dollar Tranche Percentage of the total Dollar Tranche Overadvance Exposure at such time.

“Dollar Tranche Percentage” means the percentage equal to a fraction the numerator of which is such Lender’s Dollar Tranche Commitment and the denominator of which is the aggregate Dollar Tranche Commitments of all Dollar Tranche Lenders (if the Dollar Tranche Commitments have terminated or expired, the Dollar Tranche Percentages shall be determined based upon the Dollar Tranche Commitments most recently in effect, giving effect to any assignments); provided that in the case of Section 2.21 when a Defaulting Lender shall exist, any such Defaulting Lender’s Dollar Tranche Commitment shall be disregarded in the calculation.

“Dollar Tranche Protective Advance” has the meaning assigned to such term in Section 2.05.

“Dollar Tranche Protective Advance Exposure” means, at any time, the aggregate principal amount of all outstanding Dollar Tranche Protective Advances. The Dollar Tranche Protective Advance Exposure of any Dollar Tranche Lender at any time shall be its Dollar Tranche Percentage of the total Dollar Tranche Protective Advance Exposure at such time.

“Dollar Tranche Revolving Borrowing” means a Borrowing comprised of Dollar Tranche Revolving Loans.

“Dollar Tranche Revolving Exposure” means, with respect to any Dollar Tranche Lender at any time, and without duplication, the sum of (a) the outstanding principal amount of such Lender’s Dollar Tranche Revolving Loans plus (b) such Lender’s Dollar Tranche LC Exposure plus (c) such Lender’s Dollar Tranche Swingline Exposure plus (d) such Lender’s Dollar Tranche Protective Advance Exposure plus (e) such Lender’s Dollar Tranche Overadvance Exposure.

“Dollar Tranche Revolving Loan” means a Loan made by a Dollar Tranche Lender pursuant to Section 2.01. Each Dollar Tranche Revolving Loan shall be a Eurocurrency Revolving Loan denominated in Dollars or an ABR Revolving Loan denominated in Dollars.

“Dollar Tranche Swingline Exposure” means, at any time, the aggregate principal amount of all outstanding Swingline Loans that the Dollar Tranche Lenders have purchased participations in pursuant to Section 2.06. The Dollar Tranche Swingline Exposure of any Dollar Tranche Lender at any time shall be its Dollar Tranche Percentage of the total Dollar Tranche Swingline Exposure at such time.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Borrowers” means, collectively, (a) the Company and (b) the Domestic Subsidiary Borrower.

“Domestic Borrowers Revolving Exposure” means, with respect to any Lender at any time, and without duplication, the sum of (a) the Dollar Amount of the outstanding principal amount of the Revolving Loans made by such Lender to the Domestic Borrowers plus (b) the Dollar Amount of such Lender’s LC Exposure with respect to Letters of Credit issued for the account of any Domestic Borrower plus (c) the Dollar Amount of such Lender’s Swingline Exposure with respect to Swingline Loans made to the Domestic Borrowers plus (d) an amount equal to such Lender’s Applicable Percentage of the Dollar Amount of the aggregate principal amount of Protective Advances made to the Domestic Borrowers and outstanding at such time plus (e) an amount equal to such Lender’s Applicable Percentage of the Dollar Amount of the aggregate principal amount of Overadvances made to the Domestic Borrowers and outstanding at such time.

“Domestic Borrowing Base” means, at any time, the sum of (a) 85% of the Eligible Accounts of the Domestic Loan Parties at such time, plus (b) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Eligible Inventory of the Domestic Loan Parties, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time, minus (c) Reserves. The Administrative Agent may, in its Permitted Discretion, reduce and thereafter (subject to Section 9.02(b)(v)) increase the advance rates set forth above, adjust Reserves or reduce and thereafter (subject to Section 9.02(b)(v)) increase one or more of the other elements used in computing the Domestic Borrowing Base.

Notwithstanding the foregoing, in order to reflect the inclusion of Accounts and Inventory of any Domestic Loan Party acquired pursuant to the Taylor Precision Acquisition, until the first date on which the Administrative Agent shall have received an Acceptable Inventory Appraisal and an Acceptable Field Examination shall have been completed with respect to such Accounts and such Inventory, in lieu of the foregoing calculation of the Domestic Borrowing Base with respect to such newly-acquired assets, the Domestic Borrowing Base shall be increased by an amount equal to the lesser of (i) $30,000,000 and (ii) an amount equal to (x) the sum of (A) 70% of the net book value of domestic Accounts of such newly acquired Domestic Loan Parties plus (B) 40% of the net book value of the Inventory of such newly acquired Domestic Loan Parties that is located in the United States less (y) any Reserves established by the Administrative Agent in its Permitted Discretion; provided that, if the

Administrative Agent shall not have received an Acceptable Inventory Appraisal and an Acceptable Field Examination shall not have been completed with respect to such Accounts and such Inventory within ninety (90) days following the Taylor Precision Acquisition (which 90-day period may be extended by up to an additional 30 days as reasonably determined by the Administrative Agent), such Accounts and such Inventory shall not be included in the Domestic Borrowing Base until such subsequent time (if any) on which the Administrative Agent shall have received an Acceptable Inventory Appraisal and an Acceptable Field Examination shall have been completed with respect to such Accounts and such Inventory.

“Domestic Loan Party” means, collectively, the Company, the Domestic Subsidiary Borrower and each Material Domestic Subsidiary or other Person organized under the laws of a jurisdiction located in the U.S. that becomes a party hereto and to the Domestic Security Agreement on the Effective Date or pursuant to Section 5.14.

“Domestic Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the date hereof, between the Domestic Loan Parties and the Administrative Agent, for the benefit of the Secured Parties, as the same may be amended, restated or otherwise modified from time to time.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“Domestic Subsidiary Borrower” means Taylor Precision Products, Inc., a Delaware corporation.

“DQ List” has the meaning assigned to such term in Section 9.04(d)(iv).

“Earn Out Obligations” means and includes any cash earn out obligations, performance payments or similar obligations of the Company or any of its Subsidiaries to any sellers arising out of or in connection with any acquisition permitted hereunder, including any Permitted Acquisition and the Taylor Precision Acquisition, but excluding any working capital adjustments or payments for services or licenses provided by such sellers.

“EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of: (i) Interest Expense for such period, (ii) income tax expense for such period (net of tax refunds), (iii) all amounts attributable to depreciation and amortization expense for such period (including amortization of goodwill and other intangible assets and amortization or write off of assets comprised of debt discount or deferred financing costs), (iv) any non-cash charges for such period (excluding any non-cash charge in respect of an item that was included in Net Income in a prior period), including purchase accounting adjustments and non-cash compensation expense, or other non-cash expenses or charges arising from the granting of restricted stock, stock options, stock appreciation rights or similar equity arrangements, (v) any reasonable advisory and other professional services fees, transaction fees and related expenses paid in connection with the following transactions to the extent not prohibited hereunder: acquisitions (including the Taylor Precision Acquisition), investments, dispositions, equity issuances, or financings (including factoring activity), in each case whether or not consummated, (vi) extraordinary, unusual or non-recurring charges incurred during such period, including restructuring charges and integration charges; provided that, the aggregate amount added to EBITDA for any period pursuant to this clause (a)(vi), when combined with the aggregate amount added to EBITDA in respect of such period pursuant to clause (a)(x), shall not exceed 10% of the EBITDA for such period (calculated without giving effect to clauses (a)(x) and (a)(xi) and this clause (a)(vi)), (vii) any extraordinary losses from sales, exchanges and other dispositions of property not in the ordinary course of business, (viii) Earn Out Obligation expense, (ix) expenses incurred in connection with extraordinary casualty events to the extent such expenses are covered by insurance and actually reimbursed in cash, (x) severance costs, relocation costs, consolidation and closing costs, integration and facilities opening costs, transition costs, restructuring costs or costs, fees and expenses arising from discontinued operations (other than costs, fees and expenses to the extent constituting losses arising from operation of such discontinued operations); provided that, the aggregate amount added to EBITDA for any period pursuant to this clause (a)(x), when combined with the aggregate amount added to EBITDA in respect of such period pursuant to clause (a)(vi), shall not exceed 10% of the EBITDA for such period (calculated without giving effect to clauses (a)(vi) and (a)(xi) and this clause (a)(x)), (xi) the amount of “run-rate” cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies projected by the Company in good faith to be realized as a result of actions taken or expected to be taken during such period (calculated on a pro forma basis as though such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided, that (1) such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies are reasonably identifiable and factually supportable, (2) such cost savings, operating expense reductions, restructuring charges and expenses and cost saving synergies are commenced within eighteen (18) months of such actions, (3) no cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies may be added pursuant to this clause (a)(xi) to the extent duplicative of any expenses or charges relating thereto that are either excluded in computing Net Income or included (i.e., added back) in computing EBITDA for such period, (4) such adjustments may be incremental to (but not duplicative of) other pro forma adjustments set forth in Section 1.04(b) and (5) the aggregate amount of cost savings, operating expense reductions and cost saving synergies added pursuant to this clause (a)(xi) shall not exceed 15% of EBITDA for such period (calculated without giving effect to clauses (a)(vi) and (a)(x) and this clause (a)(xi)) plus the amount of any such cost savings, operating expense reductions, restructuring charges and expenses and cost-savings synergies that would be permitted to be included in financial statements prepared in accordance with Regulation S-X under the Securities Act during such period, minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(iv) taken in a prior period, (ii) extraordinary income or gains, and (iii) Earn Out Obligation income. For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each such period, a “Reference Period”), (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (in the manner described in Section 1.04(b)) as if such Material Acquisition occurred on the first day of such Reference Period. As used in this Agreement, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration by the Company and its Subsidiaries in excess of $10,000,000; and “Material Disposition” means any disposition of property or series of related sales, transfers, or dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $10,000,000. Notwithstanding the foregoing, but subject to any adjustment set forth above (and in Section 1.04(b)) with respect to any transactions occurring after the Effective Date, for purposes of determining EBITDA for any period that includes any of the fiscal quarters of the Company ended March 31, 2017, June 30, 2017 and September 30, 2017, EBITDA for such fiscal quarters shall be deemed to be $11,600,000, $8,100,000 and $26,500,000, respectively.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for such Borrower, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Accounts” means, at any time, the Accounts of any Loan Party which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent’s Permitted Discretion as provided herein, Eligible Accounts shall not include any Account:

(a)    which is not subject to a first priority perfected security interest in favor of the Administrative Agent (which, in the case of Accounts of the U.K. Loan Parties, shall mean a first priority assignment by way of security or a first priority fixed charge (and shall not mean a first priority floating charge));

(b)    which is an Excluded Asset;

(c)    which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, (ii) a Lien permitted under Section 6.02(a)(ii) or (iii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;

(d)    which (i) is unpaid more than 120 days after the date of the original invoice therefor or more than 90 days after the original due date, or (ii) has been written off the books of such Loan Party or otherwise designated as uncollectible;

(e)    which is owing by an Account Debtor for which 25% or more of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (d) above;

(f)    which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to such Loan Party exceeds 15% of the aggregate amount of Eligible Accounts; provided that, if such Account Debtor has a long-term senior unsecured debt rating at such time of Baa2 or better by Moody’s and/or BBB or better by S&P, then Accounts owing from such Account Debtor shall not be excluded from “Eligible Accounts” pursuant to this clause, to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to such Loan Party does not exceed 35% of the aggregate amount of Eligible Accounts;

(g)    with respect to which any covenant, representation, or warranty of any Loan Party contained in any Loan Document has been breached or is not true;

(h)    which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation reasonably satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon such Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(i)    for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Loan Party or if such Account was invoiced more than once;

(j)    with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(k)    which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under the bankruptcy laws of any jurisdiction, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(l)    which is owed by any Account Debtor which has sold all or substantially all of its assets;

(m)    which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S., Canada or, solely with respect to any Account Debtor of any Foreign Subsidiary Borrower, any Eligible European Jurisdiction or (ii) is not organized under applicable law of the U.S., any state of the U.S., the District of Columbia, Canada, or any province of Canada, or, solely with respect to any Foreign Subsidiary Borrower, any Eligible European Jurisdiction, unless, in either case, such Account is backed by a letter of credit reasonably acceptable to the Administrative Agent which is in the possession of, has been assigned to and is directly drawable by the Administrative Agent; provided that, for so long as Tesco plc (“Tesco”) has a long-term senior unsecured debt rating at such time of Baa2 or better by Moody’s and/or BBB or better by S&P, Tesco’s and its Affiliates’ related Accounts shall not be excluded from “Eligible Accounts” pursuant to this clause;

(n)    which is owed in any currency other than (i) in the case of an Account of any Domestic Loan Party, Dollars or Canadian dollars or (ii) in the case of an Account of any Foreign Loan Party, Dollars, euro or Pounds Sterling;

(o)    which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a letter of credit reasonably acceptable to the Administrative Agent which is in the possession of the Administrative Agent, or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction;

(p)    which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Loan Party;

(q)    which, for any Account Debtor, exceeds a credit limit determined by the Administrative Agent, to the extent of such excess;

(r)    which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(s)    which is subject to any counterclaim, deduction, defense, setoff or dispute, but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(t)    which is evidenced by any promissory note, chattel paper, or instrument;

(u)    which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the applicable Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Party has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;

(v)    with respect to which such Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Loan Party created a new receivable for the unpaid portion of such Account;

(w)    which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(x)    which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Loan Party has or has had an ownership interest in such goods, or which indicates any party other than such Loan Party as payee or remittance party;

(y)    which was created on cash on delivery terms;

(z)    which is subject to any limitation on assignments or other security interests (whether arising by operation of law, by agreement or otherwise), unless the Administrative Agent has determined that such limitation is not enforceable;

(aa)    which is governed by the laws of any jurisdiction other than (i) in the case of any Accounts of any Domestic Loan Party, the United States, any State thereof or the District of Columbia, or (ii) in the case of any Account of any Foreign Loan Party, the United States, any State thereof, the District of Columbia or any Eligible European Jurisdiction;

(bb)    in respect of which the Account Debtor is a consumer within applicable consumer protection legislation;

(cc)    which the Administrative Agent determines may not be paid by reason of the Account Debtor’s inability to pay; or

(dd)    which is owing by an Approved Account Debtor.

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrowers shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the applicable Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Loan Party to reduce the amount of such Account.

“Eligible European Jurisdiction” means each of Austria, Belgium, Denmark, Finland, France, Germany, Italy, Ireland, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and England and Wales; provided that, the Administrative Agent may, in its Permitted Discretion, remove one or more of the countries comprising the Eligible European Jurisdictions and may add one or more countries, which may include a country that was previously removed, as Eligible European Jurisdictions.

“Eligible Inventory” means, at any time, the Inventory of a Loan Party which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent’s Permitted Discretion as provided herein, Eligible Inventory shall not include any Inventory:

(a)    which is not subject to a first priority perfected Lien (with respect to Inventory located in the United States of any Domestic Loan Parties, governed by the laws of the jurisdiction in which such Loan Party is organized and, with respect to Inventory of any Foreign Loan Parties, governed by the laws of the jurisdiction(s) in which such Loan Party is organized and where such Inventory is located) in favor of the Administrative Agent;

(b)    which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, (ii) a Lien permitted under Section 6.02(a)(ii) or (iii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;

(c)    which is, in the Administrative Agent’s opinion, obsolete, damaged or not saleable within one year from the date of acquisition or creation thereof;

(d)    with respect to which any covenant, representation, or warranty contained in any Loan Document has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority;

(e)    in which any Person other than the applicable Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f)    which constitutes work-in-process Inventory; provided that work-in-process Inventory that constitutes the precious metals component of such Inventory having a value not exceeding $4,000,000 in the aggregate for all Loan Parties at any time shall not be excluded from “Eligible Inventory” pursuant to this clause;

(g)    which is not finished goods or which constitutes raw materials (other than precious metals), spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(h)    which (i) in the case of Inventory of Domestic Loan Parties, is not located in the U.S. or is in transit with a common carrier from vendors and suppliers or (ii) in the case of Inventory of Foreign Loan Parties, is not located in an Eligible Jurisdiction, or is in transit with a common carrier from vendors and suppliers; provided that (x) for purposes of clarity, Inventory located in the Commonwealth of Puerto Rico shall be deemed to be located in the U.S. for purposes of this clause, and (y) Inventory in transit with a common carrier from vendors and suppliers shall not be excluded from “Eligible Inventory” pursuant to this clause (h) so long as (1) the aggregate amount of such in-transit Inventory (based on invoiced amounts) does not exceed $30,000,000 in the aggregate for all Loan Parties at any time (or, to the extent resulting in greater availability for the Borrowers, not more than 25% of the aggregate amount of the Borrowing Bases is attributable to such in-transit Inventory), (2) other than for the sixty (60) days immediately following the Effective Date, the Administrative Agent shall have received a duly executed Collateral Access Agreement from the applicable Loan Party’s customs broker with respect to such Inventory (it being understood and agreed that such Collateral Access Agreement shall be required with respect to such Inventory of Domestic Loan Parties located in the U.S. only if such Inventory is held by a customs broker), and (3) arrangements reasonably satisfactory to the Administrative Agent with respect to the “bills of lading” and other “documents of title” (each as defined in the UCC) relating to such Inventory shall have been made in order to protect the interests of the Administrative Agent (for the benefit of the Secured Parties) in such “documents of title” (as defined in the UCC) and such Inventory;

(i)    which is located in any location leased by the applicable Loan Party unless, other than for the sixty (60) days immediately following the Effective Date, (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;

(j)    which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless, other than for the sixty (60) days immediately following the Effective Date, (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;

(k)    which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;

(l)    which is a discontinued product or component thereof;

(m)    which is the subject of a consignment by the applicable Loan Party as consignor;

(n)    which is not reflected in a current perpetual inventory report of the applicable Loan Party;

(o)    for which reclamation or similar rights have been asserted by the seller;

(p)    which has been acquired from a Sanctioned Person; or

(q)    for which any supply contract relating to such Inventory expressly includes retention of title rights in favor of the related vendor or supplier, or is subject to the laws of a jurisdiction which provides such retention of title rights as a matter of law.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrowers shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.

“Eligible Jurisdiction” means (i) each jurisdiction where any Foreign Subsidiary Borrower is organized as of the Effective Date, (ii) the Netherlands, (iii) the Federal Republic of Germany, (iv) the Republic of Ireland, (v) the French Republic and (vi) such other jurisdictions that the Administrative Agent may from time to time designate as an “Eligible Jurisdiction” in its Permitted Discretion.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) the presence of or exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning assigned to such term in each Security Agreement.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, in critical status or in reorganization, within the meaning of Title IV of ERISA.

“Establishment” has the meaning assigned to such term in Article 2(10) of the Regulation.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“euro” and/or “EUR” means the single currency of the Participating Member States.

“Eurocurrency”, when used in reference to a currency means an Agreed Currency and when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means, (a) as at the date of this Agreement, the spot rate of exchange as displayed by ICE Data Services; or (b) any other commercially available spot rate of exchange selected by the Administrative Agent and as agreed by the Company, in each case, for the purchase of the relevant currency with the Agreed Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Excluded Assets” means: (i) any fee-owned real property that does not constitute Material Real Property and all leasehold interests in real property, (ii) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (iii) assets in respect of which pledges and security interests are prohibited by applicable U.S. law, rule or regulation or by agreements with any U.S. governmental authority (other than to the extent that such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such prohibitions, such assets shall automatically cease to constitute Excluded Assets, (iv) margin stock, (v) assets subject to certificates of title (including motor vehicles (other than motor vehicles subject to certificates of title, provided that perfection of security interests in such motor vehicles shall be limited to the filing of UCC financing statements), aircraft and aircraft engines), letter of credit rights with a value of less than $2,500,000 (other than to the extent the security interest in such letter of credit right may be perfected by the filing of UCC financing statements) and commercial tort claims with a value of less than $2,500,000, (vi) any lease, license, capital lease obligation or other agreement or any property subject to a purchase money security interest or similar agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license, capital lease obligation or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party) (other than (x) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, (y) to the extent that any such term has been waived or (z) to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such term, such assets shall automatically cease to constitute Excluded Assets, (vii) assets to the extent a security interest in such assets would result in material adverse tax consequences to the Company or any of its subsidiaries as reasonably determined by the Company in consultation with the Administrative Agent, (viii) Equity Interests in any Excluded Subsidiary, and (ix) those assets as to which the Administrative Agent and the Company reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby. Notwithstanding the foregoing, Excluded Assets shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).

“Excluded Subsidiary” means any Subsidiary that constitutes (a) a dormant entity with no material assets, (b) an entity that is actively in the process of being dissolved and/or (c) an entity that has been formed but does not yet have any material assets.

“Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient:

(a)    income or franchise Taxes imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located;

(b)    any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which any Borrower is located;

(c)    in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by any Borrower under Section 2.20(b)), any U.S. Federal withholding Taxes resulting from any law in effect on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure to comply with Section 2.18(f), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding Taxes pursuant to Section 2.18(a); and

(d)    any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of January 13, 2014 by and among the Company, the foreign subsidiary borrowers from time to time party thereto, the other loan parties from time to time party thereto, the lenders party thereto, JPMCB, as administrative agent and co-collateral agent, and HSBC Bank USA, National Association, as co-collateral agent, as amended, restated, supplemented or otherwise modified prior to the Effective Date.

“Existing Letters of Credit” has the meaning assigned to such term in Section 2.07(a).

“Existing Taylor Precision Credit Agreement” means the Amended and Restated Credit Agreement, dated as of November 6, 2013, by and among Taylor Precision Products, Inc., the other parties thereto designated as credit parties, the financial institutions from time to time party thereto as lenders, and General Electric Capital Corporation, as amended, restated, supplemented or otherwise modified prior to the Effective Date.

“Existing Taylor Precision Note Purchase Agreement” means the Amended and Restated Note Purchase and Guaranty Agreement, dated as of November 6, 2013, by and among Taylor Precision Products, Inc., the other guarantors from time to time party thereto and the purchasers from time to time party thereto, as amended, restated, supplemented or otherwise modified prior to the Effective Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“FCCR Test Period” means any period (a) commencing on the last day of the most recently ended Test Period on or prior to the date Availability is less than the greater of $15,000,000 and 10% of the Aggregate Commitment at any time and (b) ending on the day after Availability has exceeded the greater of $15,000,000 and 10% of the Aggregate Commitment for forty-five (45) consecutive days.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Final Release Conditions” has the meaning assigned to such term in Section 9.21(c).

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of a Borrower and, in the case of a Foreign Subsidiary Borrower, also means each person performing similar duties as the foregoing (including any director of a Foreign Subsidiary Borrower acting in such capacity).

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator pursuant to Section 43 of the United Kingdom Pensions Act 2004.

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which the Company and/or any Domestic Subsidiary directly owns or Controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.

“Fixed Charges” means, with reference to any period, without duplication, (a) cash Interest Expense, plus (b) the aggregate amount of prepayments and scheduled principal payments of Indebtedness by the Company and its Subsidiaries made during such period (other than (i) prepayments and repayments of the Secured Obligations and (ii) mandatory prepayments of the Term Loans based on “Excess Cash Flow” of the Company pursuant to the Term Loan Agreement), plus (c) the positive difference, if any, of (i) the expense for income taxes paid in cash during such period by the Company and its Subsidiaries minus (ii) the aggregate amount of any cash income taxes refunded in such period, plus (d) the aggregate amount of Restricted Payments paid by the Company in cash during such period, plus (e) cash payments made in respect of Earn Out Obligations during such period.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) EBITDA minus the unfinanced portion of Capital Expenditures to (b) Fixed Charges, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Fixtures” has the meaning assigned to such term in each Security Agreement.

“Flood Laws” has the meaning assigned to such term in Article VIII.

“Foreign Borrowers Revolving Exposure” means, with respect to any Lender at any time, and without duplication, the sum of (a) the Dollar Amount of the outstanding principal amount of Revolving Loans made by such Lender to the Foreign Subsidiary Borrowers plus (b) the Dollar Amount of such Lender’s LC Exposure with respect to Letters of Credit issued for the account of the Foreign Subsidiary Borrowers plus (c) the Dollar Amount of such Lender’s Swingline Exposure with respect to Swingline Loans made to the Foreign Subsidiary Borrowers plus (d) an amount equal to such Lender’s Applicable Percentage of the Dollar Amount of the aggregate principal amount of Protective Advances made to the Foreign Subsidiary Borrowers and outstanding at such time plus (e) an amount equal to such Lender’s Applicable Percentage of the Dollar Amount of the aggregate principal amount of Overadvances made to the Foreign Subsidiary Borrowers and outstanding at such time.

“Foreign Borrowers Utilization” means, at any time, the excess, if any, of (a) the aggregate Foreign Borrowers Revolving Exposures of all Lenders over (b) the Foreign Borrowing Base.

“Foreign Borrowing Base” means, at any time, the sum of (a) 85% of the Eligible Accounts of the Foreign Loan Parties at such time, plus (b) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Eligible Inventory of the Foreign Loan Parties, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time, minus (c) Reserves. The Administrative Agent may, in its Permitted Discretion, reduce and thereafter (subject to Section 9.02(b)(v)) increase the advance rates set forth above, adjust Reserves or reduce and thereafter (subject to Section 9.02(b)(v)) increase one or more of the other elements used in computing the Foreign Borrowing Base.

“Foreign Currencies” means Agreed Currencies other than Dollars.

“Foreign Currency LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.

“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.

“Foreign Loan Parties” means, collectively, the Foreign Subsidiary Borrowers and each other Foreign Subsidiary or other Person organized under the laws of any jurisdiction other than a jurisdiction located in the U.S. that becomes a party hereto and to any Foreign Security Agreement on the Effective Date or pursuant to Section 5.14.

“Foreign Secured Obligations” means all Secured Obligations of the Foreign Loan Parties arising under the Loan Documents.

“Foreign Security Agreement” means, individually and collectively as the context may require, each pledge agreement, security agreement, charge, debenture, mortgage, guarantee or other agreement that is entered into by any Foreign Loan Party in favor of the Administrative Agent, and any other pledge agreement, security agreement or other agreement entered into pursuant to the terms of the Loan Documents, securing the Foreign Secured Obligations, in each case in form and substance satisfactory to Administrative Agent and entered into pursuant to the terms of this Agreement or any other Loan Document (including Sections 4.03 and 5.14 hereof).

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Foreign Subsidiary Borrowers” means, collectively, each Approved Foreign Subsidiary party hereto as a Foreign Subsidiary Borrower on the Effective Date or that becomes a Foreign Subsidiary Borrower pursuant to Section 2.24 and, in each case, that has not ceased to be a Foreign Subsidiary Borrower pursuant to such Section.

“Foreign Subsidiary Borrower Effective Date” means, with respect to any Foreign Subsidiary Borrower, the date on which such Foreign Subsidiary Borrower becomes a Foreign Subsidiary Borrower under this Agreement and is entitled to make Borrowings hereunder after satisfying the relevant conditions set forth in Section 4.03.

“Foreign Subsidiary Guarantors” means, collectively, each Subsidiary of a Foreign Subsidiary Borrower that is a party to this Agreement, becomes a party to this Agreement pursuant to a Joinder Agreement or becomes a party to a Foreign Security Agreement, in each case, and their successors and assigns.

“Funding Accounts” has the meaning assigned to such term in Section 4.01(e).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Incremental Term Loan Amount” means, at any time, an amount of Indebtedness such that, as of the most recently completed Test Period ending prior to the date of the incurrence of such Indebtedness, after giving pro forma effect to such incurrence, as if such incurrence (and the use of proceeds therefrom) or other event, as applicable, had been made as of the first day of such Test Period, the Secured Net Leverage Ratio calculated is less than or equal to 3.75 to 1.00.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out and (l) any other Off-Balance Sheet Liability; provided, that the term Indebtedness shall not include endorsements for collection or deposit in the ordinary course of business. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, the term “Indebtedness” shall not include (i) purchase price adjustments, earnouts, holdbacks or deferred payments of a similar nature (including deferred compensation representing consideration or other contingent obligations incurred in connection with an acquisition), except in each case to the extent that such amount payable is, or becomes, reasonably determinable and contingencies have been resolved or such amount would otherwise be required to be reflected on a balance sheet prepared in accordance with GAAP; (ii) current accounts payable incurred in the ordinary course of business; (iii) obligations in respect of non-competes and similar agreements; (iv) Swap Agreement Obligations; (v) Banking Services Obligations; or (vi) licenses and operating leases.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document or Letter of Credit and (b) Other Taxes.

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Intercreditor Agreement” means (a) in respect of the Term Loan Facility, the ABL/Term Loan Intercreditor Agreement, (b) in respect of any other Indebtedness intended to be secured by some or all of the Collateral on a pari passu basis with the Obligations, an intercreditor agreement reasonably acceptable to the Administrative Agent, the terms of which are consistent with market terms governing security arrangements for the sharing of Liens on a pari passu basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such Liens, as reasonably determined by the Administrative Agent and the Company and (c) in respect of any other Indebtedness intended to be secured by some or all of the Collateral on a junior priority basis with the Obligations, an intercreditor agreement reasonably acceptable to the Administrative Agent the terms of which are consistent with market terms governing security arrangements for the sharing of Liens on a junior basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such Liens, as reasonably determined by the Administrative Agent and the Company.

“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.09.

“Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Company and its Subsidiaries for such period in accordance with GAAP. For purposes of clarity, “Interest Expense” shall not include any non-cash “mark-to-market” accounting adjustments in respect of such Swap Agreements.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first Business Day of each calendar month and the Maturity Date, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date, (c) with respect to any Swingline Loan, the first Business Day of each calendar month and the Maturity Date, and (d) with respect to any Overnight Foreign Currency Rate Loan (other than a Swingline Loan), the first Business Day of each calendar month, the date that such Overnight Foreign Currency Rate Loan is required to be repaid and the Maturity Date.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one week or one, two, three or six months thereafter, as the applicable Borrower (or the Company on behalf of the applicable Borrower) may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (iii) solely for purposes of the penultimate sentence in Section 2.06(e), “Interest Period” shall also mean an interest period of one week for Multicurrency Swingline Loans or Overadvances denominated in Foreign Currencies. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time; provided, that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Inventory” has the meaning assigned to such term in each Security Agreement.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (i) JPMCB, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.07(i) and (ii) solely in respect of certain Existing Letters of Credit, HSBC Bank USA, National Association, in its capacity as the issuer of such Existing Letters of Credit. JPMCB, in its capacity as the Issuing Bank, may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“ITA” means the United Kingdom Income Tax Act of 2007.

“Joinder Agreement” has the meaning assigned to such term in Section 5.14(a).

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“LC Collateral Account” has the meaning assigned to such term in Section 2.07(j).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of Commercial LC Exposure and Standby LC Exposure. The LC Exposure of any Multicurrency Tranche Lender at any time shall be its Multicurrency Tranche Percentage of the total Multicurrency Tranche LC Exposure at such time and the LC Exposure of any Dollar Tranche Lender at any time shall be its Dollar Tranche Percentage of the total Dollar Tranche LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 2.10 or an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in any Agreed Currency and for any applicable Interest Period, LIBO Screen Rate at approximately 11:00 a.m., London time, on the Quotation Day for such Agreed Currency and Interest Period; provided that, if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest

Period”), then the LIBO Rate for such Agreed Currency and such Interest Period shall be the Interpolated Rate, subject to Section 2.15 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error). Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing denominated in any Agreed Currency and for any applicable Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such Agreed Currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent from time to time in its reasonable discretion at approximately 11:00 a.m., London time, on the Quotation Day for such Agreed Currency and Interest Period); provided that, if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, assignment by way of security, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Conditionality Provision” means that, to the extent any Collateral (including the grant or perfection of any security interest therein) is not or cannot be provided on the Effective Date (other than the grant and perfection of security interests in (x) assets of the Company and any other Loan Party with respect to which a Lien may be perfected solely by the filing of a financing statement under the UCC or (y) Equity Interests, if any, of Taylor Precision or any wholly-owned Material Domestic Subsidiary of Taylor Precision with respect to which a Lien may be perfected by the delivery of certificates representing such Equity Interests (to the extent required to be pledged hereunder and received from the Company after its use of commercially reasonable efforts to do so)) after the Company’s use of commercially reasonable efforts to do so or without undue burden or expense, then the provision of such Collateral (including the grant or perfection of any security interest therein) shall not constitute a condition precedent to the effectiveness of this Agreement on the Effective Date or to the initial funding of Loans on the Effective Date and, notwithstanding any provisions set forth in Section 5.14 to the contrary, such Collateral shall not be required to be provided (including the grant and perfection of any security interest therein) until the ninetieth (90th) day following the Effective Date (or such later date as may be agreed upon by the Administrative Agent in its reasonable discretion).

“Loan Documents” means this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, the Intercreditor Agreements, any promissory notes issued pursuant to Section 2.11(f) of this Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty and all other agreements, instruments, documents and certificates identified in Section 4.01 or 4.03 executed and delivered to, or in favor of, the Administrative Agent, any Lenders or any Secured Parties and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent, any Lender or any Secured Party in connection with this Agreement or the transactions contemplated thereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means each Loan Party.

“Loan Guaranty” means Article X of this Agreement and each separate guaranty that constitutes a Foreign Security Agreement.

“Loan Parties” means, collectively, the Domestic Loan Parties and the Foreign Loan Parties.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans, Overadvances and Protective Advances.

“Local Time” means (i) New York City time in the case of a Dollar Tranche Credit Event and (ii) local time in the case of a Multicurrency Tranche Credit Event (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).

“Long Term Debt” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Board.

“Material Acquisition” has the meaning assigned to such term in the definition of “EBITDA”.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition of the Company and the Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and the Secured Parties) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent, the Issuing Bank, the Lenders or the Secured Parties thereunder.

“Material Domestic Subsidiary” means each Material Subsidiary that constitutes a Domestic Subsidiary.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “obligations” of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Real Property” means real property located in the United States with a book value (as reflected in the financial statements delivered pursuant to Section 5.01(a), 5.01(b) or 5.01(c) (or, prior to the delivery of any such financial statements, the financial statements referred to in Section 3.04)) of more than $5,000,000 that is owned by the Company or any Domestic Subsidiary that is a Loan Party.

“Material Subsidiary” means each Subsidiary (i) which, for the most recent Test Period, contributed greater than five percent (5%) of the Company’s EBITDA for such period or (ii) which contributed greater than five percent (5%) of Consolidated Total Assets as of the last day of the most recent Test Period; provided that, if at any time the aggregate amount of EBITDA or Consolidated Total Assets attributable to all Subsidiaries that are not Material Subsidiaries exceeds ten percent (10%) of EBITDA for any such period or ten percent (10%) of Consolidated Total Assets as of the last day of any such period, the Company (or, in the event the Company has failed to do so within ten days, the Administrative Agent) shall designate sufficient Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries.

“Maturity Date” means the earliest of (i) March 2, 2023 and (ii) any date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Liability” has the meaning assigned to such term in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto; provided that, in the event the Mortgage shall be recorded in a jurisdiction which charges mortgage recording taxes, intangible taxes or documentary taxes or other similar taxes and/or charges, such Loan Party shall not be required to pay mortgage recording taxes, intangible taxes or documentary taxes or other similar taxes and/or charges beyond the amount that would entitle the Administrative Agent to recover under the applicable Mortgage an amount equal to the fair market value of the Material Real Property secured thereby.

“Mortgage Instruments” means such title reports, ALTA title insurance policies (with endorsements), evidence of zoning compliance, property insurance, flood certifications and, if any building located on the relevant real property is determined by the Federal Emergency Management Agency to be in a special flood hazard area, flood insurance (and, if applicable FEMA form acknowledgements of insurance), opinions of counsel, ALTA surveys, appraisals, environmental assessments and reports, mortgage tax affidavits and declarations and other similar information and related certifications as are requested by, and in form and substance reasonably acceptable to, the Administrative Agent from time to time.

“Multicurrency Swingline Loan” has the meaning assigned to such term in Section 2.06(b).

“Multicurrency Tranche Commitment” means, with respect to each Multicurrency Tranche Lender, the commitment, if any, of such Multicurrency Tranche Lender to make Multicurrency Tranche Revolving Loans and to acquire participations in Multicurrency Tranche Letters of Credit, Multicurrency Swingline Loans, Multicurrency Tranche Overadvances and Multicurrency Tranche Protective Advances hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.10, (b) increased from time to time pursuant to Section 2.10 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Multicurrency Tranche Lender’s Multicurrency Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption (or other documentation contemplated by this Agreement) pursuant to which such Multicurrency Tranche Lender shall have assumed its Multicurrency

Tranche Commitment, as applicable. The aggregate principal amount of the Multicurrency Tranche Commitments on the Effective Date is $40,000,000.

“Multicurrency Tranche Credit Event” means a Multicurrency Tranche Revolving Borrowing, the issuance of a Multicurrency Letter of Credit, an LC Disbursement with respect to a Multicurrency Tranche Letter of Credit, the making of a Swingline Loan, Overadvance or Protective Advance that the Multicurrency Tranche Lenders are required to participate in pursuant to Section 2.05 or 2.06, or any of the foregoing.

“Multicurrency Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Multicurrency Tranche Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements in respect of Multicurrency Tranche Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Multicurrency Tranche LC Exposure of any Multicurrency Tranche Lender at any time shall be its Multicurrency Tranche Percentage of the total Multicurrency Tranche LC Exposure at such time.

“Multicurrency Tranche Lender” means a Lender with a Multicurrency Tranche Commitment or holding Multicurrency Tranche Revolving Loans.

“Multicurrency Tranche Letter of Credit” means any letter of credit issued under the Multicurrency Tranche Commitments pursuant to this Agreement.

“Multicurrency Tranche Overadvance” has the meaning assigned to such term in Section 2.06(c).

“Multicurrency Tranche Overadvance Exposure” means, at any time, the aggregate principal amount of all outstanding Multicurrency Tranche Overadvances. The Multicurrency Tranche Overadvance Exposure of any Multicurrency Tranche Lender at any time shall be its Multicurrency Tranche Percentage of the total Multicurrency Tranche Overadvance Exposure at such time.

“Multicurrency Tranche Percentage” means the percentage equal to a fraction the numerator of which is such Lender’s Multicurrency Tranche Commitment and the denominator of which is the aggregate Multicurrency Tranche Commitments of all Multicurrency Tranche Lenders (if the Multicurrency Tranche Commitments have terminated or expired, the Multicurrency Tranche Percentages shall be determined based upon the Multicurrency Tranche Commitments most recently in effect, giving effect to any assignments); provided that in the case of Section 2.21 when a Defaulting Lender shall exist, any such Defaulting Lender’s Multicurrency Tranche Commitment shall be disregarded in the calculation.

“Multicurrency Tranche Protective Advance” has the meaning assigned to such term in Section 2.05.

“Multicurrency Tranche Protective Advance Exposure” means, at any time, the aggregate principal amount of all outstanding Multicurrency Tranche Protective Advances. The Multicurrency Tranche Protective Advance Exposure of any Multicurrency Tranche Lender at any time shall be its Multicurrency Tranche Percentage of the total Multicurrency Tranche Protective Advance Exposure at such time.

“Multicurrency Tranche Revolving Borrowing” means a Borrowing comprised of Multicurrency Tranche Revolving Loans.

“Multicurrency Tranche Revolving Exposure” means, with respect to any Multicurrency Tranche Lender at any time, and without duplication, the sum of (a) the Dollar Amount of the outstanding principal amount of such Lender’s Multicurrency Tranche Revolving Loans plus (b) the Dollar Amount of such Lender’s Multicurrency Tranche LC Exposure at such time plus (c) the Dollar Amount of such Lender’s Multicurrency Tranche Swingline Exposure plus (d) the Dollar Amount of such Lender’s Multicurrency Tranche Protective Advance Exposure plus (e) the Dollar Amount of such Lender’s Multicurrency Tranche Overadvance Exposure.

“Multicurrency Tranche Revolving Loan” means a Loan made by a Multicurrency Tranche Lender pursuant to Section 2.01. Each Multicurrency Tranche Revolving Loan shall be a Eurocurrency Revolving Loan denominated in an Agreed Currency.

“Multicurrency Tranche Swingline Exposure” means, at any time, the Dollar Amount of the aggregate principal amount of all outstanding Swingline Loans that the Multicurrency Tranche Lenders have purchased participations in pursuant to Section 2.06. The Multicurrency Tranche Swingline Exposure of any Multicurrency Tranche Lender at any time shall be its Multicurrency Tranche Percentage of the total Multicurrency Tranche Swingline Exposure at such time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent in its Permitted Discretion by an appraiser reasonably acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Non-U.S. Pension Plan” means any plan, scheme, fund (including any superannuation fund) or other similar program established, sponsored or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Company and its Subsidiaries to any of the Lenders, the Administrative Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred on any of the Letters of Credit or other instruments at any time evidencing any thereof.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).

“Original Currency” has the meaning assigned to such term in Section 2.19(a).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document or Letter of Credit.

“Overadvance” has the meaning assigned to such term in Section 2.06(c).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for overnight deposits of in the relevant currency as displayed on the applicable Thomson Reuters screen page (currently page LIBOR01 or LIBOR02 (as applicable)) (or, in the event such rate does not appear on a page of the Thomson Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, on such day; provided that, if the Overnight Foreign Currency Rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(b).

“Participant Register” has the meaning assigned to such term in Section 9.04(b).

“Participating Member State” means any member state of the European Community that has the euro as its lawful currency in accordance with legislation of the European Community relating to economic and monetary union.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Condition” means, with respect to any proposed designated action on any date, a condition that is satisfied if (a) both immediately before and immediately giving effect to the proposed designated action on such date, no Default or Event of Default shall have occurred and be continuing and (b) either (i) after giving effect to such proposed designated action as if it occurred on the first day of the applicable Pro Forma Period, the pro forma Availability shall be greater than the greater of $30,000,000 and 20% of the Aggregate Commitment at all times during such Pro Forma Period or (ii) both (x) after giving effect to such proposed designated action as if it occurred on the first day of such Pro Forma Period, the pro forma Availability shall be greater than the greater of $20,000,000 and 15% of the Aggregate Commitment at all times during such Pro Forma Period and (y) the Fixed Charge Coverage Ratio, computed on a pro forma basis for the period of four consecutive fiscal quarters ending on the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01, shall be greater than 1.10 to 1.00.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pensions Regulator” means the body corporate called the “Pensions Regulator,” established pursuant to Part I of the United Kingdom Pensions Act 2004.

“Permitted Acquisition” means any Acquisition by any Loan Party or Subsidiary in a transaction that satisfies each of the following requirements:

(a)    such Acquisition is not a Hostile Acquisition;

(b)    such Person or division or line of business is engaged in the same or a similar line of business as the Company or any of its Subsidiaries or any business activities reasonably related or ancillary thereto;

(c)    no Default exists at the time of such Acquisition or would result therefrom;

(d)    if such Acquisition constitutes a Material Acquisition, the Administrative Agent shall have received a description of the material terms of such Acquisition and the audited financial statements (or, if unavailable, such financial information as may be available to the Company or any of its Affiliates) of such Person or division or line of business of such Person for its two most recently ended fiscal years and for any fiscal quarters ended within the fiscal year to-date for which such financial statements are available;

(e)    if such Acquisition involves a merger, amalgamation or a consolidation involving the Company or any other Loan Party, the Company or a Loan Party, as applicable, shall be the surviving entity in compliance with Section 6.03 (subject to any grace periods specified in Section 5.14); and

(f)    the Company shall have delivered to the Administrative Agent final executed material documentation relating to such Acquisition promptly after request therefor by the Administrative Agent.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a)    Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;

(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)    deposits to secure the performance of bids, trade contracts, government contracts, leases, statutory or regulatory obligations, surety, customs and appeal bonds, performance and return of money bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)    judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary; and

(g)    Liens solely on cash earnest money deposits made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)    investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)    investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any Lender, or by any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)    money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f)    in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

“Permitted Surviving Debt” means (i) purchase money Indebtedness, capital leases and equipment financings of the Company and its subsidiaries (including, without limitation, Taylor Precision and its subsidiaries) that will remain outstanding following the Effective Date, (ii) intercompany Indebtedness among the Company and its subsidiaries (including, without limitation,

Taylor Precision and its subsidiaries), (iii) any Indebtedness specifically contemplated by the Taylor Precision Merger Agreement, as in effect on December 22, 2017, to remain outstanding following the Effective Date and (iv) other Indebtedness that is permitted to be outstanding following the Effective Date by the terms hereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Prepayment Event” means:

(a)    any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset included in any Borrowing Base pursuant to Section 6.05(g); provided that, with respect to this clause (a), no proceeds shall constitute Net Proceeds in any fiscal year unless and until the aggregate amount of all Net Proceeds in such fiscal year exceeds $5,000,000; or

(b)    any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset included in any Borrowing Base with a fair market value immediately prior to such event equal to or greater than $5,000,000.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal offices in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Period” means the period commencing ninety (90) days prior to the date of any proposed designated action and ending on the date of such proposed designated action.

“Projections” has the meaning assigned to such term in Section 5.01(f).

“Protected Party” means any Credit Party that is or will be subject to any liability or required to make any payment for or on account of U.K. Tax, in relation to a sum received or receivable (or any sum deemed for the purposes of U.K. Tax to be received or receivable) under any Loan Document or Letter of Credit.

“Protective Advances” means, collectively, Dollar Tranche Protective Advances and Multicurrency Tranche Protective Advances.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other Person as constitutes an ECP and can cause another Person to qualify as an ECP at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means Equity Interests of the Company other than Disqualified Equity Interests.

“Qualifying Lender” means:

(i) a Lender (other than a Lender within clause (ii) below) that is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(a) a	Lender:

(1)	which is a bank (as defined for the purpose of Section 879 of the ITA) making an advance under a Loan Document; or

(2)	in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of Section 879 of the ITA) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance (or would be within such charge as respects such payments apart from Section 18A of the Corporation Tax Act 2009); or

(b) a	Lender which is:

(1) a	company resident in the United Kingdom for United Kingdom tax purposes; or

(2) a	partnership each member of which is:

(x)	a company so resident in the United Kingdom; or

(y)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of Section 19 of the Corporation Tax Act 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the Corporation Tax Act 2009; or

(3)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning given by Section 19 of the Corporation Tax Act 2009); or

(c) a	Treaty Lender; or

(ii) a building society (as defined for the purpose of Section 880 of the ITA) making an advance under a Loan Document.

“Quotation Day” means, with respect to any Eurocurrency Borrowing for any Interest Period, (i) if the currency is Pounds Sterling, the first day of such Interest Period, (ii) if the currency is euro, the day that is two (2) TARGET2 Days before the first day of such Interest Period, and (iii) for any other currency, two (2) Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the LIBO Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) supplied to the Administrative Agent at its request by the Reference Banks (as the case may be) as of the applicable time on the Quotation Day (or such other applicable day, in the case of Overnight Foreign Currency Rate Borrowings) for Loans in the applicable currency and the applicable Interest Period (if any) as the rate at which the relevant Reference Bank could borrow funds in the London (or other applicable) interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period.

“Reference Banks” means such banks as may be appointed by the Administrative Agent in consultation with the Company. No Lender shall be obligated to be a Reference Bank without its consent.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness shall not exceed the original principal amount (or accreted value, if applicable) of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and any reasonable fees, premium and expenses relating to such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control, fundamental change, or upon conversion or exchange in the case of convertible or exchangeable Indebtedness or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to (i) if such Refinancing Indebtedness is secured on a pari passu basis with the Revolving Loans, the maturity of such Original Indebtedness or (ii) otherwise, the date that is ninety one (91) days after the Maturity Date; (d) the Weighted Average Life to Maturity of such Refinancing Indebtedness shall be longer than the Weighted Average Life to Maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing; (e) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary, in each case that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the

Original Indebtedness) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of any Borrower if such Borrower shall not have been an obligor in respect of such Original Indebtedness, and, in each case, shall constitute an obligation of such Subsidiary or of such Borrower only to the extent of their obligations in respect of such Original Indebtedness; (f) if such Original Indebtedness shall have been subordinated to the Obligations, such Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders; (g) if secured by the Collateral on a junior lien basis or if unsecured, such Refinancing Indebtedness does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control, fundamental change, customary asset sale or event of loss mandatory offers to purchase and customary acceleration rights after an event of default and, for the avoidance of doubt, rights to convert or exchange in the case of convertible or exchangeable Indebtedness) prior to the latest maturity date of the Indebtedness being refinanced, (h) such Refinancing Indebtedness does not contain covenants, events of default and other terms customary for similar Indebtedness in light of then-prevailing market conditions that, when taken as a whole (other than interest rates, rate floors, fees and optional prepayment or redemption premiums), are more favorable (as reasonably determined by the Borrower Representative in good faith) to the lenders, holders or investors, as the case may be, providing such Refinancing Indebtedness than those applicable to the relevant Original Indebtedness (provided that a certificate of a Financial Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Refinancing Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Refinancing Indebtedness or drafts of the material definitive documentation relating thereto, stating that the Borrower Representative has determined in good faith that such terms and conditions satisfy the requirement of this clause (h) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower Representative within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)), and (i) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent (and, if such Original Indebtedness is subject to an Intercreditor Agreement, such Refinancing Indebtedness shall, if secured, be subject to an Intercreditor Agreement).

“Register” has the meaning set forth in Section 9.04.

“Regulation” means the Council of the European Union Regulations No. 1346/2000 on Insolvency Proceedings.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Rent Reserve” with respect to any store, warehouse distribution center, regional distribution center or depot where any Inventory subject to Liens arising by operation of law is located, a reserve equal to two (2) months’ rent (in relation to Inventory of the Domestic Loan Parties) and three (3) months’ rent (in relation to Inventory of the Foreign Loan Parties) at such store, warehouse distribution center, regional distribution center or depot.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders having Revolving Exposures and unused Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure and unused Commitments at such time.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, Rent Reserves, U.K. Priority Payable Reserves, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Agreement Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, unindemnified or underindemnified liabilities or potential liabilities with respect to any litigation, reserves for extended or extendable retention of title over Accounts and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.

“Responsible Officer” means the chief executive officer, president, general counsel, a Financial Officer, or a member of the senior management team of the Company or any other Person designated by any such Person in writing to the Administrative Agent and reasonably acceptable to the Administrative Agent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or any Subsidiary.

“Revolving Exposure” means, with respect to any Lender at any time and without duplication, the sum of (a) the Dollar Amount of the outstanding principal amount of such Lender’s Dollar Tranche Revolving Loans, Multicurrency Tranche Revolving Loans, its LC Exposure and its Swingline Exposure at such time, plus (b) an amount equal to its Applicable Percentage of the Dollar Amount of the aggregate principal amount of Protective Advances outstanding at such time plus (c) an amount equal to its Applicable Percentage of the Dollar Amount of the aggregate principal amount of Overadvances outstanding at such time.

“Revolving Exposure Limitations” has the meaning set forth in Section 2.01.

“Revolving Loan” means a Loan made by a Lender pursuant to Section 2.01.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) an amount equal to (i) Consolidated Total Secured Indebtedness, as of the last day of the Test Period ending on or prior to such date of determination minus (ii) the aggregate amount of unrestricted and unencumbered cash and Permitted Investments included in the consolidated balance sheet of the Company and its subsidiaries as of such date, which aggregate amount shall be determined without giving pro forma effect to the proceeds of Indebtedness incurred on such date to (b) EBITDA of the Company and its Subsidiaries for such Test Period.

“Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Agreement Obligations owing to one or more Secured Parties or their respective Affiliates; provided that, the definition of “Secured Obligations” shall not create any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“Secured Parties” means the holders of the Secured Obligations from time to time and shall include (i) each Lender and the Issuing Bank in respect of its Loans and LC Exposure respectively, (ii) the Administrative Agent, the Issuing Bank and the Lenders in respect of all other present and future obligations and liabilities of the Company and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Lender and Affiliate of such Lender in respect of Swap Agreement Obligations and Banking Services Obligations owed to such Person by the Company or any Subsidiary, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Company or any Subsidiary to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Security Agreement” means the Domestic Security Agreement or any Foreign Security Agreement.

“Senior Indebtedness” means, at any time, the aggregate principal amount of all Indebtedness (other than Subordinated Indebtedness) of the Company and its Subsidiaries at such time, determined on a consolidated basis in accordance with GAAP.

“Settlement” has the meaning assigned to such term in Section 2.06(e).

“Settlement Date” has the meaning assigned to such term in Section 2.06(e).

“Specified Representations” means the representations and warranties set forth in Sections 3.01(a)(i), 3.01(a)(iii), 3.02, 3.03(b) (solely with respect to no violation of the charter, by-laws or other organizational documents of the Company or any other Loan Party), 3.08, 3.13(a), 3.17, 3.18 (subject to the Limited Conditionality Provision) and 3.21 of this Agreement.

“Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding standby Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations.

“Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Company or a Loan Party, as applicable.

“Supermajority Lenders” means, at any time, Lenders having Revolving Exposures and unused Commitments representing at least 66 2/3% of the sum of the Aggregate Revolving Exposure and unused Commitments at such time.

“Supply Recipient” has the meaning assigned to such term in Section 2.18A(s).

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swap Obligation” means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Swingline Exposure” means, at any time, the aggregate principal amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as lender of Swingline Loans hereunder.

“Swingline Loans” means, collectively, Dollar Swingline Loans and Multicurrency Swingline Loans.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“TARGET2 Day” means a day that TARGET2 is open for the settlement of payments in euro.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership each member of which is:

(A) a company so resident in the United Kingdom; or

(B) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of Section 19 of the Corporation Tax Act 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the Corporation Tax Act 2009; or

(iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of Section 19 of the Corporation Tax Act 2009) of that company.

“Tax Credit” means a credit against, relief of remission for or repayment of any U.K. Tax.

“Tax Deduction” means a deduction or withholding for or on account of U.K. Tax from a payment under any Loan Document or Letter of Credit.

“Tax Payment” means either an increased payment made by a Loan Party to a Lender under Section 2.18A(d) or a payment under Section 2.18A(k).

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto but excluding U.K. Tax.

“Taylor Precision” means Taylor Holdco, LLC, a Delaware limited liability company.

“Taylor Precision Acquisition” means the acquisition of all of the outstanding Equity Interests of Taylor Precision by the Company pursuant to the Taylor Precision Merger Agreement.

“Taylor Precision Merger Agreement” means the Agreement and Plan of Merger, dated as of December 22, 2017, by and among the Company, as buyer, TPP Acquisition I Corp., as merger sub, TPP Acquisition II LLC, as buyer survivor LLC, Taylor Precision, as the company, Taylor Parent, LLC, as seller, and, solely for purposes of certain provisions thereof, CP Taylor GP, LLC.

“Taylor Precision Merger Agreement Representations” means such of the representations made by or on behalf of Taylor Precision in the Taylor Precision Merger Agreement as are material to the interests of the Lenders, but only to the extent that the accuracy of any such representation is a condition to the Company’s (or any of its affiliates’) obligations to close the Taylor Precision Acquisition under the Taylor Precision Merger Agreement or the Company (or any of its affiliates) has the right to terminate the Company’s (or any of its affiliates’) obligations under the Taylor Precision Merger Agreement or decline to consummate the Taylor Precision Acquisition as a result of a breach of such representations in the Taylor Precision Merger Agreement.

“Term Loan Agent” means JPMCB, in its capacity as administrative agent under the Term Loan Agreement (or any successor agent thereunder or under any replacement thereof).

“Term Loans” has the meaning assigned to it in the Term Loan Agreement (as in effect on the Effective Date).

“Term Loan Agreement” means that certain Loan Agreement, dated as of the Effective Date, among Lifetime Brands, Inc., as borrower, the other loan parties from time to time party thereto, the

Term Loan Agent and the lenders from time to time party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time and as replaced or refinanced in whole or in part (whether with the same group of lenders or a different group of lenders) in accordance with the terms hereof and of the ABL/Term Loan Intercreditor Agreement.

“Term Loan Documents” means, collectively, the Term Loan Agreement and all other agreements, instruments, documents and certificates executed and/or delivered in connection therewith, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and of the ABL/Term Loan Intercreditor Agreement.

“Term Loan Facility” means the term loan facility incurred pursuant to the terms of the Term Loan Agreement.

“Term Loan Obligations” means the Indebtedness and other obligations of the Company and its Subsidiaries under the Term Loan Documents.

“Test Period” means, for any date of determination under this Agreement, a single period consisting of the most recent four consecutive fiscal quarters of the Company for which financial statements have been required to be delivered pursuant to Section 5.01(a), Section 5.01(b) or Section 5.01(c), as applicable (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a), 5.01(b) or 5.01(c), the most recent financial statements referred to in Section 3.04(a)).

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) an amount equal to Consolidated Total Indebtedness, as of the last day of the Test Period on or prior to such date of determination, to (b) EBITDA of the Company and its Subsidiaries for such Test Period.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) an amount equal to (i) Consolidated Total Indebtedness, as of the last day of the Test Period ending on or prior to such date of determination minus (ii) the aggregate amount of unrestricted and unencumbered cash and Permitted Investments included in the consolidated balance sheet of the Company and its subsidiaries as of such date, which aggregate amount shall be determined without giving pro forma effect to the proceeds of Indebtedness incurred on such date to (b) EBITDA of the Company and its Subsidiaries for such Test Period.

“Tranche” means a category of Commitments and extensions of credit thereunder. For purposes hereof, each of the following comprises a separate Tranche: (a) Multicurrency Tranche Commitments, Multicurrency Tranche Revolving Loans, Multicurrency Tranche Letters of Credit, and any Swingline Loans, Overadvances and Protective Advances made under the Multicurrency Tranche Commitments and (b) Dollar Tranche Commitments, Dollar Tranche Revolving Loans, Dollar Tranche Letters of Credit and any Swingline Loans, Overadvances and Protective Advances made under the Dollar Tranche Commitments.

“Transaction Costs” means any fees or expenses incurred or paid by the Company or any Subsidiary in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the granting of Liens by the Loan Parties under the Loan Documents, (b) the execution, delivery and performance by the Loan Parties of the Term Loan Documents to which they are a party, the borrowing of loans thereunder, the use of the proceeds thereof and the granting of Liens by the Loan Parties under the Term Loan Documents, (c) the consummation of the Taylor Precision Acquisition and the other transactions contemplated by the Taylor Precision Merger Agreement, (d) the termination and cancellation of the Existing Credit Agreement and the repayment of Indebtedness thereunder, (e) the refinancing of certain Indebtedness of Taylor Precision and its subsidiaries on the Effective Date, including the termination and cancellation of the Existing Taylor Precision Credit Agreement and the Existing Taylor Precision Note Purchase Agreement and the repayment of Indebtedness thereunder, (f) the consummation of any other transactions in connection with the foregoing and (g) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Treaty Lender” means a Lender which:

(i) is treated as a resident of a Treaty State for the purposes of a Treaty; and

(ii) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Overnight Foreign Currency Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“U.K. Insolvency Event” means:

(a)    a U.K. Relevant Entity is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; provided, however, that for purposes of determining any “deemed” insolvency, the threshold amount of $500,000 shall be substituted for £750 or such other amount as would otherwise apply under applicable Requirements of Law in the United Kingdom;

(b)    the value of the assets of any U.K. Relevant Entity (on a consolidated basis with its subsidiaries), is less than its liabilities (taking into account contingent and prospective liabilities);

(c)    a moratorium is declared in respect of any indebtedness of any U.K. Relevant Entity; provided that, if a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by such moratorium;

(d)    any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)    the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any U.K. Relevant Entity;

(ii)    a composition, compromise, assignment or arrangement with any creditor of any U.K. Relevant Entity;

(iii)    the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any U.K. Relevant Entity, or any of its assets; or

(iv)    enforcement of any Lien over any material assets of any U.K. Relevant Entity,

or any analogous procedure or step is taken in any jurisdiction, save that this paragraph (d) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of notice thereof to any U.K. Relevant Entity or any U.K. Relevant Entity otherwise becoming aware of the same; or

(e)    any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a U.K. Relevant Entity, in each such case, such that any such actions or process described in this clause (e) could reasonably be expected to result in a Material Adverse Effect.

“U.K. Loan Party” means each Loan Party that is organized under the laws of England and Wales.

“U.K. Priority Payable Reserves” means, collectively, Reserves for amounts which rank or are capable of ranking in priority to the Liens granted to the Administrative Agent in the U.K. to secure the Foreign Secured Obligations, including without limitation the prescribed part of each U.K. Loan Party’s net property that would be made available for the satisfaction of its unsecured liabilities pursuant to §176A of the United Kingdom Insolvency Act 1986, as amended, and Reserves with respect to liabilities of each U.K. Loan Party which constitute preferential debts pursuant to §386 of the United Kingdom Insolvency Act 1986, as amended.

“U.K. Relevant Entity” means any U.K. Loan Party or any Loan Party capable of becoming subject of an order for winding-up or administration under the Insolvency Act 1986 of the United Kingdom.

“U.K. Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed by the government of the United Kingdom or any political subdivision thereof.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee and any indemnity obligations under the Loan Documents that are not then due and payable or for which any claims that would give rise thereto are not then pending) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S.” means the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“VAT” means (i) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (ii) any other tax of a similar nature whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (i) hereof, or imposed elsewhere.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d)

the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations.

(a)    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (x) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (y) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (ii) any obligations relating to a lease that was accounted for as an operating lease as of the Effective Date and any similar lease entered into after the Effective Date shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations.

(b) All pro forma computations required to be made hereunder giving effect to any acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated after giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder, to determine whether such acquisition, disposition, issuance, incurrence or assumption of Indebtedness or other transaction is permitted to be consummated hereunder) immediately after giving effect to such acquisition, disposition, issuance, incurrence or assumption of Indebtedness or other transaction consummated since the first day of the period for which such pro forma computation is being made and on or prior to the date of such computation, as if such transaction had occurred on the first day of the most recent Test Period, and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of (but without giving effect to any synergies or cost savings, except as set forth in the definition of “EBITDA”) and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period for which such pro forma computation is being made (taking into account any Swap Agreement applicable to such Indebtedness).

SECTION 1.05. Status of Obligations.    In the event that the Company or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Company shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and, subject to Section 8.09(b), to exercise, any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such other Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Administrative Agent and the Lenders may have and, subject to Section 8.09(b), may exercise, any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

ARTICLE II

The Credits

SECTION 2.01. Commitments.    Subject to the terms and conditions set forth herein, (x) each Dollar Tranche Lender (severally and not jointly) agrees to make Dollar Tranche Revolving Loans from time to time during the Availability Period to the Borrowers in Dollars, and (y) each Multicurrency Tranche Lender (severally and not jointly) agrees to make Multicurrency Tranche Revolving Loans from time to time during the Availability Period to the Borrowers in Agreed Currencies, if, in each case, after giving effect thereto:

(i) the Dollar Tranche Revolving Exposure of each Dollar Tranche Lender would not exceed such Dollar Tranche Lender’s Dollar Tranche Commitment;

(ii) the Multicurrency Tranche Revolving Exposure of each Multicurrency Tranche Lender would not exceed such Multicurrency Tranche Lender’s Multicurrency Tranche Commitment;

(iii) the aggregate Domestic Borrowers Revolving Exposures of all Lenders would not exceed an amount equal to (x) the Domestic Borrowing Base minus (y) the Foreign Borrowers Utilization; and

(iv) the aggregate Foreign Borrowers Revolving Exposures of all Lenders would not exceed an amount equal to (x) the sum of the Domestic Borrowing Base plus the Foreign Borrowing Base minus (y) the aggregate Domestic Borrowers Revolving Exposures of all Lenders;

subject, in each case, to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Sections 2.05 and 2.06. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. The limitations on Borrowings referred to in clauses (i) through (iv) above are referred to collectively as the “Revolving Exposure Limitations”.

SECTION 2.02. Loans and Borrowings.    (a)    Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Protective Advance, any Overadvance and any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05 and 2.06.

(b) Subject to Section 2.15, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans, as the relevant Borrower may request in accordance herewith; provided that, each ABR Revolving Loan shall only be made in Dollars to the Domestic Borrowers pursuant to the Dollar Tranche Commitments. Each Dollar Swingline Loan made on behalf of the Dollar Tranche Lenders shall be an ABR Loan and each Multicurrency Swingline Loan shall be an Overnight Foreign Currency Rate Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.15, 2.16, 2.17 and 2.18 shall apply to such Affiliate to the same extent as to such Lender; provided that, no such Affiliate shall be entitled to receive any greater payment under any such Section than its affiliated Lender would have been entitled to receive); provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 (or, if such Borrowing is denominated in a Foreign Currency, 500,000 units of such currency) and not less than $2,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 2,000,000 units of such currency, unless such currency is Pounds Sterling, in which case the minimum amount shall be 500,000 units). ABR Revolving Borrowings may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurocurrency Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings.    To request a Borrowing, the applicable Borrower, or the Borrower Representative on behalf of the applicable Borrower, shall notify the Administrative Agent of such request (a) (i) in the case of a Eurocurrency Borrowing denominated in Dollars, by telephone or by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower, or the Borrower Representative on behalf of the applicable Borrower) not later than 11:00 a.m., Local Time, three (3) Business Days before the date of the proposed Borrowing and (ii) in the case of a Eurocurrency Borrowing denominated in a Foreign Currency, by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower, or the Borrower Representative on behalf of the applicable Borrower), not later than 11:00 a.m., Local Time, four (4) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, by telephone or written notice not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.07(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and, in the case of a telephonic Borrowing Request, shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower, or the Borrower Representative on behalf of the applicable Borrower; provided, however, that notwithstanding anything to the contrary in this Agreement, any Borrowing Request made prior to the Effective Date shall be conditioned upon the effectiveness of the Taylor Precision Acquisition, and may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the Effective Date) if such condition is not satisfied. Each such telephonic or written Borrowing Request shall specify the following information:

(i) the aggregate amount of the requested Borrowing and the applicable Borrower;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Eurocurrency Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the Funding Account (or other account acceptable to the Administrative Agent) to which funds are to be disbursed, which shall comply with the requirements of Section 2.08.

If no election as to the Type of Borrowing is specified, then, in the case of a Borrowing denominated in Dollars, the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:

(a) each Eurocurrency Borrowing as of the date two (2) Business Days prior to (i) the date of such Borrowing and (ii) the date of conversion/continuation of any Borrowing as a Eurocurrency Borrowing;

(b) the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit; and

(c) all outstanding Credit Events on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day.

SECTION 2.05. Protective Advances. (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make (i) Revolving Loans in Dollars to any Borrower on behalf of the Dollar Tranche Lenders (each such Loan, a “Dollar Tranche Protective Advance”) or (ii) Revolving Loans in any Agreed Currency to any Borrower on behalf of the Multicurrency Tranche Lenders (each such Loan, a “Multicurrency Tranche Protective Advance”), which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Revolving Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the applicable Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents; provided that, (A) the aggregate Dollar Tranche Revolving Exposures of all Lenders shall not at any time exceed the aggregate Dollar Tranche Commitments of all Dollar Tranche Lenders, (B) the Dollar Amount of the aggregate Multicurrency Tranche Revolving Exposures of all Lenders shall not at any time exceed the aggregate Multicurrency Tranche Commitments of all Multicurrency Tranche Lenders and (C) the Dollar Amount of the aggregate principal amount of all outstanding Protective Advances shall not exceed an amount equal to 10% of the Aggregate Commitment at such time. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances made to any Domestic Borrower in Dollars shall be ABR Revolving Borrowings and all Protective Advances made to any Domestic Borrower in any Foreign Currency or to any Foreign Subsidiary Borrower in any Agreed Currency shall be Overnight Foreign Currency Rate Revolving Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by 100% of the Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability, and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.05(b).

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Dollar Tranche Lender or Multicurrency Tranche Lender, as applicable, shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

SECTION 2.06. Swingline Loans and Overadvances.

(a) The Administrative Agent, the Swingline Lender and the Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after any Domestic Borrower requests an ABR Revolving Borrowing in Dollars from the Dollar Tranche Lenders, the Swingline Lender may elect to have the terms of this Section 2.06(a) apply to such Borrowing Request by advancing, on behalf of the Dollar Tranche Lenders and in the amount requested, same day funds to such Domestic Borrower on the applicable Borrowing date to the applicable Funding Account (each such Loan made solely by the Swingline Lender pursuant to this Section 2.06(a) is referred to in this Agreement as a “Dollar Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.06(e). Each Dollar Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Revolving Loans funded by the Dollar Tranche Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. In addition, each Domestic Borrower hereby authorizes the Swingline Lender to, and the Swingline Lender shall, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 2:00 p.m.,

New York City time, on each Business Day, make available to such Domestic Borrower by means of a credit to the applicable Funding Account, the proceeds of a Dollar Swingline Loan to the extent necessary to pay items to be drawn on any Controlled Disbursement Account that day (as determined based on notice from the Administrative Agent). The Dollar Amount of the aggregate amount of Dollar Swingline Loans and Multicurrency Swingline Loans outstanding at any time shall not exceed $15,000,000. The Swingline Lender shall not make any Dollar Swingline Loan if, after giving effect thereto, the Borrowers would not be in compliance with the Revolving Exposure Limitations. All Dollar Swingline Loans shall be ABR Borrowings.

(b) The Administrative Agent, the Swingline Lender and the Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after any Borrower requests a Eurocurrency Revolving Borrowing in any Agreed Currency from the Dollar Tranche Lenders or the Multicurrency Tranche Lenders, the Swingline Lender may elect to have the terms of this Section 2.06(b) apply to such Borrowing Request by advancing, on behalf of the Dollar Tranche Lenders or the Multicurrency Tranche Lenders, as applicable, and in the amount and Agreed Currency requested, same day funds to such Borrower on the applicable Borrowing date to the applicable Funding Account (each such Loan made solely by the Swingline Lender pursuant to this Section 2.06(b) is referred to in this Agreement as a “Multicurrency Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.06(e). Each Multicurrency Swingline Loan shall be subject to all the terms and conditions applicable to other Revolving Loans funded by the Dollar Tranche Lenders or the Multicurrency Tranche Lenders, as applicable, except that all payments thereon shall be payable to the Swingline Lender solely for its own account and interest shall accrue thereon at the rate applicable to Overnight Foreign Currency Rate Revolving Loans. The Dollar Amount of the aggregate amount of Dollar Swingline Loans and Multicurrency Swingline Loans outstanding at any time shall not exceed $15,000,000. The Swingline Lender shall not make any Multicurrency Swingline Loan if, after giving effect thereto, the Borrowers would not be in compliance with the Revolving Exposure Limitations. All Multicurrency Swingline Loans shall be Overnight Foreign Currency Rate Borrowings.

(c) Any provision of this Agreement to the contrary notwithstanding, at the request of any Borrower, the Administrative Agent may in its sole discretion (but with absolutely no obligation), make Dollar Tranche Revolving Loans (each such Loan, a “Dollar Tranche Overadvance”) or Multicurrency Tranche Revolving Loans (each such Loan, a “Multicurrency Tranche Overadvance”; Dollar Tranche Overadvances and Multicurrency Tranche Overadvances are collectively referred to herein as “Overadvances”) in any Agreed Currency to such Borrower, on behalf of the Dollar Tranche Lenders or Multicurrency Tranche Lenders, as applicable, in amounts that exceed the Availability; provided that, no Overadvance shall result in a Default due to any Borrower’s failure to comply with the Revolving Exposure Limitations for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the condition precedent set forth in Section 4.02(c) has not been satisfied. All Overadvances made to any Domestic Borrower and denominated in Dollars shall be ABR Borrowings, and all Overadvances made to any Domestic Borrower in any Foreign Currency or to any Foreign Subsidiary Borrower in any Agreed Currency shall be Overnight Foreign Currency Rate Borrowings. The authority of the Administrative Agent to make Overadvances is limited at any time to an aggregate amount not to exceed an amount equal to 10% of the Aggregate Commitment at such time, no Overadvance may remain outstanding for more than thirty (30) days, no Overadvance shall cause any Lender’s Dollar Tranche Revolving Exposure to exceed its Dollar Tranche Commitment, and no Overadvance shall cause any Lender’s Multicurrency Tranche Revolving Exposure to exceed its Multicurrency Tranche Commitment; provided that, the Required Lenders may at any time revoke the Administrative Agent’s authorization to make

Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(d) Upon the making of a Swingline Loan or an Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan or Overadvance), each Dollar Tranche Lender or Multicurrency Tranche Lender, as applicable, shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Overadvance in proportion to its Multicurrency Tranche Percentage or Dollar Tranche Percentage, as applicable. The Swingline Lender or the Administrative Agent may, at any time, require the Lenders to fund their participations. From and after the date, if any, on which any Lender is required to fund its participation in any Swingline Loan or Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.

(e) The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the applicable Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 1:00 p.m., Local Time (i) on the date of such requested Settlement (the “Settlement Date”), with respect to Swingline Loans and Overadvances denominated in Dollars and (ii) three (3) Business Days prior to the Settlement Date, with respect to Multicurrency Swingline Loans or Overadvances denominated in any Foreign Currency (or on the Settlement Date, if a Default or Event of Default has occurred and is continuing). Each applicable Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 3:00 p.m., Local Time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Lenders (which shall be an ABR Loan, in the case of any Swingline Loan or Overadvance made to any Domestic Borrower and denominated in Dollars, and a Eurocurrency Revolving Loan in the relevant Agreed Currency with an Interest Period of one week, in the case of any Multicurrency Swingline Loan or Overadvance made to any Domestic Borrower in a Foreign Currency or to a Foreign Subsidiary Borrower denominated in any Agreed Currency), and shall no longer constitute a Swingline Loan or Overadvance, as applicable. If any such amount is not transferred to the Administrative Agent by any applicable Lender on such Settlement Date, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.08.

SECTION 2.07. Letters of Credit.    (a) General.    Subject to the terms and conditions set forth herein, any Borrower may request the issuance of Dollar Tranche Letters of Credit for its own account and any Borrower may request Multicurrency Tranche Letters of Credit for its own account, in each case, denominated in Agreed Currencies as the applicant thereof for the support of its or its Subsidiaries’ obligations in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period; provided that Dollar Tranche Letters of Credit shall only be available in Dollars. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The letters of credit identified on Schedule 2.07 (the “Existing Letters of Credit”) shall be deemed to be “Letters of Credit” issued on the Effective Date for all purposes of the Loan Documents. Each Domestic Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this paragraph, the Domestic Borrowers will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.13(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (each Domestic Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such a Subsidiary that is an account party in respect of any such Letter of Credit). Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of, but in any event no less than three (3) Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, whether such Letter of Credit is a Dollar Tranche Letter of Credit or Multicurrency Tranche Letter of Credit, the currency in which such Letter of Credit is to be denominated (if such Letter of Credit is not a Dollar Tranche Letter of Credit), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the applicable Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) subject to Sections 2.04 and 2.12(b), the Dollar Amount of the LC Exposure with respect to all Letters of Credit issued for the account of the Domestic Borrowers shall not exceed $30,000,000, (ii) subject to Sections 2.04 and 2.12(b), the Dollar Amount of the Standby LC Exposure with respect to all Letters of Credit issued for the account of the Domestic Borrowers shall not exceed $15,000,000, (iii) subject to Sections 2.04 and 2.12(b), the Dollar Amount of the LC Exposure with respect to all Letters of Credit issued for the account of the Foreign Subsidiary Borrowers shall not exceed $10,000,000, and (iv) the Borrowers shall be in compliance with the Revolving Exposure Limitations.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or any Lender in respect of the Tranche under which such Letter of Credit is issued (each such Lender, an “Applicable Lender”), the Issuing Bank hereby grants to each Applicable Lender, and each Applicable Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Applicable Lender’s Applicable Percentage of the aggregate Dollar Amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Applicable Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Applicable Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent, in such Agreed Currency as was paid by the Issuing Bank unless otherwise agreed by the Issuing Bank and the Company, an amount equal to such LC Disbursement not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 12:00 noon, Local Time, on the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than the Dollar Amount of $1,000,000, the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.06 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in a Dollar Amount equal to the amount of such LC Disbursement and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If any Borrower fails to make such payment when due, the Administrative Agent shall notify each Applicable Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Applicable Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from such Borrower, in the same manner as provided in Section 2.08 with respect to Loans made by such Lender (and Section 2.08 shall apply, mutatis mutandis, to the payment obligations of the Applicable Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Applicable Lenders. Promptly following receipt by the Administrative Agent of any payment from any Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Applicable Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by an Applicable Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve any Borrower of its obligation to reimburse such LC Disbursement. If any Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, the Issuing Bank or any Multicurrency Tranche Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, such Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the Issuing Bank or the relevant Multicurrency Tranche Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in Dollars, in an amount equal to the Equivalent Amount, calculated using the applicable Exchange Rates, on the date such LC Disbursement is made, of such LC Disbursement.

(f) Obligations Absolute. Each Borrower’s obligation to reimburse its respective LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the applicable Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve any Borrower of its obligation to reimburse the Issuing Bank and the Applicable Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless a Borrower shall reimburse such LC Disbursement in full when such reimbursement is due pursuant to paragraph (e) of this Section, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that a Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Rate with respect to Overnight Foreign Currency Rate Loans); provided that, if any Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.14(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Applicable Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Applicable Lender to the extent of such payment.

(i) Replacement of the Issuing Bank.

(i) The Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, each applicable Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.13(b). From and after the effective date of any such replacement, (A) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (B) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii) Subject to the appointment and acceptance of a successor Issuing Bank, the Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Company and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.07(i) above.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that any Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an aggregate amount in cash equal to 105% of the Dollar Amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that any Borrower is not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. For the purposes of this paragraph, the Foreign Currency LC Exposure shall be calculated using the applicable Exchange Rate on the date notice demanding cash collateralization is delivered to any applicable Borrower. Each applicable Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.12(b). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations or Foreign Secured Obligations (as applicable). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Company hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations or Foreign Secured Obligations (as applicable). If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three (3) Business Days after all Events of Default have been cured or waived. Notwithstanding anything in this Agreement to the contrary, cash collateral provided by any Foreign Subsidiary Borrower shall be used solely to pay the Foreign Secured Obligations.

(k) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

SECTION 2.08. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars, by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in a Foreign Currency, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency and at such Eurocurrency Payment Office for such currency in an amount equal to such Lender’s Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.06. The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to the applicable Funding Account (or other account acceptable to the Administrative Agent); provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.07(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance or an Overadvance shall be retained by the Administrative Agent.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.09. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, a Borrower, or the Borrower Representative on its behalf, shall notify the Administrative Agent of such election ((i) by telephone or irrevocable written notice, in the case of a Borrowing by a Domestic Borrower denominated in Dollars or (ii) by irrevocable written notice (via an Interest Election Request in a form approved by the Administrative Agent and signed by such Borrower, or the Borrower Representative on its behalf), in the case of a Borrowing denominated in a Foreign Currency by any Domestic Borrower and in the case of any Borrowing (whether denominated in Dollars or Foreign Currency) by any Foreign Subsidiary Borrower) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the relevant Borrower, or the Borrower Representative on its behalf. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing by a Domestic Borrower denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in a Foreign Currency, and in the case of any Borrowing by any Foreign Subsidiary Borrower, in respect of which the applicable Borrower shall have failed to deliver an Interest Election Request prior to the third (3rd) Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.12. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing by a Domestic Borrower denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Borrowing denominated in a Foreign Currency, and each Borrowing by a Foreign Subsidiary Borrower, shall automatically be continued as a Eurocurrency Borrowing with an Interest Period of one month.

SECTION 2.10. Termination and Reduction of Commitments; Increase in Commitments. (a) Unless previously terminated, all Commitments shall terminate on the Maturity Date.

(b) The Company may at any time terminate the Commitments upon (i) the payment in full of all outstanding Revolving Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back up standby letter of credit reasonably satisfactory to the Administrative Agent) equal to 105% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees and (iv) the payment in full of all reimbursable expenses and other Obligations, together with accrued and unpaid interest thereon.

(c) The Company may from time to time reduce the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $5,000,000 and (ii) the Company shall not reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Borrowers would not be in compliance with the Revolving Exposure Limitations.

(d) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(e) The Company shall have the right to increase the total Dollar Tranche Commitments and/or the total Multicurrency Tranche Commitments by obtaining additional Commitments, either from one or more of the Lenders or another lending institution (other than an Ineligible Institution); provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000, (ii) the Company may make a maximum of five (5) such requests, (iii) after giving effect thereto, the sum of the total of the Commitments does not exceed $200,000,000, (iv) the Administrative Agent has approved the identity of any such new Lender, such approval not to be unreasonably withheld, (v) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (vi) the procedures described in Section 2.10(f) have been satisfied. Nothing contained in this Section 2.10 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.

(f) Any amendment hereto for such an increase or addition shall be in form and substance reasonably satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and the Lender(s) being added or increasing their Commitment. As a condition precedent to such an increase, the Borrowers shall deliver to the Administrative Agent (i) a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (provided that any representation or warranty that is qualified by materiality or Material Adverse Effect is true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (provided that any representation or warranty that is qualified by materiality or Material Adverse Effect is true and correct in all respects) as of such earlier date and (2) no Default exists and (ii) legal opinions and documents consistent with those delivered on the Effective Date as to the corporate power and authority of the Loan Parties.

(g) On the effective date of any such increase in the Commitments, (i) any Lender increasing (or, in the case of any newly added Lender, extending) its Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its revised Applicable Percentage of such outstanding Revolving Loans, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation and (ii) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower Representative, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.17 if the deemed payment occurs other than on the last day of the related Interest Periods. Within a reasonable time after the effective date of any increase, the Administrative Agent shall, and is hereby authorized and directed to, revise Schedule 2.01 to reflect such increase and shall distribute such revised Schedule 2.01 to each of the Lenders and the Borrowers, whereupon such revised Schedule 2.01 shall replace the old Schedule 2.01 and become part of this Agreement effective as of the effective date of such increase.

SECTION 2.11. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Maturity Date in the currency of such Loan, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent, and (iii) to the Administrative Agent the then unpaid principal amount of each Overadvance on the earlier of the Maturity Date and demand by the Administrative Agent.

(b) In the case of all Domestic Loan Parties, at all times that full cash dominion is in effect pursuant to Section 7.1 of the Domestic Security Agreement, on each Business Day, the Administrative Agent shall apply all funds credited to the Collection Account (as defined in the Domestic Security Agreement) the previous Business Day (once available) first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swingline Loans) and to cash collateralize outstanding LC Exposure. In the case of all Foreign Loan Parties, on each Business Day, the Administrative Agent shall apply all funds credited to each Collection Account (as defined in each Foreign Security Agreement) the previous Business Day (once available) first to prepay any Protective Advances and Overadvances that may be outstanding and that constitute Foreign Secured Obligations, pro rata, and second to prepay the Revolving Loans (including Swingline Loans) and to cash collateralize outstanding LC Exposure, in each case, that constitute Foreign Secured Obligations. Notwithstanding the foregoing, unless an Event of Default has occurred and is continuing, if any funds credited to any Collection Account are denominated in any currency that does not constitute an Agreed Currency (or no Revolving Exposure is outstanding that is denominated in the same currency as such funds credited to any Collection

Account), such funds (i) shall, in the case of such funds of a Domestic Loan Party, be deposited into the Company’s general operating account or (ii) may at the discretion of the Administrative Agent, in the case of such funds of a Foreign Loan Party, be transferred by the Administrative Agent into an operating account of the relevant Foreign Loan Party.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency, and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the Obligations.

(f) Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if any such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.12. Prepayment of Loans. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (e) of this Section and, if applicable, payment of any break funding expenses under Section 2.17.

(b) Except for Overadvances permitted under Section 2.06, if, at any time, (i) other than as a result of fluctuations in currency exchange rates, the Borrowers are not in compliance with the Revolving Exposure Limitations (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) or (ii) solely as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of all of the Multicurrency Tranche Revolving Exposures (so calculated) exceeds 105% of the aggregate Multicurrency Tranche Commitments, the Borrowers shall in each case immediately repay Revolving Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.07(j), as applicable, in an aggregate principal amount sufficient to cause the Borrowers to be in compliance with the Revolving Exposure Limitations.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, the Company shall, within five (5) Business Days after such Net Proceeds are received by any Loan Party, prepay the Obligations as set forth in Section 2.12(d) below in an aggregate amount equal to 100% of such Net Proceeds; provided that, to the extent such Prepayment Event relates to Inventory, if the Company shall deliver to the

Administrative Agent a certificate of a Financial Officer to the effect that the Company or its relevant Subsidiaries intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 365 days after receipt of such Net Proceeds, to reinvest in assets used or useful in the business of the Company and/or its Subsidiaries, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate; provided further that to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 365-day period (or within a period of 180 days thereafter if by the end of such initial 365-day period the Company or one or more Subsidiaries shall have entered into an agreement with an unaffiliated third party to acquire such assets with such Net Proceeds), a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied. Notwithstanding the foregoing, no Net Proceeds received by any Foreign Loan Party in respect of any Prepayment Event shall be used to prepay any Obligations other than the Foreign Secured Obligations.

(d) All amounts pursuant to Section 2.12(c) shall be applied, first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata and second to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Aggregate Commitment. Notwithstanding the foregoing, no Net Proceeds received by any Foreign Loan Party in respect of any Prepayment Event shall be used to prepay any Obligations other than the Foreign Secured Obligations.

(e) The applicable Borrower, or the Borrower Representative on its behalf, shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) in writing (confirmed by telephone) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars) or four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency), in each case, before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing or Overnight Foreign Currency Rate Borrowing, not later than 11:00 a.m., Local Time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.10, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.10. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof.    Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each voluntary prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Revolving Borrowing, and each mandatory prepayment of a Revolving Borrowing shall be applied in accordance with Section 2.12(d). Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.14 and (ii) if applicable, break funding payments pursuant to Section 2.17.

SECTION 2.13. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Aggregate Commitment terminates. Accrued commitment fees shall be payable in arrears on the first Business Day of each calendar quarter and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(b) The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue, in the case of standby Letters of Credit, at the same Applicable Rate and, in the case of Commercial Letters of Credit, at 50% of the same Applicable Rate, in each case, used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily Dollar Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the first Business Day of each calendar month following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Participation fees and fronting fees in respect of Letters of Credit denominated in Dollars shall be paid in Dollars, and participation fees and fronting fees in respect of Letters of Credit denominated in a Foreign Currency shall be paid in such Foreign Currency.

(c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in Dollars (except as otherwise expressly provided in this Section) and immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.14. Interest. (a) The Loans comprising each ABR Borrowing (including each applicable Swingline Loan but excluding any Protective Advance or Overadvance) shall bear interest at the Alternate Base Rate plus the Applicable Rate. The Loans comprising each Overnight Foreign Currency Rate Borrowing (excluding any Protective Advance or Overadvance) shall bear interest at the Overnight Foreign Currency Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) All Protective Advances and Overadvances denominated in Dollars shall bear interest at the Alternate Base Rate plus the Applicable Rate plus 2%. All Protective Advances and Overadvances denominated in any other Agreed Currency shall bear interest at the Overnight Foreign Currency Rate plus the Applicable Rate plus 2%.

(d) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender directly affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.

(e) Accrued interest on each Loan (for ABR Loans and Overnight Foreign Currency Rate Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed. The applicable Alternate Base Rate, Adjusted LIBO Rate, LIBO Rate or Overnight Foreign Currency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.15. Alternate Rate of Interest.

(a) If at the time that the Administrative Agent shall seek to determine the LIBO Screen Rate on the Quotation Day for any Interest Period for a Eurocurrency Borrowing, the LIBO Screen Rate shall not be available for such Interest Period and/or for the applicable currency with respect to such Eurocurrency Borrowing for any reason, and the Administrative Agent shall reasonably determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then the Reference Bank Rate shall be the LIBO Rate for such Interest Period for such Eurocurrency Borrowing; provided that if the Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, however, that if less than two Reference Banks shall supply a rate to the Administrative Agent for purposes of determining the LIBO Rate for such Eurocurrency Borrowing, (i) if such Borrowing shall be requested by a Domestic Borrower in Dollars, then such Borrowing shall be made as an ABR Borrowing at the Alternate Base Rate and (ii) if such Borrowing shall be requested in any Foreign Currency or if such Borrowing is requested by a Foreign Subsidiary Borrower, the LIBO Rate shall be equal to the rate determined by the Administrative Agent in its reasonable discretion after consultation with the Company and consented to in writing by the Required Lenders (the “Alternative Rate”); provided, however, that until such time as the Alternative Rate shall be determined and so consented to by the Required Lenders, Borrowings shall not be available in such Foreign Currency. It is hereby understood and agreed that, notwithstanding the foregoing, if at any time the conditions set forth in Section 2.15(c)(i) or (ii) are in effect, the foregoing provisions of this Section 2.15(a) shall no longer be applicable for any purpose of determining any alternative rate of interest under this Agreement and

Section 2.15(c) shall instead be applicable for all purposes of determining any alternative rate of interest under this Agreement. If at the time that the Administrative Agent shall seek to determine the Overnight Foreign Currency Rate on any day for an Overnight Foreign Currency Rate Borrowing, the Overnight Foreign Currency Rate shall not be available with respect to such Overnight Foreign Currency Rate Borrowing for any reason, then the Reference Bank Rate shall be the Overnight Foreign Currency Rate for such Overnight Foreign Currency Rate Borrowing; provided that if the Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, however, that if less than two Reference Banks shall supply a rate to the Administrative Agent for purposes of determining the Overnight Foreign Currency Rate for such Overnight Foreign Currency Rate Borrowing, (i) if such Borrowing shall be requested by a Domestic Borrower in Dollars, then such Borrowing shall be made as an ABR Borrowing at the Alternate Base Rate and (ii) if such Borrowing shall be requested in any Foreign Currency or if such Borrowing is requested by a Foreign Subsidiary Borrower, the Overnight Foreign Currency Rate shall be equal to the Alternative Rate; provided, however, that until such time as the Alternative Rate shall be determined and so consented to by the Required Lenders, Borrowings shall not be available in such Foreign Currency.

(b)    If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for a Loan in the applicable currency and/or for the applicable Interest Period (including, without limitation, by means of an Interpolated Rate or because the LIBO Screen Rate is not available or published on a current basis); or

(ii)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for a Loan in the applicable currency and/or for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders through Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and any such Eurocurrency Borrowing shall be repaid or converted into an ABR Borrowing on the last day of the then current Interest Period applicable thereto, (B) if any Borrowing Request requests a Eurocurrency Borrowing by a Domestic Borrower in Dollars, such Borrowing shall be made as an ABR Borrowing and (C) if any Borrowing Request requests a Eurocurrency Revolving Borrowing denominated in a Foreign Currency or if any Borrowing Request is requested by a Foreign Subsidiary Borrower, then the LIBO Rate for such Eurocurrency Borrowing shall be deemed to be the Alternative Rate; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(c)    If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (b)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (b)(i) have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has, after the Effective Date, made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Company shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate). Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (c) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.15(c), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective, (y) if any Borrowing Request requests a Eurocurrency Borrowing for a Domestic Borrower in Dollars, such Borrowing shall be made as an ABR Borrowing and (z) if any Borrowing Request requests a Eurocurrency Borrowing for a Domestic Borrower in Foreign Currency or if any Borrowing Request requests a Eurocurrency Borrowing for a Foreign Borrower, such Borrowing shall be made as a Borrowing with a rate of interest determined by reference to the Alternative Rate; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

SECTION 2.16. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or Overnight Foreign Currency Rate Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes or U.K. Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) U.K. Taxes consisting of a Tax Deduction required by law to be made by a Borrower or compensated for by Section 2.18A);

and the result of any of the foregoing shall be to increase the cost to such Person of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Person of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Person hereunder, whether of principal, interest or otherwise, then the applicable Borrower will pay to such Person such additional amount or amounts as will compensate such Person for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of, or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay, or, subject to Section 10.14, cause the other Borrowers to pay, such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.17. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.12), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(d) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.20, then, in any such event, subject to Section 10.14, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.18. Taxes.

(a) Withholding of Taxes; Gross-Up. Each payment by any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, unless required by applicable law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of deducted or withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such deduction or withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse the Administrative Agent for the payment of any Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrowers. Subject to Section 10.14, the Borrowers shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.18(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.18(d) shall be paid within ten (10) days after the Recipient delivers to the Borrower Representative a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.18(e) shall be paid within ten (10) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.    Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.18(e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(f)(ii)(A) through (E) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower Representative or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.18(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within ten (10) days after such expiration, obsolescence or inaccuracy) notify the Borrower Representative and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if any Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies reasonably requested by the Borrower Representative and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN/W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN/W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN/W-8BEN-E and (2) a tax certificate substantially in the form of Exhibit G-1 to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a tax certificate substantially in the form of Exhibit G-2 on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower Representative or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrower Representative and the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.18(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.18, it shall pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.18 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrowers, upon the request of the Administrative Agent or such Lender, shall repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

(h)     For purposes of this Section 2.18, the term “Lender” includes any Issuing Bank.

SECTION 2.18A.    U.K. Tax.

(a)    Unless a contrary indication appears, in this Section 2.18A a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

(b)    A Loan Party shall make all payments to be made by it under a Loan Document or Letter of Credit without any Tax Deduction, unless a Tax Deduction is required by law.

(c)    A Loan Party shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Lender shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender. If the Administrative Agent receives such notification from a Lender it shall notify the relevant Loan Party.

(d)    If a Tax Deduction is required by law to be made by a Loan Party under any Loan Document or Letter of Credit, the amount of the payment due from that Loan Party shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(e)    A Borrower is not required to make an increased payment to a Lender under clause (d) above for a Tax Deduction in respect of tax imposed by the United Kingdom from a payment of interest on a Loan, if on the date on which the payment falls due:

(i)    the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law, Treaty or any published practice or concession of any relevant taxing authority; or

(ii)    the relevant Lender is a Qualifying Lender solely under sub-paragraph (i)(b) of the definition of Qualifying Lender and:

(A)    an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under Section 931 of the ITA which relates to that payment and that Lender has received from a Borrower a certified copy of that Direction; and

(B)    the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)    the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(b) of the definition of Qualifying Lender and:

(A)    the relevant Lender has not given a Tax Confirmation to the Company; and

(B)    the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Company, on the basis that the Tax Confirmation would have enabled the Company to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of Section 930 of the ITA; or

(iv)    the relevant Lender is a Treaty Lender and a Borrower is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under clause (h) below.

(f)    If a Loan Party is required to make a Tax Deduction, such Loan Party shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(g)    Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the relevant Loan Party shall deliver to the Administrative Agent for the Lender entitled to the payment a statement under Section 975 of the ITA or other evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(h)    (i) Subject to paragraph (ii) below, a Treaty Lender and a Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.

(ii)    Nothing in paragraph (i) above shall require a Treaty Lender to:

(A)    register under the HMRC DT Treaty Passport scheme;

(B)    apply the HMRC DT Treaty Passport scheme to any Loan if it has so registered; or

(C)    file Treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with paragraph (i) below and the Borrower making that payment has not complied with its obligations under paragraph (j) below.

(i)    A Treaty Lender which holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall provide an indication to that effect by notifying the Company of its scheme reference number and its jurisdiction of tax residence (and, in the case of a Treaty Lender that is a party to this Agreement on the Effective Date, such scheme reference number and jurisdiction of tax residence is reflected on Schedule 2.01 hereof).

(j)    Where a Lender includes the indication described in paragraph (i) above the relevant Borrower shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs, within 30 days of the date such Lender becomes a Lender under this Agreement or, within 30 days of the date such Borrower becomes a Borrower under this Agreement (as the case may be), and shall promptly provide the Lender with a copy of that filing.

(k)    A Loan Party shall (within 3 Business Days of demand by the Administrative Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of U.K. Tax by that Protected Party in respect of any Loan Document or Letter of Credit.

(l)    Clause (k) above shall not apply with respect to any U.K. Tax assessed on a Protected Party:

(i)    under the law of the jurisdiction in which that Protected Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Protected Party is treated as resident for tax purposes; or

(ii)    under the law of the jurisdiction in which that Protected Party’s facility office is located in respect of amounts received or receivable in that jurisdiction,

if that U.K. Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Protected Party.

(m)    Furthermore, clause (k) above shall not apply to the extent a loss, liability or cost:

(i)    is compensated for by an increased payment under clause (d) above; or

(ii)    would have been compensated for by an increased payment under clause (d) above but was not so compensated solely because one of the exclusions in clause (e) applied.

(n)    A Protected Party making, or intending to make a claim under clause (k) above shall promptly notify the Administrative Agent of the event which will give, or has given, rise to the claim, following which the Administrative Agent shall notify the relevant Loan Parties.

(o)    A Protected Party shall, on receiving a payment from a Loan Party under clause (k) above, notify the Administrative Agent.

(p)    If a Loan Party makes a Tax Payment and the relevant Lender determines that:

(i)    a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

(ii)    that Lender has obtained, utilized and retained that Tax Credit,

the relevant Lender shall pay an amount to that Loan Party which that Lender determines will leave it (after that payment) in the same after-tax position as it would have been in had the Tax Payment not been required to be made by that Loan Party.

(q)    A Loan Party shall pay and, within three (3) Business Days of demand, indemnify each Credit Party against any cost, loss or liability that Credit Party incurs in relation to all stamp duty, registration and other similar U.K. Taxes payable in respect of any Loan Document or Letter of Credit (excluding, for the avoidance of doubt, any such U.K. Tax arising in connection with an assignment or transfer by that Credit Party of its rights under any Loan Document or Letter of Credit, other than an assignment or transfer required in accordance with Section 2.20).

(r)    All amounts set out, or expressed to be payable under a Loan Document or Letter of Credit by any party to a Credit Party which (in whole or part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause (s) below, if VAT is or becomes chargeable on any supply made by any Credit Party to any party under a Loan Document or Letter of Credit, that party shall pay to the Credit Party (in addition to and at the same time as paying the consideration for such supply) an amount equal to the amount of such VAT (and such Credit Party shall promptly provide an appropriate VAT invoice to such party).

(s)    If VAT is or becomes chargeable on any supply made by any Credit Party (the “Supplier”) to any other Credit Party (the “Supply Recipient”) under a Loan Document or Letter of Credit, and any party other than the Supply Recipient (the “Subject Party”) is required by the terms of any Loan Document or Letter of Credit to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Supply Recipient in respect of that consideration):

(i) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Supply Recipient must (where this paragraph (i) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Supply Recipient receives from the relevant tax authority which the Supply Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii) (where the Supply Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Supply Recipient, pay to the Supply Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Supply Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(t)    Where a Loan Document or Letter of Credit requires any party to reimburse a Credit Party for any costs or expenses, that party shall also at the same time pay and indemnify the Credit Party against all VAT incurred by the Credit Party in respect of the costs or expenses to the extent that the Credit Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

(u)    Any reference in this Section 2.18A to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member (or equivalent) of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994 or similar legislation in other jurisdictions).

This Section 2.18A shall be deemed to constitute an integral part of Section 2.18 and cross-references to Section 2.18 shall be deemed to reference such Section and this Section 2.18A, taken together.

SECTION 2.19. Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) prior to (i) in the case of payments denominated in Dollars, 3:00 p.m., New York City time, and (ii) in the case of payments denominated in a Foreign Currency, 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in each case, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to euro, in euro) and (ii) to the Administrative Agent at its offices at 10 South Dearborn Street, Floor L2, Chicago, Illinois 60603 or, in the case of a Credit Event denominated in a Foreign Currency, the Administrative Agent’s Eurocurrency Payment Office for such currency, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.16, 2.17, 2.18 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Company), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.12) or (C) amounts to be applied from any Collection Account (which shall be applied in accordance with Section 2.11(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such proceeds shall be applied, subject to the terms of the ABL/Term Loan Intercreditor Agreement, ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from any Borrower (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from any Borrower (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest due in respect of the Overadvances and Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Revolving Loans (other than the Overadvances and Protective Advances) ratably, sixth, to prepay principal on the Revolving Loans (other than the Overadvances and Protective Advances) and unreimbursed LC Disbursements ratably, seventh, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate drawn amount of Letters of Credit with respect to which an LC Disbursement has not yet been made, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Banking Services Obligations and Swap Agreement Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.25 (or, with respect to Banking Services Obligations and/or Swap Agreement Obligations provided by JPMCB or an Affiliate thereof, up to and including the amount most recently available to the Administrative Agent) and ninth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by any Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Company, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurocurrency Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurocurrency Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.17. In addition, notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations. Notwithstanding the foregoing, (x) any such application of proceeds from property of the Domestic Loan Parties shall be applied to the Domestic Secured Obligations (other than the Domestic Secured Obligations that constitute a Guarantee of the Foreign Secured Obligations) before being applied to any of the other Secured Obligations and (y) the application of any such applicable proceeds from Collateral securing solely the Foreign Secured Obligations shall be made solely in respect of the Foreign Secured Obligations in the same order set forth above.

(c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by a Borrower (or the Borrower Representative on behalf of a Borrower) pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of such Borrower maintained with the Administrative Agent. Each Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.05 or 2.06, as applicable and (ii) the Administrative Agent to charge any deposit account of the relevant Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender of the same Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of such Class and participations in LC Disbursements of other Lenders of such Class to the extent necessary so that the benefit of all such payments shall be shared by such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including, without limitation, the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06, 2.07(d) or (e), 2.08(b), 2.19(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(g) The Administrative Agent may from time to time provide the Borrowers with billing statements or invoices with respect to any of the Secured Obligations (the “Billing Statements”). The Administrative Agent is under no duty or obligation to provide Billing Statements, which, if provided, will be solely for the Borrowers’ convenience. The Billing Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrowers pay the full amount indicated on a Billing Statement on or before the due date indicated on such Billing Statement, the Borrowers shall not be in default; provided that, acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the payment due at that time shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

SECTION 2.20. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.16, or if any Borrower is required to pay any additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall (at the request of the Borrower Representative) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender (or its Affiliate) requests compensation under Section 2.16, or if any Borrower is required to pay any additional amounts to any Lender (or its Affiliate) or any Governmental Authority for the account of any Lender (or its Affiliate) pursuant to Section 2.18, and, in each case, such Lender (or its Affiliate) has declined or is unable to designate a different lending office in accordance with Section 2.20(a), or if any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.16 or 2.18) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.13(a);

(b) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Supermajority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only (x) to the extent that the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower Representative shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Exposure and to exceed its Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuing Bank, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.07(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.13(a) and Section 2.13(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.21(c), and Swingline Exposure related to any such newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to the Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrowers, the Issuing Bank and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and, on the date of such readjustment, such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Applicable Percentage.

SECTION 2.22. Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.22 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.22 shall survive the termination of this Agreement.

SECTION 2.23. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.19, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

SECTION 2.24. Designation of Foreign Subsidiary Borrowers. The Company may at any time and from time to time designate any Approved Foreign Subsidiary as a Foreign Subsidiary Borrower by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company and the satisfaction of the other conditions precedent set forth in Section 4.03, and upon such delivery and satisfaction such Subsidiary shall for all purposes of this Agreement be a Foreign Subsidiary Borrower and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Foreign Subsidiary Borrower and a party to this Agreement. Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Foreign Subsidiary Borrower at a time when any principal of or interest on any Loan to such Borrower or Letter of Credit (unless the same is cash collateralized by such Borrower in an amount not to exceed 105% of the Dollar Amount of the corresponding LC Exposure and on terms reasonably satisfactory to the Administrative Agent) shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Foreign Subsidiary Borrower to make further Borrowings under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Lender.

SECTION 2.25. Banking Services Obligations and Swap Agreements. Each Lender (other than JPMCB) or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and the aggregate mark-to-market obligations (and notional amounts) at such time in respect of all Swap Agreement Obligations of such Loan Party to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In addition, each such Lender or Affiliate thereof shall deliver to the Administrative Agent, from time to time upon the Administrative Agent’s request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and the aggregate mark-to-market obligations due at such time in respect of Swap Agreement Obligations. The most recent information provided to the Administrative Agent (or, with respect to Banking Services Obligations and/or Swap Agreement Obligation provided by JPMCB or an Affiliate thereof, the most recent information available to the Administrative Agent) shall be used in determining the amounts to be applied in respect of Banking Services Obligations and/or Swap Agreement Obligations pursuant to Section 2.19(b) and which tier of the waterfall, contained in Section 2.19(b), Banking Services Obligations and/or Swap Agreement Obligations will be placed.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers.

(a)    Each of the Loan Parties and each of its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)    Each Foreign Subsidiary Borrower that is incorporated in a jurisdiction in the European Union represents and warrants to the Lenders that its centre of main interest (as that term is used in Article 3(1) of the Regulation) is in its jurisdiction of incorporation and it has no Establishment in any other jurisdiction.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any

Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders (i) its annual report or Form 10-K, which contains the Company’s consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2016, reported on by Ernst & Young LLP, independent public accountants, and (ii) its quarterly report or Form 10-Q, which contains the Company’s consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal quarter ended September 30, 2017, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2016.

SECTION 3.05. Properties. (a) As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by each Loan Party. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists which could result in the termination of such lease or sublease in accordance with its terms. Each of the Loan Parties and its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its real and personal property, free of all Liens other than those permitted by Section 6.02.

(b) Each Loan Party and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, and the use thereof by the Loan Parties and its Subsidiaries does not infringe in any material respect upon the rights of any other Person, and the Loan Parties’ rights thereto are not subject to any licensing agreement or similar arrangement.

SECTION 3.06. Litigation and Environmental Matters. (a) Except as set forth in Schedule 3.06, there are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. No Loan Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not be expected to result in a Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to any such taxes.

SECTION 3.10. ERISA; Non-U.S. Pension Plans.

(a)    No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(b) Each Non-U.S. Pension Plan is in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan except to the extent such non-compliance could not reasonably be expected to result in a Material Adverse Effect. With respect to each Non-U.S. Pension Plan, none of the Company, its Affiliates or any of their directors, officers, employees or agents has engaged in a transaction, or other act or omission (including entering into this Agreement and any act done or to be done in connection with this Agreement), that has subjected, or could reasonably be expected to subject, the Company or any of its Subsidiaries, directly or indirectly, to any penalty (including any tax or civil penalty), fine, claim or other liability (including any liability under a Contribution Notice or Financial Support Direction, or any liability or amount payable under Section 75 or 75A of the United Kingdom Pensions Act 1995), that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and there are no facts or circumstances which could reasonably be expected to give rise to any such penalty, fine, claim, or other liability. With respect to each Non-U.S. Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Non-U.S. Pension Plan is maintained. The aggregate unfunded liabilities, with respect to such Non-U.S. Pension Plans could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.

SECTION 3.12. Material Agreements. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement or contract to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness.

SECTION 3.13. Solvency.

(a) Immediately after the consummation of the Transactions to occur on the Effective Date and the making of each Loan on the Effective Date and the application of the proceeds of such Loans, (i) the sum of the liabilities of the Company and its Subsidiaries, taken as a whole, shall not exceed the present fair saleable value of the assets of the Company and its Subsidiaries, taken as a whole; (ii) the capital of the Company and its Subsidiaries, taken as a whole, shall not be unreasonably small in relation to the business of the Company and its Subsidiaries, taken as a whole, on the Effective Date and (iii) the Company and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

(b)    The Company does not intend to, nor will it permit any of its Subsidiaries to, and the Company does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.14. Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid, except those noted on Schedule 3.14 as installment payments that are still due. The Borrowers believe that the insurance maintained by or on behalf of the Company and the Subsidiaries is adequate.

SECTION 3.15. Capitalization and Subsidiaries. Except as disclosed to the Administrative Agent in writing from time to time after the Effective Date, Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to the Company of each and all of the Company’s Material Subsidiaries, (b) a true and complete listing of each class of each of the Company’s authorized Equity Interests, of which all of such issued Equity Interests are validly issued, outstanding, fully paid and non-assessable, and (c) the type of entity of the Company and each of its Material Subsidiaries, in each case, including after giving effect to the Taylor Precision Acquisition. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non assessable.

SECTION 3.16. No Burdensome Restrictions. No Loan Party is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.10.

SECTION 3.17. Federal Reserve Regulations. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.

SECTION 3.18. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations or Foreign Secured Obligations (as applicable), enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Liens permitted under Section 6.02 (other than clause (n) thereof), to the extent any such Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

SECTION 3.19. Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Borrowers, threatened. The hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary.

SECTION 3.20. Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

SECTION 3.21. Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and directors and, to the knowledge of such Loan Party, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. None of (a) any Loan Party, any Subsidiary or, to the knowledge of any such Loan Party or Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.22. EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

SECTION 3.23. Plan Assets; Prohibited Transactions. None of the Borrowers or any of their respective Subsidiaries is an entity the assets of which are deemed to be “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA), and, assuming none of the Lenders is using any such “plan assets” to make any Loan hereunder, neither the execution of this Agreement nor the making of any Loan or issuance of any Letter of Credit hereunder gives rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. Subject to the Limited Conditionality Provision, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or PDF transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) each of the other documents, instruments, legal opinions and other agreements listed on Exhibit F that are required to be delivered on or prior to the date hereof, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b) Payoff Documentation. The Administrative Agent (or its counsel) shall have received payoff documentation providing evidence satisfactory to the Administrative Agent that, prior to or substantially concurrently with the Effective Date, each of the Existing Credit Agreement, the Existing Taylor Precision Credit Agreement and the Existing Taylor Precision Note Purchase Agreement shall be terminated and cancelled (along with all of the agreements, documents and instruments delivered in connection therewith), all Indebtedness owing thereunder shall be repaid, all liens established pursuant to the terms thereof shall be terminated, and any letters of credit issued thereunder shall be cash collateralized, supported by a Letter of Credit or reevidenced hereby as an Existing Letter of Credit.

(c) Term Loan Agreement. The Administrative Agent shall have received evidence reasonably satisfactory to it that, substantially concurrently with the effectiveness of this Agreement, (i) the Term Loan Agreement shall be in full force and effect and (ii) the Company shall receive at least $275,000,000 in gross cash proceeds from borrowings under the Term Loan Agreement.

(d) Taylor Precision Acquisition. The Administrative Agent shall have received evidence reasonably satisfactory to it that the Taylor Precision Acquisition shall, substantially concurrently with the initial funding of the Loans hereunder, be consummated pursuant to the Taylor Precision Merger Agreement, as in effect on December 22, 2017, and no provision thereof shall have been amended or waived, and no consent or request shall have been given under the Taylor Precision Merger Agreement, in any way that is materially adverse to the Lenders in their capacities as such (it being understood and agreed that (i) amendments, waivers and other changes to the definition of “Material Adverse Effect” (or other term of similar import), and consents and requests given or made pursuant to such definition shall in each case be deemed to be materially adverse to the Lenders, and (ii) any modification, amendment or express waiver or consents by the Company that results in (x) an increase to the purchase price shall be deemed to not be materially adverse to the Lenders so long as such increase is funded solely with a public issuance of common equity of the Company and (y) a decrease to the purchase price shall be deemed to not be materially adverse to the Lenders so long as (A) such reduction is allocated to reduce the Commitments and (B) such reduction (other than pursuant to any purchase price or similar adjustment provision set forth in the Taylor Precision Merger Agreement, as in effect on December 22, 2017) does not decrease the purchase price by more than ten percent (10%) (cumulative for all such reductions).

(e) Funding Account. The Administrative Agent shall have received a notice setting forth the deposit account(s) of the Borrowers (the “Funding Account”) to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(f) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate prepared as of the last day of the most recent month ended at least twenty (20) calendar days prior to the Effective Date.

(g) Fees and Expenses. All fees and expenses due and payable to the Administrative Agent, the Lenders and their respective Affiliates and required to be paid on or prior to the Effective Date shall have been paid or shall have been authorized to be deducted from the proceeds of the initial Loans, so long as any such fees or expenses not expressly set forth in the fee letters entered into by the Company in connection with the Transactions have been invoiced not less than two (2) Business Days prior to the Effective Date (except as otherwise reasonably agreed by the Company).

(h) Patriot Act, Etc. The Administrative Agent shall have received all documentation and other information about the Company and the other Loan Parties as shall have been reasonably requested in writing by the Administrative Agent at least ten (10) days prior to the Effective Date and required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. Other than with respect to any Credit Events on the Effective Date (which shall only be subject to the conditions set forth in Section 4.01 hereof), the obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (provided that any representation or warranty that is qualified by materiality, Material Adverse Effect or similar language shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (provided that any representation or warranty that is qualified by materiality, Material Adverse Effect or similar language shall be true and correct in all respects) as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, (i) no Default shall have occurred and be continuing and (ii) no Protective Advance shall be outstanding.

(c) After giving effect to such Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, the Borrowers shall be in compliance with the Revolving Exposure Limitations.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

SECTION 4.03. Designation of a Foreign Subsidiary Borrower. The designation of a Foreign Subsidiary Borrower pursuant to Section 2.24 after the Effective Date is, except to the extent waived in writing by the Administrative Agent in its reasonable discretion, subject to the condition precedent that the Company or such proposed Foreign Subsidiary Borrower shall have furnished or caused to be furnished to the Administrative Agent:

(a) Copies, certified by the Secretary or Assistant Secretary of such Subsidiary, of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Administrative Agent) approving the Borrowing Subsidiary Agreement, this Agreement and any other Loan Documents to which such Subsidiary is becoming a party and such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Subsidiary;

(b) An incumbency certificate, executed by the Secretary or Assistant Secretary of such Subsidiary, which shall identify by name and title and bear the signature of the officers of such Subsidiary authorized to request Borrowings hereunder and sign the Borrowing Subsidiary Agreement, this Agreement and the other Loan Documents to which such Subsidiary is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Subsidiary;

(c) Opinions of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Lenders;

(d) Any promissory notes requested by any Lender, and any other instruments and documents reasonably requested by the Administrative Agent;

(e) A certificate, signed by the chief financial officer of the Company and dated the applicable Foreign Subsidiary Borrower Effective Date, (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct in all material respects (provided that any representation or warranty that is qualified by materiality or Material Adverse Effect is true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (provided that any representation or warranty that is qualified by materiality or Material Adverse Effect are true and correct in all respects) as of such earlier date, and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent;

(f) A notice from the Company setting forth the Funding Accounts of such Subsidiary to which the Lenders are authorized to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement;

(g) Copies of such Foreign Security Agreements (and notices of security relating to such agreements) as the Administrative Agent may request, duly executed by such Subsidiary, and other evidence satisfactory to the Administrative Agent that all filings and other actions have been taken for the Administrative Agent to have a first priority perfected security interest in the Collateral of such Subsidiary;

(h) To the extent requested by the Administrative Agent, a true and complete customer list of such Subsidiary as of the applicable Foreign Subsidiary Borrower Effective Date (in each case, in a manner which is in compliance with any applicable data protection laws or restrictions), which list shall state each customer’s name, mailing address and phone number and shall be certified as true by a Financial Officer of the Company;

(i) A solvency certificate, dated the applicable Foreign Subsidiary Borrower Effective Date, from a Financial Officer of such Subsidiary and the Company;

(j) A Borrowing Base Certificate calculating the Foreign Borrowing Base, as of a date reasonably near but on or prior to the Foreign Subsidiary Borrower Effective Date;

(k) All government and third party approvals in connection with the transaction contemplated pursuant to this Section 4.03 with respect to such Subsidiary and the Company shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions with respect to the foregoing;

(l) Evidence of insurance coverage with respect to such Subsidiary, in form, scope and substance evidencing compliance with the terms of any applicable Loan Document;

(m) Each of the following, in form and substance satisfactory to, and to the extent requested by, the Administrative Agent: (i) audited consolidated financial statements of such Subsidiary and its Subsidiaries for their two most recently ended fiscal years, (ii) unaudited interim consolidated financial statements of such Subsidiary and its Subsidiaries for each fiscal month ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, (iii) monthly projections (including forecasts of Availability) of such Subsidiary and its Subsidiaries for each fiscal month through the last fiscal month of the then-current fiscal year and (iv) annual projections of such Subsidiary and its Subsidiaries for the period ending on the Maturity Date;

(n) Such information, supporting documentation and other evidence regarding such Subsidiary and its directors, authorized signing officers, direct or indirect shareholders or other Persons in control thereof, and the transactions contemplated hereby, as may be reasonably requested by the Administrative Agent in order to comply with the requirements of the Act and any other applicable anti-money laundering and know-your-customer laws;

(o) To the extent requested by the Administrative Agent, satisfactory appraisals of Inventory and field exams from appraisers satisfactory to the Administrative Agent;

(p) Any Collateral Access Agreements, Deposit Account Control Agreements or other equivalent arrangements that are required to be provided pursuant to each applicable Foreign Security Agreement of such Subsidiary;

(q) To the extent required by the terms of the applicable Foreign Security Agreement of such Subsidiary or any other Collateral Document, the Administrative Agent shall have received (i) the certificates representing the Equity Interests that are required to be pledged pursuant thereto, together with undated stock powers or stock transfer forms, as applicable, for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) required to be pledged pursuant thereto;

(r) Payoff documentation providing evidence that all existing credit facilities of such Subsidiary have been terminated and cancelled, all Indebtedness thereunder has been fully repaid and, to the extent available, the results of a recent lien search report in each of the jurisdictions where assets of such Subsidiary are located, and such search shall reveal no Liens on any of the assets of such Subsidiary except for Liens permitted under Section 6.02 hereof;

(s) Payment of all fees required to be paid and all expenses for which invoices have been presented (including, without limitation, the reasonable fees and expenses of legal counsel), in each case, in connection with the designation of such Subsidiary as a Foreign Subsidiary Borrower; and

(t) Such other documents and the Loan Parties shall have taken such other actions, including entering into any amendments to this Agreement or any other Loan Document, in each case, that the Administrative Agent may reasonably request in order to give effect to the provisions contained in this Section 4.03 and/or which the Administrative Agent reasonably deems necessary to reflect commercial or legal requirements in relation to such Subsidiary.

ARTICLE V

Affirmative Covenants

Until satisfaction of the Final Release Conditions, each Loan Party executing this Agreement covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements; Borrowing Base and Other Information. The Company will furnish to the Administrative Agent and each Lender:

(a) within ninety (90) days after the end of each fiscal year of the Company, its audited consolidated and unaudited consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on (in the case of audited statements) by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (it being understood and agreed that unaudited consolidating financial information provided pursuant to this subsection (a) shall, in respect of Subsidiaries, only show individually Material Subsidiaries);

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of the Company, its consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (it being understood and agreed that unaudited consolidating financial information provided pursuant to this subsection (b) shall, in respect of Subsidiaries, only show individually Material Subsidiaries);

(c) within thirty (30) days after the end of each fiscal month of the Company, excluding the months of January, March, June, September and December, its consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (it being understood and agreed that unaudited consolidating financial information provided pursuant to this subsection (c) shall, in respect of Subsidiaries, only show individually Material Subsidiaries);

(d) concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a certificate of a Financial Officer of the Company in substantially the form of Exhibit D (i) certifying, in the case of the financial statements delivered under clause (b) or (c), as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations of the Fixed Charge Coverage Ratio for the most recently ended four (4) fiscal quarters (calculated as if a FCCR Test Period were then applicable) and, if applicable, demonstrating compliance with Section 6.13 and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f) as soon as available, but in any event not later than the fifteenth (15th) calendar day of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Company for each quarter of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(g) (i) as soon as available but in any event within twenty (20) days of the end of each calendar month (or, from and after the date on which Availability is less than the greater of $20,000,000 and 15% of the Aggregate Commitment (or an Event of Default has occurred and is continuing) and until such subsequent date, if any, on which Availability equals or exceeds the greater of $20,000,000 and 15% of the Aggregate Commitment for a period of forty-five (45) consecutive calendar days (and no Event of Default then exists), within five (5) days following the end of each calendar week) and (ii) in the event the aggregate fair market value of all assets included in any Borrowing Base that are sold, transferred or otherwise disposed of (including, without limitation, as a result of a casualty, condemnation or similar event, but excluding inventory sold in the ordinary course of business) since the delivery of the most recent Borrowing Base Certificate to the Administrative Agent is in excess of $5,000,000, as soon as available but in any event within five (5) Business Days following such sale, transfer or other disposition, in each case, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Domestic Borrowing Base and the Foreign Borrowing Base;

(h) as soon as available but in any event within twenty (20) days of the end of each calendar month (or, from and after the date on which Availability is less than the greater of $20,000,000 and 15% of the Aggregate Commitment (or an Event of Default has occurred and is continuing) and until such subsequent date, if any, on which Availability equals or exceeds the greater of $20,000,000 and 15% of the Aggregate Commitment for a period of forty-five (45) consecutive calendar days (and no Event of Default then exists), within five (5) days following the end of each calendar week), as of the period then ended, all delivered electronically if such information then exists in electronic format on the Company’s electronic information database:

(i) a detailed aging of each Loan Party’s Accounts (1) including all invoices aged by invoice date and due date (with an explanation of the terms offered) and (2) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent, together with the balance due for each Account Debtor, and to the extent requested by the Administrative Agent, the name and address for each Account Debtor (in each case, in a manner which is in compliance with any applicable data protection laws or restrictions);

(ii) a schedule detailing each Loan Party’s Inventory (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by quantity on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Company are deemed by the Administrative Agent to be appropriate, (2) including a report of any variances or other results of Inventory counts performed by such Loan Party since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by such Loan Party and complaints and claims made against such Loan Party), and (3) reconciled to the Borrowing Base Certificate delivered as of such date;

(iii) a reconciliation of each Loan Party’s Accounts and Inventory between the amounts shown in such Loan Party’s general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above; and

(iv) a reconciliation of the loan balance per each Loan Party’s general ledger to the loan balance under this Agreement;

(i) as soon as available but in any event within twenty (20) days of the end of each calendar month, as of the month then ended, a schedule and aging of each Loan Party’s accounts payable, delivered electronically;

(j) as soon as available but in any event within forty-five (45) days of the end of each fiscal year of the Company, as of the end of the most recently ended fiscal year of the Company, a list of all customer addresses, delivered electronically;

(k) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

(l) as soon as possible and in any event within three (3) Business Days of obtaining knowledge thereof: (i) any investigation or proposed investigation by the Pensions Regulator which may lead to the issuance of a Financial Support Direction or a Contribution Notice in relation to any Non-U.S. Pension Plan, (ii) any amount is due to any Non-U.S. Pension Plan pursuant to Section 75 or 75A of the United Kingdom Pensions Act 1995, (iii) an amount becomes payable under Section 75 or 75A of the United Kingdom Pensions Act 1995, in each case describing such matter or event and the action which the Company or relevant Loan Party proposes to take with respect thereto and/or (iv) any material change to the rate or basis of the employer contributions to a Non-U.S. Pension Plan; and

(m) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent, or any Lender may reasonably request.

Documents required to be delivered pursuant to clauses (a) and (b) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System; provided that the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the filing of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender written notice of the following within five (5) Business Days after any Responsible Officer obtains actual knowledge thereof:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party that would reasonably be expected to result in a Material Adverse Effect;

(c) any Lien (other than Permitted Encumbrances) or claim made or asserted against any of the Collateral;

(d) any loss, damage, or destruction to the Collateral in the amount of $5,000,000 or more, whether or not covered by insurance;

(e) any notice of default giving right of termination received under or with respect to any leased location or public warehouse where Collateral is located (which shall be delivered within five (5) Business Days after receipt thereof at the Company’s corporate offices);

(f) (i) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect or (ii) the occurrence of any of the following to the extent the same could reasonably be expected to result in a Material Adverse Effect: (A) issuance by the Pensions Regulator of a Financial Support Direction or a Contribution Notice in relation to any Non-U.S. Pension Plan or a warning notice in respect thereof, (B) any amount is due to any Non-U.S. Pension Plan pursuant to Section 75 or 75A of the United Kingdom Pensions Act 1995 and/or (C) an amount becomes payable under Section 75 or 75A of the United Kingdom Pensions Act 1995;

(g) all amendments to the Term Loan Agreement, together with a copy of each such amendment; and

(h) any other event or occurrence that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Each Loan Party will, and will cause each Material Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted. Each Material Subsidiary organized under the laws of a member state of the European Union shall ensure that its registered office and centre of main interests (as that term is used in Article 3(1) of the Regulation) remains situated solely in its jurisdiction of incorporation and shall not have an Establishment situated in any other jurisdiction.

SECTION 5.04. Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties. Each Loan Party will, and will cause each Material Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.06. Books and Records; Inspection Rights. Without limiting Sections 5.11 or 5.12 hereof, each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Loan Parties acknowledge that the Administrative Agent, after exercising their rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07. Compliance with Laws. Each Loan Party will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08. Use of Proceeds. The proceeds of the Revolving Loans and the Letters of Credit will be used only to finance the Transaction Costs and to finance the working capital needs, and for general corporate purposes (including Restricted Payments and Permitted Acquisitions as permitted hereunder), of the Company and its Subsidiaries. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails (x) a violation of any of the regulations of the Board, including Regulations T, U and X or (y) a violation of the applicable legislation governing financial assistance as set forth in Section 5.15 hereof. No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and the Company shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent that such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or the European Union or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09. Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. The Company will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.10. Casualty and Condemnation. The Company (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

SECTION 5.11. Appraisals. Once during each period of twelve (12) consecutive months per line of business (or, twice during each period of twelve (12) consecutive months per line of business, if Availability is less than the greater of $20,000,000 and 15% of the Aggregate Commitment at the time such second appraisal is initiated), in each case, at the request of the Administrative Agent, or, if a Default has occurred and is continuing, at any time that the Administrative Agent requests, the Loan Parties will provide the Administrative Agent with appraisals or updates thereof of their Inventory from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis reasonably satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations. All such appraisals or updates shall be at the sole expense of the Loan Parties. For purposes of clarity, it is understood and agreed that the initial appraisal conducted with respect to assets acquired pursuant to the Taylor Precision Acquisition shall be at the sole expense of the Loan Parties and shall not reduce the number of appraisals that can be conducted pursuant to this Section 5.11.

SECTION 5.12. Field Examinations. Once during each period of twelve (12) consecutive months per jurisdiction or business (or, twice during each period of twelve (12) consecutive months per jurisdiction or business, if Availability is less than the greater of $20,000,000 and 15% of the Aggregate Commitment at the time such second field examination is initiated), in each case, at the request of the Administrative Agent, or, if a Default has occurred and is continuing, at any time that the Administrative Agent requests, the Loan Parties will permit, upon reasonable notice, the Administrative Agent to conduct a field examination to ensure adequacy of Collateral included in the Domestic Borrowing Base or Foreign Borrowing Base and related reporting and control systems. For purposes of this Section 5.12, it is understood and agreed that a single field examination may consist of examinations conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets. All such field examinations shall be at the sole expense of the Loan Parties. For purposes of clarity, it is understood and agreed that the initial field examination conducted with respect to assets acquired pursuant to the Taylor Precision Acquisition shall be at the sole expense of the Loan Parties and shall not reduce the number of field examinations that can be conducted pursuant to this Section 5.12.

SECTION 5.13. Depository Banks. The Loan Parties will maintain one or more of the Administrative Agent, the Lenders and their Affiliates as its principal depository banks, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.

SECTION 5.14. Additional Collateral; Further Assurances. (a) Subject to the Limited Conditionality Provision, the Company and each Domestic Subsidiary that is a Loan Party shall cause each of its Material Domestic Subsidiaries formed or acquired after the Effective Date in accordance with the terms of this Agreement to become a Loan Party by executing the Joinder Agreement set forth as Exhibit E hereto (the “Joinder Agreement”) within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) of such formation, or acquisition, such Joinder Agreement to be accompanied by appropriate corporate resolutions, other corporate organizational and authorization documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent. Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Secured Parties, in any property of such Loan Party which constitutes Collateral.

(b) Without limiting the generality of the foregoing, subject to the Limited Conditionality Provision, the Company and each Domestic Subsidiary that is a Loan Party (i) will cause the Applicable Pledge Percentage of the issued and outstanding Equity Interests (other than any Excluded Assets) in each Domestic Subsidiary and First Tier Foreign Subsidiary directly owned by the Company or any Domestic Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties, to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request and (ii) will deliver Mortgages and Mortgage Instruments with respect to Material Real Property owned by each such Loan Party to the extent, and within such time period as is, reasonably required by the Administrative Agent. Notwithstanding the foregoing, the parties hereto acknowledge and agree that (i) no such Mortgages and Mortgage Instruments are required to be delivered hereunder until the date that is ninety (90) days after the Effective Date (or, if acquired after the Effective Date, the date that is ninety (90) days after the date the Material Real Property is acquired) or such later date as the Administrative Agent may agree in the exercise of its reasonable discretion with respect thereto, (ii) no pledge agreement in respect of the pledge of Equity Interests of a First Tier Foreign Subsidiary shall be required until the date that is ninety (90) days after the Effective Date (or, if acquired after the Effective Date, the date that is ninety (90) days after the date such Equity Interests are acquired) or such later date as is agreed to by the Administrative Agent in its reasonable discretion and (iii) no pledge agreement in respect of the Equity Interests of a Foreign Subsidiary shall be required hereunder to the extent the Administrative Agent or its counsel determines that, in light of the cost and expense associated therewith, such pledge would not provide material credit support for the benefit of the Secured Parties pursuant to legally valid, binding and enforceable pledge agreements.

(c) To secure the prompt payment and performance of all of the Foreign Secured Obligations, subject to applicable law and the Limited Conditionality Provision, each Foreign Subsidiary Borrower shall cause each of its Material Subsidiaries to (i) to the extent requested by the Administrative Agent, become a party to a guarantee that guarantees repayment of the Foreign Secured Obligations and is in form and substance reasonably satisfactory to the Administrative Agent, (ii) pledge and grant a security interest in 100% of the Equity Interests in each such Foreign Subsidiary Guarantor by becoming party to a Foreign Security Agreement that is in form and substance reasonably satisfactory to the Administrative Agent, and (iii) deliver such other documentation, make any filings and take any other actions that the Administrative Agent may reasonably require in order to perfect its first priority security interest in the assets referred to clause (ii).

(d) Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments (including, without limitation, deposit account control agreements and securities account control agreements), and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, subject to the Limited Conditionality Provision (and other exceptions set forth in this Agreement or the Collateral Documents), all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties.

(e) If any material assets are acquired by any Borrower, or any Subsidiary that is a Loan Party, after the Effective Date (other than (i) Excluded Assets, (ii) real property that does not constitute Material Real Property or (iii) assets of the type constituting Collateral under any Collateral

Document that either become subject to the Lien in favor of the Administrative Agent upon acquisition thereof or with respect to which no notice or further action would be required to create or perfect the Administrative Agent’s Lien in such assets), the Company will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrowers will cause such assets to be subjected to a Lien securing the Secured Obligations or Foreign Secured Obligations (as applicable) and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (d) of this Section, all at the expense of the Loan Parties, subject, however, to the Limited Conditionality Provision.

(f) If, at any time after the Effective Date any Subsidiary of the Company that is not a Loan Party shall become party to a guaranty of, or grant a Lien on any assets to secure, the Term Loan Obligations, any Subordinated Indebtedness or any other Material Indebtedness of a Loan Party, the Company shall promptly notify the Administrative Agent thereof and, within thirty (30) days thereof (or such later date as may be agreed upon by the Administrative Agent) cause such Subsidiary to either (i) comply with this Section 5.14 (but without giving effect to the 30-day grace periods provided therein) or (ii) terminate such guaranty and/or Lien, as applicable, in each case, to the reasonable satisfaction of the Administrative Agent.

(g) Notwithstanding the foregoing, the parties hereto acknowledge and agree that, (i) in circumstances where the Administrative Agent reasonably determines that the cost or effort of obtaining or perfecting a security interest in any Equity Interest or other asset that constitutes Collateral is excessive in relation to the benefit afforded to the Secured Parties thereby, the Administrative Agent may exclude such Collateral from the creation and perfection requirements set forth in this Agreement and the other Loan Documents and (ii) the Administrative Agent may grant extensions of time for the creation or perfection of Liens in particular property (including extensions of time beyond the Effective Date) where it determines that such creation or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or any other Loan Document.

SECTION 5.15. Financial Assistance. Each Foreign Loan Party and its Subsidiaries shall comply in all material respects with applicable legislation governing financial assistance and/or capital maintenance, including Sections 678-679 of the United Kingdom Companies Act 2006, as amended, including in relation to the execution of the Foreign Security Agreements of each Foreign Loan Party and payments of amounts due under this Agreement.

SECTION 5.16. Transfer of Accounts of Foreign Loan Parties; Notification of Account Debtors.

(a) At any time at the request of the Administrative Agent in its sole discretion the Foreign Loan Parties shall (i) either (x) immediately cause all of their Collection Accounts (each an “Existing Collection Account”) to be transferred to the name of the Administrative Agent or (y) promptly open new Collection Accounts with (and, at the discretion of the Administrative Agent, in the name of) the Administrative Agent or an Affiliate of the Administrative Agent (such new bank accounts being Collection Accounts under and for the purposes of this Agreement), and (ii) if new Collection Accounts have been established pursuant to this Section (each a “New Collection Account”) ensure that the proceeds of all Accounts owing to them will immediately be re-directed to the New Collections Account. Until all such proceeds have been redirected to the New Collection Accounts, each Foreign Loan Party shall cause all amounts on deposit in any Existing Collection Account to be transferred to a New Collection Account at the end of each Business Day, provided that if any such Foreign Loan Party does not instruct such re-direction or transfer, each of them hereby authorises the Administrative Agent to give such instructions on their behalf to the applicable Account Debtors and/or the account bank holding such Existing Collection Account (as applicable).

(b) At any time during a Cash Dominion Period, if requested by the Administrative Agent, each Foreign Loan Party shall, and each Borrower shall cause each Foreign Loan Party to, notify all Account Debtors obligated on the Accounts of such Foreign Loan Party of the Liens created by the applicable Foreign Security Agreement(s).

SECTION 5.17. Foreign Loan Party Cash Management.

(a) Each Foreign Loan Party will ensure that all proceeds of their Accounts are deposited (whether directly or indirectly) into segregated Collection Accounts only containing the proceeds of Accounts, in a manner that is satisfactory to the Administrative Agent which Collection Accounts, for the avoidance of doubt, shall not be used for general payment purposes.

(b) Each Foreign Loan Party will ensure that each of its Collection Accounts is subject to a Deposit Account Control Agreement or other arrangement (including, but not limited to, a notice and acknowledgement) with similar effect giving appropriate levels of control over the Collection Accounts sufficient for a fixed charge in England and Wales.

ARTICLE VI

Negative Covenants

Until satisfaction of the Final Release Conditions, the Loan Parties covenant and agree with the Lenders that:

SECTION 6.01. Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a) (i) the Secured Obligations and any other Indebtedness created under the Loan Documents and (ii) (A) Indebtedness under the Term Loan Agreement in an aggregate principal amount for purposes of this clause (ii)(A) at any one time outstanding not to exceed the sum of $325,000,000 plus the Incremental Term Loan Amount and (B) any Refinancing Indebtedness thereof;

(b) Indebtedness existing on the Effective Date and set forth on Schedule 6.01 and Refinancing Indebtedness in respect thereof;

(c) Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary; provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to the Company or any Subsidiary that is a Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of the Company to any Subsidiary and Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(d) Guarantees by the Company of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Company or any other Subsidiary; provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by the Company or any Subsidiary that is a Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured

Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e) (i) Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof and (ii) Refinancing Indebtedness in respect of Indebtedness incurred or assumed pursuant to clause (i) above; provided that (x) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (y) the aggregate principal amount of Indebtedness at any time outstanding permitted by this clause (e) shall not exceed the greater of $10,000,000 and 2% of Consolidated Total Assets (at the time of incurrence);

(f)    Indebtedness owed to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;

(g) Indebtedness of the Company or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(h) (i) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Effective Date, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary in a Permitted Acquisition; provided that such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired, and (ii) Refinancing Indebtedness in respect of Indebtedness assumed pursuant to clause (i) above; provided further the aggregate principal amount of Indebtedness at any time outstanding permitted by this clause (h) shall not exceed the greater of (x) $10,000,000 and (y) 2% of Consolidated Total Assets (at the time of incurrence);

(i) Indebtedness of any Person that is a Foreign Subsidiary and Refinancing Indebtedness in respect thereof; provided that the aggregate principal amount of Indebtedness at any time outstanding permitted by this clause (i) shall not exceed the greater of (x) $10,000,000 and (y) 2% of Consolidated Total Assets (at the time of incurrence);

(j)(i) unsecured Indebtedness, Subordinated Indebtedness or junior lien Indebtedness of the Company or any Subsidiary in an aggregate amount that would not cause the Total Net Leverage Ratio (calculated on a pro forma basis) as of the end of the most recent Test Period to exceed 4.25 to 1.00; provided further that, in the case of any Indebtedness incurred under this clause (j), (1) such Indebtedness shall not mature prior to the date that is 91 days after the Maturity Date or have a Weighted Average Life to Maturity shorter than the Maturity Date, (2) in the case of such Indebtedness in the form of bonds, debentures, notes or similar instrument, does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control, fundamental change, customary asset sale or event of loss mandatory offers to purchase and customary acceleration rights after an event of default and, for the avoidance of doubt, rights to convert or exchange in the case of convertible or exchangeable Indebtedness) prior to the Maturity Date, (3) the other terms and conditions of such Indebtedness (excluding pricing and optional prepayment or redemption premiums) reflect market terms and conditions at the time of incurrence or issuance of such Indebtedness, (4) to the extent such Indebtedness is secured, such Indebtedness shall be secured on a junior priority basis with the Obligations, and the holders of such Indebtedness shall have entered into an Intercreditor Agreement and (5) the maximum aggregate principal amount of Indebtedness that may be incurred by a Subsidiary that is not a Loan Party pursuant to this clause (j) shall not exceed the greater of (x) $10,000,000 and (y) 2% of Consolidated Total Assets (at the time of incurrence) and (ii) any Refinancing Indebtedness in respect thereof;

(k) Attributable Indebtedness in respect of any Approved Account Sale, to the extent the purchase of Approved Accounts thereunder is recharacterized as the financing of such Approved Accounts;

(l) obligations with respect to cash management and operating account arrangements owed to a bank or banks with which such accounts are maintained;

(m) Indebtedness in respect of judgments, decrees, attachments or awards not constituting an Event of Default under clause (k) of Article VII;

(n) Indebtedness in the form of reimbursements owed to officers, directors, consultants and employees; and

(o) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business.

Each category of Indebtedness (other than Indebtedness under the Loan Documents and Indebtedness under the Term Loan Agreement which shall at all times be deemed to be outstanding pursuant to clause (a)) set forth above shall be deemed to be cumulative and for purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness (or any portion thereof) at any time meets the criteria of more than one of the categories described above, the Company, in its sole discretion, may classify or reclassify (or later divide, classify or reclassify) such item of Indebtedness (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness in one of the above clauses.

SECTION 6.02. Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) (i) Liens created pursuant to any Loan Document and (ii) Liens on Collateral of the Domestic Loan Parties securing Indebtedness under the Term Loan Agreement incurred pursuant to Section 6.01(a)(ii) (which Liens shall be subject to the ABL/Term Loan Intercreditor Agreement and, to the extent on ABL Priority Collateral, shall be junior to the Liens securing the Secured Obligations);

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(b) as Refinancing Indebtedness in respect thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or Subsidiary;

(e) any Lien existing on any property or asset (other than Accounts and Inventory to the extent included in one of the Borrowing Bases) prior to the acquisition thereof by any Loan Party or any Subsidiary or existing on any property or asset (other than Accounts and Inventory to the extent included in one of the Borrowing Bases) of any Person prior to the acquisition of such Person by any Loan Party or any Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien shall not apply to any other property or assets of a Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(f) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(g) possessory Liens in favor of lessees or sublessees of property leased or subleased by the Company or any Subsidiary in the ordinary course of business of the Company or such Subsidiary; provided that such Liens attach only to such property;

(h) Liens arising out of sale and leaseback transactions permitted by Section 6.06;

(i) Liens granted by a Subsidiary that is not a Loan Party in favor of the Company or another Loan Party in respect of Indebtedness owed by such Subsidiary;

(j) Liens granted by a Foreign Subsidiary that is not a Loan Party on its assets; provided that such security interests secure Indebtedness permitted by clause (i) of Section 6.01;

(k) reserve deposit accounts and/or Liens granted in respect of such reserve deposit accounts in connection with various payment processing transactions between the Company and/or any Subsidiary, and any third party payment processor;

(l) Liens of sellers of goods to the Company or any of its Subsidiaries arising under Article 2 of the UCC in effect in the relevant jurisdiction in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(m) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(n) Liens incurred in the ordinary course of business of the Company or any Subsidiary with respect to obligations that do not in the aggregate exceed $1,000,000 at any time outstanding, so long as, if and to the extent requested by the Administrative Agent, such Liens, to the extent covering any Collateral, are subordinated to the Liens granted pursuant to the Collateral Documents on terms satisfactory to the Administrative Agent;

(o) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Company or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness for borrowed money;

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q) Liens arising by virtue of deposits or otherwise made in the ordinary course of business to secure liability for premiums to insurance carriers and payments to utilities;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Subsidiary in the ordinary course of business in accordance with the past practices of the Company or such Subsidiary;

(s) Liens on Approved Accounts pursuant to an Approved Account Sale (including any Liens securing Indebtedness permitted by clause (k) of Section 6.01);

(t) Liens on the Collateral securing Indebtedness permitted by Section 6.01(j); provided that, such Liens shall rank junior to the Liens on the Collateral securing the Obligations and the beneficiaries thereof (or an agent on their behalf) shall have entered into an Intercreditor Agreement that provides that the Liens securing such Indebtedness rank junior to the Liens securing the Obligations;

(u) Liens on the Collateral securing (i) Permitted First Priority Refinancing Indebtedness permitted under Section 6.01(l) of the Term Loan Agreement (as in effect on the Effective Date) on a pari passu basis with the Liens on the Collateral securing the Secured Obligations, and, if secured by the Collateral, Refinancing Indebtedness in respect thereof; provided that a trustee, collateral agent, security agent or other Person acting on behalf of the holders of such Indebtedness has entered into an Intercreditor Agreement and (ii) Permitted Second Priority Refinancing Indebtedness permitted under Section 6.01(l) of the Term Loan Agreement (as in effect on the Effective Date) on a junior basis to the Liens on the Collateral securing the Secured Obligations and, if secured by the Collateral, Refinancing Indebtedness in respect thereof; provided that, a trustee, collateral agent, security agent or other Person acting on behalf of the holders of such Indebtedness has entered into an Intercreditor Agreement; and

(v) any restriction or encumbrance with respect to the pledge or transfer of the Equity Interests of a joint venture.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (1) Accounts, other than those permitted under clause (a) of the definition of Permitted Encumbrance and clauses (a) and (s) above or (2) Inventory, other than those permitted under clauses (a) and (b) of the definition of Permitted Encumbrance and clause (a) above.

SECTION 6.03. Fundamental Changes. (a) No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing:

(i) any Subsidiary of the Company may merge into the Company in a transaction in which the Company is the surviving corporation;

(ii) any Loan Party (other than the Company) may merge into any Loan Party in a transaction in which the surviving entity is a Loan Party;

(iii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders;

(iv) the Company may consummate the Taylor Precision Acquisition;

(v) any Person (other than the Company or any Subsidiary) may merge or consolidate with the Company or any Subsidiary; provided that, (A) any such merger or consolidation involving (x) the Company must result in the Company as the surviving entity, (y) any Borrower must result in such Borrower as the surviving entity and (z) a Loan Guarantor must result in such Loan Guarantor as the surviving entity or, if such Loan Guarantor is not the surviving entity of such merger or consolidation, the Person surviving such merger or consolidation becomes a Loan Guarantor following the consummation of such merger or consolidation in accordance with Section 5.14 and (B) any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04;

(vi) the Subsidiaries of Taylor Precision set forth on Schedule 6.03 may be dissolved; and

(vii) any Subsidiary that is not a Loan Party may merge into or consolidate with another Subsidiary that is not a Loan Party.

(b) No Loan Party will, nor will it permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Company and its Subsidiaries (including, without limitation, Taylor Precision and its subsidiaries) on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

(a) Permitted Investments;

(b) investments in existence on the date of this Agreement and described in Schedule 6.04;

(c)    investments by the Company and the Subsidiaries in Equity Interests in their respective Subsidiaries; provided that (A) any such Equity Interests (other than any Excluded Assets) held by a Loan Party shall be pledged pursuant to a Security Agreement (subject to the limitations applicable to common stock of an Affected Foreign Subsidiary referred to in Section 5.14) and (B) the aggregate amount of investments by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed, at any time outstanding, the greater of (x) $20,000,000 and (y) 4% of Consolidated Total Assets (at the time made) (in each case determined without regard to any write-downs or write-offs);

(d) loans or advances made by a Loan Party to any Subsidiary and made by any Subsidiary to any Loan Party or any other Subsidiary; provided that (A) any such loans and advances made by a Loan Party shall (x) if requested by the Administrative Agent, be evidenced by a promissory note and, subject to Section 10.14 hereof, pledged pursuant to a Security Agreement and (y) if evidenced by a promissory note, subject to Section 10.14 hereof, be pledged pursuant to a Security Agreement and (B) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed, at any time outstanding, the greater of (x) $20,000,000 and (y) 4% of Consolidated Total Assets (at the time made) (in each case determined without regard to any write-downs or write-offs);

(e) Guarantees constituting Indebtedness permitted by Section 6.01; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c) and outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d)) shall not exceed, at any time outstanding, the greater of (x) $20,000,000 and (y) 4% of Consolidated Total Assets (at the time made) (in each case determined without regard to any write-downs or write-offs);

(f) loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $2,000,000 in the aggregate at any one time outstanding;

(g) subject to Sections 4.2(a) and 4.4 of the Domestic Security Agreement (and any similar provisions in each Foreign Security Agreement), notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

(h) investments in the form of Swap Agreements permitted by Section 6.07;

(i) investments of any Person existing at the time such Person becomes a Subsidiary of the Company or consolidates or merges with the Company or any of its Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(j) investments received in connection with dispositions of assets permitted by Section 6.05;

(k) investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;

(l) Permitted Acquisitions (including any intercompany investments, loans and advances used to consummate Permitted Acquisitions); provided that the Payment Condition shall be satisfied with respect to such Acquisition;

(m) acquisitions made by any Loan Party from any other Loan Party;

(n) investments in Persons that are not Subsidiaries and/or purchases of assets other than in the ordinary course of business not constituting Permitted Acquisitions from Persons that are not, and do not thereby become, Subsidiaries; provided that, the aggregate outstanding amount permitted under this clause (n) shall not at any time exceed $25,000,000;

(o) investments by the Company and the Subsidiaries in Equity Interests in their respective Subsidiaries and loans or advances made by a Loan Party to any Subsidiary or made by any Subsidiary to any Loan Party, in each case, made in order to consummate Permitted Acquisitions;

(p) other investments in an aggregate amount not to exceed $7,500,000; and

(q) the Company and its Subsidiaries may (i) acquire and hold accounts receivable owing to any of them if (A) created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms or (B) repurchased in connection with any Approved Account Sale, (ii) invest in, acquire and hold cash and cash equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make deposits permitted under Section 6.02;

(r) loans and advances to directors, employees and officers of the Company and its Subsidiaries for bona fide business purposes to purchase Equity Interests of the Company, in an aggregate amount not to exceed $250,000 at any time outstanding;

(s) investments in securities of trade creditors or customers in the ordinary course of business received in settlement of a bona fide dispute or judgment or upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(t) investments to the extent such investments reflect an increase in the value of investments;

(u) investments consisting of cash earnest money deposits made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(v) the Taylor Precision Acquisition;

(w) investments acquired in connection with Permitted Acquisitions; and

(x) Guarantees entered into in the ordinary course of business by the Company or any Subsidiary of real property leases and similar obligations of the Company or any Subsidiary; and

(y) Investments in the Term Loans in accordance with Section 9.04(e) of the Term Loan Agreement (as in effect on the Effective Date);

(z) any other investments (including Acquisitions) whether or not of a type described above; provided that, the Payment Condition shall be satisfied with respect to such investment.

Notwithstanding the foregoing, any Acquisition made in reliance on any provision of this Section 6.04 must satisfy the requirements of a Permitted Acquisition.

The amount of any investment shall be the original cost of such investment plus the cost of all additions thereto less all returns of capital, dividends and other cash returns thereof and less all liabilities expressly and irrevocably assumed by another person in connection with the sale of such investment, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such investment. The amount of any loan shall be the initial principal amount of such loan less all returns of principal and other cash returns thereof.

SECTION 6.05. Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Company permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the Company or another Subsidiary in compliance with Section 6.04), except:

(a) sales, transfers and dispositions of (i) inventory in the ordinary course of business, (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business, (iii) the abandonment or other disposition of immaterial intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Subsidiaries taken as a whole and (iv) cash in connection with transactions not prohibited by the terms of this Agreement;

(b) sales, transfers and dispositions to any Loan Party or any Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Sections 6.04 and 6.09;

(c) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(d) sales, transfers and dispositions of Permitted Investments and other investments permitted by clauses (i) and (k) of Section 6.04;

(e) sale and leaseback transactions permitted by Section 6.06;

(f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or any Subsidiary;

(g) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other paragraph of this Section; provided that (i) the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (g) shall not exceed the greater of (x) $25,000,000 and (y) 5% of Consolidated Total Assets (at the time made) during the term of this Agreement and (ii) all sales, transfers and other dispositions made in reliance upon this paragraph (g) in respect of property for a purchase price in excess of $600,000 shall be made for fair value and for at least 75% cash consideration;

(h) leases or subleases of real or personal property in the ordinary course of business and in accordance with the applicable Collateral Documents;

(i) transactions permitted by Section 6.03 or Section 6.04; and

(j) sale by the Loan Parties of Accounts owing by an Approved Account Debtor to one or more financial institutions from time to time in accordance with the terms of documents reasonably satisfactory to the Administrative Agent (an “Approved Account Sale”) so long as (i) one hundred percent (100%) of the net proceeds received by the Loan Parties from such sale shall be deposited in one or more Collateral Deposit Accounts subject to Deposit Account Control Agreements and (ii) if requested by the Administrative Agent, such financial institution will enter into an intercreditor agreement with the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, with respect to payments made in respect of such Accounts.

SECTION 6.06. Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Company or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within ninety (90) days after the Company or such Subsidiary acquires or completes the construction of such fixed or capital asset.

SECTION 6.07. Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Loan Party or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Loan Party or any Subsidiary.

SECTION 6.08. Restricted Payments. No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)    the Company may declare and pay dividends with respect to its Equity Interests payable solely in shares of Qualified Equity Interests of the Company;

(b)    any Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, in each case ratably to the holders of such Equity Interests (or if not ratably, on a basis more favorable to the Company and the Loan Parties);

(c)    the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and its Subsidiaries;

(d)    the Company may pay regularly scheduled cash dividends in accordance with the Company’s historical dividend policy in an aggregate amount not to exceed $5,000,000 per fiscal year of the Company, so long as no Default or Event of Default shall have occurred and be continuing or would arise after giving effect (including pro forma effect) thereto; and

(e)    the Company and its Subsidiaries may declare or make, or agree to pay or make, directly or indirectly, any other Restricted Payments (whether or not of a type described in the other paragraphs of this Section 6.08) so long as the Payment Condition shall be satisfied with respect to such Restricted Payments.

SECTION 6.09. Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to the Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(b) transactions between or among the Loan Party and any one or more Subsidiaries that are Loan Parties not involving any other Affiliate;

(c) any investment, loan or advance permitted by Sections 6.04(c) or 6.04(d) and guarantees permitted by Section 6.04(e);

(d) any Indebtedness permitted under Section 6.01(c);

(e) any Restricted Payment permitted by Section 6.08;

(f) loans or advances to employees permitted under Section 6.04;

(g) the payment of reasonable fees to directors of the Company or any Subsidiary who are not employees of the Company or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Company or its Subsidiaries in the ordinary course of business;

(h) transactions set forth on Schedule 6.09; and

(i) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Company’s board of directors; and

(j) any transaction with a joint venture which would constitute a transaction with an Affiliate solely as a result of the Company or any Subsidiary owning an equity interest or otherwise controlling such joint venture or similar entity.

SECTION 6.10. Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that:

(i) the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law or by any Loan Document;

(ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition);

(iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder;

(iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness;

(v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof;

(vi) clause (a) of the foregoing shall not apply to restrictions and conditions contained in agreements entered into in connection with an Approved Account Sale;

(vii) the foregoing shall not apply to agreements or arrangements binding on a Subsidiary at the time such Subsidiary becomes a Subsidiary of the Company or any permitted extension, refinancing, replacement or renewal of, or any amendment or modification to, any such agreement or arrangement so long as any such extension, refinancing, renewal, amendment or modification is not, take as a whole, materially more restrictive (in the good faith determination of the Company) than such agreement or arrangement;

(viii) the foregoing shall not apply to prohibitions, restrictions and conditions set forth in Indebtedness of a Subsidiary that is not a Loan Party which is permitted by this Agreement;

(ix) the foregoing shall not apply to restrictions in joint venture agreements and other similar agreements or arrangements applicable to joint ventures;

(x) customary provisions in leases, subleases, licenses, sublicenses or permits so long as such prohibitions, restrictions or conditions relate only to the property subject thereto;

(xi) customary provisions in leases restricting the assignment or subletting thereof; and

(xii) customary provisions restricting assignment or transfer of any contract entered into in the ordinary course of business or otherwise permitted hereunder.

SECTION 6.11. Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness, except as permitted in any intercreditor agreement between the Administrative Agent (on behalf of the Secured Parties) and the holders of such Indebtedness, (b) any Material Indebtedness in any way that creates a Burdensome Restriction or (c) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, in each case, to the extent any such amendment, modification or waiver would be adverse to the Lenders.

SECTION 6.12. Certain Payment of Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Indebtedness that (i) constitutes Subordinated Indebtedness (or any other Indebtedness from time to time outstanding under the Subordinated Indebtedness Documents), (ii) is secured on a junior lien basis by Liens on the Collateral (excluding for the avoidance of doubt, the Term Loan Obligations) or (iii) is unsecured, except:

(a) regularly scheduled interest and principal payments as and when due (other than, in the case of Subordinated Indebtedness, to the extent prohibited by the subordination provisions thereof);

(b) refinancings with the proceeds of Refinancing Indebtedness permitted in respect thereof under Section 6.01;

(c) payments made solely with Qualified Equity Interests in the Company or the conversion of such Indebtedness into Qualified Equity Interests of the Company;

(d) prepayments of intercompany Indebtedness permitted hereby owed by the Company or any Subsidiary to the Company or any Subsidiary (other than, in the case of Subordinated Indebtedness, to the extent prohibited by the subordination provisions thereof); provided that, for the avoidance of doubt, the prepayment of any Subordinated Indebtedness owed by the Company or any Loan Party to any Subsidiary that is not a Loan Party shall be permitted so long as no Default shall have occurred and be continuing or would result after giving effect (including pro forma effect) thereto; and

(e) the Company or any Subsidiary may make payments in respect of Indebtedness if the Payment Conditions shall be satisfied with respect to such payments.

SECTION 6.13. Fixed Charge Coverage Ratio. During any FCCR Test Period, the Borrowers will not permit the Fixed Charge Coverage Ratio as of the last day of any period of four fiscal quarters ending during such FCCR Test Period, to be less than 1.10 to 1.00.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (solely with respect to a Loan Party’s existence), 5.08, 5.14 or 5.15 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) five (5) Business Days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)), 5.03 (other than with respect to a Loan Party’s existence) through 5.07, 5.09, 5.10, 5.11 or 5.12 of this Agreement or (ii) thirty (30) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement;

(f) any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both, but after giving effect to the expiration of any applicable grace periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, administration, receivership, reorganization or other relief in respect of a Loan Party or any Material Subsidiary of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, administrator, custodian, sequestrator, conservator or similar official for any Loan Party or any Material Subsidiary of any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) (i) any Loan Party or any Material Subsidiary of any Loan Party shall (A) voluntarily commence any proceeding or file any petition seeking, in respect of itself or its debts, or of a substantial part of its assets, liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Material Subsidiary of any Loan Party or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action for the purpose of effecting any of the foregoing or (ii) a U.K. Insolvency Event shall occur in respect of any U.K. Relevant Entity;

(j) any Loan Party or any Material Subsidiary of any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against any Loan Party, any Material Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Material Subsidiary of any Loan Party to enforce any such judgment or any Loan Party or any Material Subsidiary of any Loan Party shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) the occurrence of any “default” or “Event of Default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

(o) the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;

(p) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document;

(q) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(r) any of the Borrowers or Subsidiaries shall have been notified by the Pensions Regulator or the trustees of a Non-U.S. Pension Plan that any of them has, in relation to a Non-U.S. Pension Plan, incurred a debt or other liability under Section 75 or 75A of the United Kingdom Pensions Act 1995, or has been issued with a Contribution Notice or Financial Support Direction, or otherwise is liable to pay any other amount in respect of Non-U.S. Pension Plans, in each case, that could reasonably be expected to result in a Material Adverse Effect;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and (iii) require cash collateral for the LC Exposure in accordance with Section 2.07(j) hereof; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding (and, without duplication, cash collateral for the LC Exposure in accordance with Section 2.07(j) hereof), together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

The Administrative Agent

SECTION 8.01.     Appointment. Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, and the Issuing Bank, hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders and the Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders (including the Swingline Lender and the Issuing Bank), and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 8.02.     Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or any Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03. Duties and Obligations. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and, (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04. Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Actions through Sub-Agents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

SECTION 8.06. Resignation. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by its successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Borrowers and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Bank and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duly or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and the Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.18(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

SECTION 8.07. Non-Reliance.

(a) Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any amendment thereto or any other Lender and their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any amendment thereto or any other Lender and their respective Related Parties and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

(b) Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 8.08. No Action without Consent of Administrative Agent. Except with respect to the exercise of setoff rights of any Lender, in accordance with Section 9.08, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against any Borrower or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Administrative Agent.

SECTION 8.09. Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties. (a) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

(b) In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties. The Lenders hereby authorize the Administrative

Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 9.02(c); (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Borrower Representative to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Company or any Subsidiary in respect of) all interests retained by the Company or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

(c) In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.16, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction

of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.10. Foreign Law. The Company, on its behalf and on behalf of its Subsidiaries, and each Lender, on its behalf and on the behalf of its affiliated Secured Parties, hereby irrevocably constitute the Administrative Agent as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) in order to hold hypothecs and security granted by the Company or any Subsidiary on property pursuant to the laws of the Province of Quebec to secure obligations of the Company or any Subsidiary under any bond, debenture or similar title of indebtedness issued by the Company or any Subsidiary in connection with this Agreement, and agree that the Administrative Agent may act as the bondholder and mandatary with respect to any bond, debenture or similar title of indebtedness that may be issued by the Company or any Subsidiary and pledged in favor of the Secured Parties in connection with this Agreement. Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), JPMorgan Chase Bank, N.A. as Administrative Agent may acquire and be the holder of any bond issued by the Company or any Subsidiary in connection with this Agreement (i.e., the fondé de pouvoir may acquire and hold the first bond issued under any deed of hypothec by the Company or any Subsidiary).

The Administrative Agent is hereby authorized to execute and deliver any documents necessary or appropriate to create and perfect the rights of pledge for the benefit of the Secured Parties including a right of pledge with respect to the entitlements to profits, the balance left after winding up and the voting rights of the Company as ultimate parent of any subsidiary of the Company which is organized under the laws of the Netherlands and the Equity Interests of which are pledged in connection herewith (a “Dutch Pledge”). Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree with the creation of parallel debt obligations of the Company or any relevant Subsidiary as will be described in any Dutch Pledge (the “Parallel Debt”), including that any payment received by the Administrative Agent in respect of the Parallel Debt will - conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application - be deemed a satisfaction of a pro rata portion of the corresponding amounts of the Obligations, and any payment to the Secured Parties in satisfaction of the Obligations shall - conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application - be deemed as satisfaction of the corresponding amount of the Parallel Debt. The parties hereto acknowledge and agree that, for purposes of a Dutch Pledge, any resignation by the Administrative Agent is not effective until its rights under the Parallel Debt are assigned to the successor Administrative Agent.

The parties hereto acknowledge and agree for the purposes of taking and ensuring the continuing validity of German law governed pledges (Pfandrechte) with the creation of parallel debt obligations of the Company and its Subsidiaries as will be further described in a separate German law governed parallel debt undertaking. The Administrative Agent shall (i) hold such parallel debt undertaking as fiduciary agent (Treuhaender) and (ii) administer and hold as fiduciary agent (Treuhaender) any pledge created under a German law governed Collateral Document which is created in favor of any Secured Party or transferred to any Secured Party due to its accessory nature (Akzessorietaet), in each case in its own name and for the account of the Secured Parties. Each Lender, on its own behalf and on behalf of its affiliated Secured Parties, hereby authorizes the Administrative Agent to enter as its agent in its name and on its behalf into any German law governed Collateral Document, to accept as its agent in its name and on its behalf any pledge under such Collateral Document and to agree to and execute as agent in its name and on its behalf any amendments, supplements and other alterations to any such Collateral Document and to release any such Collateral Document and any pledge created under any such Collateral Document in accordance with the provisions herein and/or the provisions in any such Collateral Document.

Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties hereby irrevocably appoints JPMorgan Chase Bank, N.A. as Administrative Agent on the terms and conditions set forth in any Foreign Security Agreement governed by English law to act as its trustee under and in relation to any Foreign Security Agreement governed by English law and to hold the assets subject to the security thereby created as trustee for the Secured Parties on the trusts and other terms contained in any Foreign Security Agreement governed by English law. Each Secured Party hereby irrevocably authorizes JPMorgan Chase Bank, N.A., as Administrative Agent, to exercise such rights, remedies, powers and discretions as are specifically delegated to it by the terms of any Foreign Security Agreement governed by English law, together with all such rights, remedies, powers and discretions as are reasonably incidental thereto. Any reference in this Agreement to Liens or other security interests stated to be in favor of the Administrative Agent shall be construed so as to include a reference to Liens or other security interests granted in favor of JPMorgan Chase Bank, N.A., as Administrative Agent.

Additionally, JPMorgan Chase Bank, N.A., as Administrative Agent, (or any successor Administrative Agent in accordance with this Agreement) shall have, subject always to the provisions of any Foreign Security Agreement governed by English law, (a) all the powers of an absolute owner of the security constituted by the Foreign Security Agreement governed by English law and (b) all the rights, remedies and powers granted to it and be subject to all the obligations and duties owed by it under the Foreign Security Agreement governed by English law and/or any of the Loan Documents.

The Secured Parties agree that at any time that the beneficiary of the Liens under any Foreign Security Agreement governed by English law shall be a Person other than the Administrative Agent, such other Person shall have the rights, remedies, benefits and powers granted to the Administrative Agent in this Agreement or in any Foreign Security Agreement governed by English law. Nothing in this Article VIII shall require JPMorgan Chase Bank, N.A., as Administrative Agent, to act as a trustee at common law or to be holding any property on trust, in any jurisdiction outside the United Kingdom which may not operate under principles of trust or where such trust would not be recognized or its effects would not be enforceable.

SECTION 8.11. Flood Laws. JPMorgan Chase Bank, N.A. has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). JPMorgan Chase Bank, N.A., as administrative agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, JPMorgan Chase Bank, N.A. reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

SECTION 8.12. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that:

(i) none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto);

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations);

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(v) no fee or other compensation is being paid directly to the Administrative Agent or any of its Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) The Administrative Agent hereby informs the Lenders that it is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that it or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail (with facsimile numbers provided herein for informational purposes only), as follows:

(i) if to any Loan Party, c/o the Company at Lifetime Brands, Inc., 1000 Stewart Avenue, Garden City, New York 11530, Attention: Chief Financial Officer (Telephone No. (516) 203-3500);

(ii) if to the Administrative Agent (other than for purposes of a notification of the DQ List), (A) in the case of any Dollar Tranche Credit Event, to JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Chicago, Illinois 60603, Attention of Justin P Anderson (Telecopy No. 312-377-1100), with a copy to JPMorgan Chase Bank, N.A., 4 New York Plaza, 17th Floor, New York, NY 10004, Attention of Robert A. Kaulius (Telecopy No. (212) 623-7309; Email: robert.a.kaulius@jpmorgan.com), (B) in the case of any Multicurrency Tranche Credit Event, to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, Attention of The Manager, Loan & Agency Services (Telecopy No. 44 207 777 2360), with a copy to JPMorgan Chase Bank, N.A., 4 New York Plaza, 17th Floor, New York, NY 10004, Attention of Robert A. Kaulius (Telecopy No. (212) 623-7309; Email: robert.a.kaulius@jpmorgan.com), and (C) in the case of all other notices or communications, to JPMorgan Chase Bank, N.A., 4 New York Plaza, 17th Floor, New York, NY 10004, Attention of Robert A. Kaulius (Telecopy No. (212) 623-7309; Email: robert.a.kaulius@jpmorgan.com);

(iii) if to the Issuing Bank, to it at (A) in the case of Dollar Tranche Letters of Credit, JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Chicago, Illinois 60603, Attention Letter of Credit Team (Telecopy No. 214-307-6874; Email: chicago.lc.agency.activity.team@jpmchase.com) and (B) in the case of Multicurrency Tranche Letters of Credit, J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, Attention of The Manager, Loan & Agency Services (Telecopy No. 44 207 777 2360);

(iv) if to the Swingline Lender, (A) in the case of Swingline Loans made on behalf of the Dollar Tranche Lenders, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Chicago, Illinois 60603, Attention of Justin P Anderson (Telecopy No. 312-377-1100) and (B) in the case of Swingline Loans made on behalf of the Multicurrency Tranche Lenders, to it at J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, Attention of The Manager, Loan & Agency Services (Telecopy No. 44 207 777 2360);

(v) if to the Administrative Agent for purposes of a notification of the DQ List, to JPMDQ_Contact@jpmorgan.com; and

(vi) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, or (iii) delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c) Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d) Electronic Systems.

(i) The Company agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 2.10(f) with respect to any increase of Commitments or Section 2.15(c) with respect to an alternate rate of interest to the LIBO Rate, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender; provided that, (x) the Administrative Agent may make Protective Advances as set forth in Section 2.05 and (y) a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default or mandatory prepayment shall not constitute an increase of any Commitment of any Lender;

(ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby; provided that (x) any amendment or modification of the financial covenant in this Agreement (or defined terms used in the financial covenant in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii) and (y) only the consent of the Required Lenders shall be necessary to reduce or waive any obligation of the Borrowers to pay interest or any other amount at the applicable default rate set forth in Section 2.14(d) or to amend Section 2.14(d);

(iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby; provided that, mandatory prepayments pursuant to Section 2.12(c) may be postponed, delayed, reduced, waived or modified with the consent of the Required Lenders;

(iv) change Section 2.19(b) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

(v) increase the advance rates above the maximum percentage amounts set forth in the definition of Domestic Borrowing Base or Foreign Borrowing Base or add new categories of eligible assets, without the written consent of the Supermajority Lenders;

(vi) change any of the provisions of this Section or the definition of “Required Lenders” or “Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender directly affected thereby;

(viii) release all or substantially all of the value of the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents, including with respect to a sale, disposition or dissolution of a Loan Guarantor permitted herein), without the written consent of each Lender; or

(ix) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be (it being understood that any change to Section 2.21 shall require the consent of the Administrative Agent, the Swingline Lender and the Issuing Bank). The Administrative Agent may also amend Schedule 2.01 to reflect assignments entered into pursuant to Section 9.04 and as set forth in Section 2.10(g).

(c) The Lenders and the Issuing Bank hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon satisfaction of the Final Release Conditions, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interests of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, (iv) constituting Excluded Assets, (v) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII or (vi) as permitted by, but only in accordance with, the terms of the applicable Loan Document. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $5,000,000 during any calendar year without the prior written authorization of the Required Lenders(it being agreed that the Administrative Agent may rely conclusively on one or more certificates of the Borrowers as to the value of any Collateral to be so released, without further inquiry). Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent. In addition, each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, irrevocably authorizes the Administrative Agent, at its option and in its discretion, (i) to subordinate any Lien on any assets granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(d) or (ii) in the event that the Company shall have advised the Administrative Agent that, notwithstanding the use by the Company of commercially reasonable efforts to obtain the consent of such holder (but without the requirement to pay any sums to obtain such consent) to permit the Administrative Agent to retain its liens (on a subordinated basis as contemplated by clause (i) above), the holder of such other Indebtedness requires, as a condition to the extension of such credit, that the Liens on such assets granted to or held by the Administrative Agent under any Loan Document be released, to release the Administrative Agent’s Liens on such assets. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) each Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.17 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.    Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed solely by the Company, the Administrative Agent and the assignee and that the Non-Consenting Lender shall be deemed to have agreed to such assignment and need not be a party thereto.

(e)    Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Company only, amend, modify or supplement this Agreement or any of the other Loan Documents (i) to correct, amend, resolve or cure any ambiguity, omission, mistake, defect or inconsistency or correct any typographical error or other manifest error in any Loan Document, (ii) to comply with local law or advice of local counsel in any jurisdiction the laws of which govern any Collateral Document or that are relevant to the creation, perfection, protection and/or priority of any Lien in favor of the Administrative Agent, (iii) to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (iv) to make administrative or operational changes not adverse to any Lender or (v) to add a guarantor or collateral or otherwise enhance the rights and benefits of the Lenders.

(f) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of one primary counsel and, in each applicable jurisdiction, one local counsel for the Administrative Agent and its Affiliates, in each case, for all such parties taken together, in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable and documented fees, charges and disbursements of one primary counsel and, in each applicable jurisdiction, one local counsel for the Administrative Agent, the Issuing Bank and the Lenders taken as a whole, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:

(i) inventory and trademark appraisals and insurance and environmental reviews;

(ii) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;

(iii) taxes, fees and other charges for (A) lien searches and (B) filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(iv) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take;

(v) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent; and

(vi) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral (including costs and expenses in relation to any Deposit Account Control Agreement).

All of the foregoing fees, costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.19(c).

(b) The Company shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of (x) one primary counsel and one local counsel in each applicable jurisdiction, in each case for the Indemnitees taken as a whole and (y) in the case of actual or reasonably perceived potential conflicts of interest or the availability of different claims or defenses, one additional counsel for each similarly affected group of Indemnitees), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, (iv) the failure of the Borrowers to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by the Borrowers for Taxes pursuant to Section 2.18, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that the indemnity provided for in this Section 9.03(b) shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes or U.K. Taxes other than any Taxes or U.K. Taxes that represent losses or damages arising from any non-Tax or non-U.K. Tax claim.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent and each Lender severally agrees to pay to the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that any Borrower’s failure to pay any such amount shall not relieve such Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower Representative; provided that, the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof and provided further that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent;

(C) the Issuing Bank; and

(D) the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the

Borrower Representative and the Administrative Agent otherwise consent; provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender, (c) the Company, any of its Subsidiaries or any of its Affiliates, (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (e) a Disqualified Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts (and stated interest) of the Loans and LC

Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06, 2.07(d) or (e), 2.08(b), 2.19(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) Any Lender may at any time, without the consent of, or notice to, any Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.18(f) (it being understood that the documentation required under Section 2.18 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.19 and 2.20 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.16 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.20(b) with respect to any Participant.

To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c) and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(d)    Disqualified Lenders.

(i)     No assignment or participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a written supplement to the list of “Disqualified Lenders” referred to in, the definition of “Disqualified Lender”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Company of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment or participation in violation of this clause (d)(i) shall not be void, but the other provisions of this clause (d) shall apply.

(ii)     If any assignment or participation is made to any Disqualified Lender without the Company’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, the Company may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Persons (other than an Ineligible Institution) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)     Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Company, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter.

(iv)     The Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Company and any updates thereto from time to time (collectively, the “DQ List”) on a Platform, including that portion of such Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender or potential Lender requesting the same.

(v)     The Administrative Agent and the Lenders shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, neither the Administrative Agent nor any Lender shall (x) be obligated to ascertain, monitor or inquire as to whether any other Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Lender.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Final Release Conditions have been satisfied. The provisions of Sections 2.16, 2.17, 2.18 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers or any Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) The Loan Documents shall be construed in accordance with and governed by the law of the State of New York, but giving effect to federal laws applicable to national banks.

(b) Each of the Loan Parties, the Administrative Agent, the Issuing Bank and the Lenders hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment arising out of or relating to any Loan Document, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each of the Loan Parties, the Administrative Agent, the Issuing Bank and the Lenders hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. The Domestic Subsidiary Borrower and each Foreign Subsidiary Borrower irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City. The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment (and any similar appointment by a Loan Guarantor which is a Foreign Subsidiary or a Domestic Subsidiary). Said designation and appointment shall be irrevocable by each such Foreign Subsidiary Borrower until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by such Foreign Subsidiary Borrower hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof and such Foreign Subsidiary Borrower shall have been terminated as a Borrower hereunder pursuant to Section 2.24. Each Foreign Subsidiary Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City by service of process upon the Company as provided in this Section 9.09(d); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company and (if applicable to) such Foreign Subsidiary Borrower at its address set forth in the Borrowing Subsidiary Agreement to which it is a party or to any other address of which such Foreign Subsidiary Borrower shall have given written notice to the Administrative Agent (with a copy thereof to the Company). Each Foreign Subsidiary Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Foreign Subsidiary Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Foreign Subsidiary Borrower. To the extent any Foreign Subsidiary Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), each Foreign Subsidiary Borrower hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f)) or (2) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Company or its Subsidiaries or the credit facility provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility provided for herein, (h) with the consent of the Company or (i) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

SECTION 9.15. Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.16. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18. Marketing Consent. The Borrowers hereby authorize JPMCB and its affiliates (collectively, the “JPMCB Parties”), at their respective sole expense, but without any prior approval by any Borrower, to include the Borrowers’ names and logos in advertising slicks posted on their internet sites, in pitchbooks or sent in mailings to prospective customers and to give such other publicity to this Agreement as each may from time to time determine in its sole discretion. Notwithstanding the foregoing, JPMCB Parties shall not publish the Borrowers’ names in a newspaper or magazine without obtaining the Borrowers’ prior written approval. The foregoing authorization shall remain in effect unless and until the Borrower Representative notifies JPMCB in writing that such authorization is revoked.

SECTION 9.19. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 9.20. No Fiduciary Duty, etc. Each Borrower acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to each Borrower with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, any Borrower or any other Person. Each Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Borrower acknowledges and agrees that no Credit Party is advising any Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to any Borrower with respect thereto. Each Borrower further acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Credit Party, together with its affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, any Borrower and other companies with which any Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, each Borrower acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which a Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from any Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with such Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any Borrower, confidential information obtained from other companies.

SECTION 9.21. Release of Loan Guarantors.

(a)    A Loan Guarantor shall automatically be released from its obligations under the Loan Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Loan Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

(b)    Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Company, release any Loan Guarantor from its obligations under the Loan Guaranty if (i) such Loan Guarantor is no longer a Material Subsidiary or is otherwise not required pursuant to the terms of this Agreement to provide a Loan Guaranty or (ii) such release is approved, authorized or ratified by the requisite Lenders pursuant to Section 9.02.

(c)    At such time as (i) the principal and interest on the Loans, the fees, expenses and other amounts payable under the Loan Documents and the other Secured Obligations (other than Banking Services Obligations, Swap Agreement Obligations and Unliquidated Obligations, in each case, not then due and payable) shall have been paid in full in cash, (ii) the Commitments shall have been terminated, and (iii) no Letters of Credit shall be outstanding (or any outstanding Letters of Credit shall have been cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank) (the conditions set forth in the preceding clauses (i), (ii) and (iii), collectively, the “Final Release Conditions”), the Loan Guaranty and all obligations (other than those expressly stated to survive such termination) of each Loan Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

SECTION 9.22. Intercreditor Agreements. Without limiting the authority granted to the Administrative Agent in Article VIII hereof, each Lender (and each Person that becomes a Lender hereunder pursuant to Section 9.04) hereby authorizes and directs the Administrative Agent to enter into any Intercreditor Agreement on behalf of such Lender and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of such Intercreditor Agreement. In the event of any conflict between the terms of any Intercreditor Agreement and this Agreement, the terms of such Intercreditor Agreement shall govern and control with respect to matters set forth therein.

ARTICLE X

Loan Guaranty

SECTION 10.01. Guaranty. Subject to Section 10.14 hereof, each Loan Guarantor (other than those that have delivered a separate Guarantee) hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations. Subject to Section 10.14 hereof, each Borrower irrevocably and unconditionally jointly and severally agrees that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Administrative Agent, the Issuing Bank and the Lenders immediately on demand against any cost, loss or liability they incur as a result of any Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under this Article X on the date when it would have been due (but so that the amount payable by a Borrower under this indemnity will not exceed the amount it would have had to pay under this Article X if the amount claimed had been recoverable on the basis of a Guarantee).

SECTION 10.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03. No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the

Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 10.04. Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, any Loan Guarantor or any other Obligated Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.

SECTION 10.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

SECTION 10.07. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, the Issuing Bank or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08. Termination. The Lenders may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations. Nothing in this Section 10.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that may exist under Article VII hereof as a result of any such notice of termination.

SECTION 10.09. Taxes. All payments of the Guaranteed Obligations will be made by each Loan Guarantor free and clear of and without deduction for any Indemnified Taxes or U.K. Taxes; provided that if any Loan Guarantor shall be required to deduct any Indemnified Taxes or U.K. Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Guarantor shall make such deductions and (iii) such Loan Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

SECTION 10.10. Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder; provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

SECTION 10.11. Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transaction Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account. This Loan Guaranty does not apply to any liability to the extent that it would result in this Loan Guaranty constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006.

SECTION 10.12. Contribution.

(a)    To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the payment in full of the Guaranteed Obligations and the termination of this Agreement, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)    As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c)    This Section 10.12 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.12 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d)    The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e)    The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.12 shall be exercisable upon the payment in full of the Guaranteed Obligations and the termination of this Agreement.

SECTION 10.13. Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.14. Affected Foreign Subsidiaries. Notwithstanding anything in this Agreement (including without limitation, this Article X) to the contrary, (i) no Foreign Subsidiary shall be a primary obligor or guarantor (pursuant to Section 10.01 or otherwise) or pledgor of any assets or otherwise be responsible for, in each case, any Obligations incurred by or on behalf of any Domestic Loan Party in any manner that could reasonably be expected to cause a Deemed Dividend Issue and (ii) no Foreign Subsidiary which is and remains an Affected Foreign Subsidiary shall be liable hereunder for any of the Loans made to, or any other Obligations incurred by or on behalf of, any Domestic Loan Party.

SECTION 10.15. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Guarantor to honor all of its obligations under this Loan Guaranty in respect of a Swap Agreement Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.15 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.15 shall remain in full force and effect until the termination of all Swap Agreement Obligations. Each Qualified ECP Guarantor intends that this Section 10.15 constitute, and this Section 10.15 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XI

The Borrower Representative.

SECTION 11.01. Appointment; Nature of Relationship. The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower(s), provided that, in the case of a Revolving Loan, such amount shall not exceed Availability except in the case of Overadvances in accordance with Section 2.06(c). The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.

SECTION 11.02. Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

SECTION 11.03. Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

SECTION 11.04. Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or Unmatured Default hereunder referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”.    In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

SECTION 11.05. Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

SECTION 11.06. Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

SECTION 11.07. Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificate required pursuant to the provisions of this Agreement.

ARTICLE XII

Collection Allocation Mechanism

(a) On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Article VII, (ii) the principal amount of each Revolving Loan and

LC Disbursement denominated in a Foreign Currency shall automatically and without any further action required, be converted into Dollars determined using the Exchange Rates calculated as of the CAM Exchange Date, equal to the Dollar Amount of such amount and on and after such date all amounts accruing and owed to any Lender in respect of such Obligations shall accrue and be payable in Dollars at the rates otherwise applicable hereunder and (iii) the Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Designated Obligations such that, in lieu of the interests of each Lender in the particular Designated Obligations that it shall own as of such date and immediately prior to the CAM Exchange, such Lender shall own an interest equal to such Lender’s CAM Percentage in each Designated Obligation. Each Lender, each Person acquiring a participation from any Lender as contemplated by Section 9.04, and the Borrowers hereby consent and agree to the CAM Exchange. The Borrowers and the Lenders agree from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that, the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b) As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Designated Obligations shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment or distribution to the extent required by paragraph (c) below).

(c) In the event that, after the CAM Exchange, the aggregate amount of the Designated Obligations shall change as a result of the making of an LC Disbursement by the Issuing Bank that is not reimbursed by any Borrower, then (i) each Lender shall, in accordance with Section 2.06(e), promptly purchase from the Issuing Bank the Dollar equivalent of a participation in such LC Disbursement in the amount of such Lender’s Applicable Percentage of such LC Disbursement (without giving effect to the CAM Exchange), (ii) the Administrative Agent shall redetermine the CAM Percentages after giving effect to such LC Disbursement and the purchase of participations therein by the applicable Lenders, and the Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Designated Obligations such that each Lender shall own an interest equal to such Lender’s CAM Percentage in each of the Designated Obligations and (iii) in the event distributions shall have been made in accordance with clause (i) of paragraph (b) above, the Lenders shall make such payments to one another in Dollars as shall be necessary in order that the amounts received by them shall be equal to the amounts they would have received had each LC Disbursement been outstanding immediately prior to the CAM Exchange. Each such redetermination shall be binding on each of the Lenders and their successors and assigns in respect of the Designated Obligations held by such Persons and shall be conclusive absent manifest error.

(d) Nothing in this Article shall prohibit the assignment by any Lender of interests in some but not all of the Designated Obligations held by it after giving effect to the CAM Exchange; provided that, in connection with any such assignment such Lender and its assignee shall enter into an agreement setting forth their reciprocal rights and obligations in the event of a redetermination of the CAM Percentages as provided in the immediately preceding paragraph (c).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

LIFETIME BRANDS, INC., as the Company

By:	/s/ Laurence Winoker
Name: Laurence Winoker
Title: Senior Vice President & CFO

TAYLOR PRECISION PRODUCTS INC., as the Domestic Subsidiary Borrower

By:	/s/ Ronald Shiftan
Name: Ronald Shiftan
Title: Vice Chairman

Signature Page to Credit Agreement

Lifetime Brands, Inc.

CREATIVE TOPS LIMITED, as a Foreign Subsidiary Borrower

By:	/s/ Ronald Shiftan
Name: Ronald Shiftan
Title: Director

LIFETIME BRANDS EUROPE LIMITED, as a Foreign Subsidiary Borrower

By:	/s/ Ronald Shiftan
Name: Ronald Shiftan
Title: Director

Signature Page to Credit Agreement

Lifetime Brands, Inc.

OTHER LOAN PARTIES:

PFALTZGRAFF FACTORY STORES, INC.

By:	/s/ Laurence Winoker
Name: Laurence Winoker
Title: Senior Vice President – Finance and Treasurer

TMC ACQUISITION INC.

By:	/s/ Laurence Winoker
Name: Laurence Winoker
Title: Chief Financial Officer and Treasurer

TPP ACQUISITION II LLC

By:	/s/ Laurence Winoker
Name: Laurence Winoker
Title: Chief Financial Officer and Treasurer

TAYLOR FINANCE, LLC

By:	/s/ Ronald Shiftan
Name: Ronald Shiftan
Title: Vice Chairman

CHEF’N ACQUISITION, INC.

By:	/s/ Ronald Shiftan
Name: Ronald Shiftan
Title: Vice Chairman

Signature Page to Credit Agreement

Lifetime Brands, Inc.

THE CHEF’N CORPORATION

By:	/s/ Ronald Shiftan
Name: Ronald Shiftan
Title: Vice Chairman

SPRINGFIELD PRECISION ASSETS LLC

By:	/s/ Ronald Shiftan
Name: Ronald Shiftan
Title: Vice Chair

PLANETBOX LLC

By:	/s/ Ronald Shiftan
Name: Ronald Shiftan
Title: Vice Chairman

Signature Page to Credit Agreement

Lifetime Brands, Inc.

JPMORGAN CHASE BANK, N.A., individually, as Administrative Agent, Issuing Bank, Swingline Lender and a Lender

By:	/s/ Robert A. Kaulius
Name: Robert A. Kaulius
Title: Authorized Officer

HSBC USA, NATIONAL ASSOCIATION, individually as a Lender and as an Issuing Bank

By:	/s/ William Conlan
Name: William Conlan
Title: Senior Vice President

SANTANDER BANK, N.A., as a Lender

By:	/s/ Pasqualina Coppola
Name: Pasqualina Coppola
Title: Senior Vice President

By:	/s/ Joanne Wong
Name: Joanne Wong
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kathryn Scharre
Name: Kathryn Scharre
Title: Authorized Signatory

WELLS FARGO BANK, NATIONAL ASSOCIATION (London Branch), as a Lender

By:	/s/ S J Chait
Name: S J Chait
Title: Authorized Signatory

Signature Page to Credit Agreement

Lifetime Brands, Inc.

SCHEDULE 2.01

COMMITMENTS

Lender	Dollar Tranche Commitment	Multicurrency Tranche Commitment	Total Commitment	Treaty Passport Scheme Reference Number and Jurisdiction of Tax Residence (if applicable)
JPMorgan Chase Bank, N.A.	$44,000,000	$16,000,000	$60,000,000	13/M/0268710/DTTP (United States)
HSBC Bank USA, National Association	$25,666,666.67	$9,333,333.33	$35,000,000
Santander Bank, N.A.	$22,000,000	$8,000,000	$30,000,000
Wells Fargo Bank, National Association	$18,333,333.33	$6,666,666.67	$25,000,000
TOTAL	$110,000,000	$40,000,000	$150,000,000

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrowers:	Lifetime Brands, Inc., the Domestic Subsidiary Borrower and certain Foreign Subsidiary Borrowers

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:

Credit Agreement dated as of March 2, 2018 among Lifetime Brands, Inc., the other Borrowers from time to time party thereto, the other Loan Parties parties thereto, the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

1 Select as applicable.

Exhibit A

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

Effective Date:    _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

2   Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Dollar Tranche Commitment”, etc.)

3   Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A

[Consented to and][4] Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent, Issuing Bank and Swingline Lender

By
Title:

[Consented to:][5]

LIFETIME BRANDS, INC.

By
Title:

4   To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

5   To be added only if the consent of the Company and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

Exhibit A

ANNEX 1

[__________________]6

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any arranger or any other Lender and their respective Related Parties, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any arranger, the Assignor or any other Lender or their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments.    From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.

6   Describe Credit Agreement at option of Administrative Agent.

Exhibit A

Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York, but giving effect to federal laws applicable to national banks.

Exhibit A

EXHIBIT B

[INTENTIONALLY OMITTED]

Exhibit B

EXHIBIT C

BORROWING BASE CERTIFICATE

[Attached]

Exhibit C

EXHIBIT D

COMPLIANCE CERTIFICATE

To: The Lenders parties to the

Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of March 2, 2018 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Lifetime Brands, Inc. (the “Company”), the other Borrowers party thereto, the other Loan Parties, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and as the Issuing Bank. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                  of the Company;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements [for quarterly or monthly financial statements add: and such financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries for the period covered thereby on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes];

3.     The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement and that affects the attached financial statements;

4.    I hereby certify that no Loan Party has changed (i) its name, (ii) its chief executive office, (iii) principal place of business, (iv) the type of entity it is or (v) its state of incorporation or organization without having given the Agent the notice required by Section 4.15 of the Domestic Security Agreement (or any similar provision in any Foreign Security Agreement);

5. Schedule I attached hereto sets forth financial data and computations evidencing the Fixed Charge Coverage Ratio for the most recently ended four (4) fiscal quarters and, if applicable, the Company’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct; and

6.    Schedule II hereto sets forth the computations necessary to determine the Applicable Rate commencing on the Business Day this certificate is delivered.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event or (i) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

Exhibit D

Exhibit D

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of                 ,                 .

LIFETIME BRANDS, INC.

By:
Name:
Title:

Exhibit D

SCHEDULE I

Calculation of Fixed Charge Coverage Ratio and, if applicable,

Compliance as of _________, ____ with

Provisions of         and         of

the Agreement

Exhibit D

SCHEDULE II

Company’s Applicable Rate Calculation

Exhibit D

EXHIBIT E

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of __________, ____, 20__, is entered into between [New Subsidiary], a [___________] (the “New Subsidiary”) and JPMorgan Chase Bank, N.A., in its capacity as administrative agent (the “Administrative Agent”) under that certain Credit Agreement, dated as of March 2, 2018 among Lifetime Brands, Inc. (the “Company”), the other Borrowers party thereto, the Loan Parties party thereto, the Lenders party thereto and the Administrative Agent (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Administrative Agent, for the benefit of the Lenders, hereby agree as follows:

1.    The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a “Loan Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a Loan Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are ratified as of such earlier date), (b) all of the covenants set forth in Articles V and VI of the Credit Agreement and (c) all of the guaranty obligations set forth in Article X of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Sections 10.10 and 10.14 of the Credit Agreement, hereby (i) guarantees, jointly and severally with the other Loan Guarantors, to the Administrative Agent and the Lenders, as provided in Article X of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and (ii) agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Loan Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

2.    If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Administrative Agent in accordance with the Credit Agreement.

3.    The address of the New Subsidiary for purposes of Section 9.01 of the Credit Agreement is as follows:

Exhibit E

4.    The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

5.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

6.    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit E

EXHIBIT F

LIST OF CLOSING DOCUMENTS7

LIFETIME BRANDS, INC.

ABL CREDIT FACILITY

March 2, 2018

A.    LOAN DOCUMENTS

1.

Credit Agreement (the “Credit Agreement”) by and among Lifetime Brands, Inc., a Delaware corporation (the “Company”), the other Borrowers from time to time parties thereto (collectively with the Company, the “Borrowers”), the other Loan Parties party thereto, the financial institutions from time to time parties thereto as Lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”), evidencing a revolving credit facility to the Borrowers from the Lenders in an initial aggregate principal amount of $150,000,000.

SCHEDULES

Schedule 2.01	--	Commitments
Schedule 2.07	--	Existing Letters of Credit
Schedule 3.05	--	Properties
Schedule 3.06	--	Disclosed Matters
Schedule 3.14	--	Insurance
Schedule 3.15	--	Capitalization and Subsidiaries
Schedule 6.01	--	Existing Indebtedness
Schedule 6.02	--	Existing Liens
Schedule 6.03	--	Fundamental Changes
Schedule 6.04	--	Existing Investments
Schedule 6.09	--	Transaction with Affiliates
Schedule 6.10	--	Existing Restrictions

EXHIBITS

Exhibit A	--	Form of Assignment and Assumption
Exhibit B	--	[Intentionally Omitted]
Exhibit C	--	Form of Borrowing Base Certificate
Exhibit D	--	Form of Compliance Certificate
Exhibit E	--	Joinder Agreement
Exhibit F	--	List of Closing Documents
Exhibit G-1	–	Form of U.S. Tax Certificate Form of U.S. Tax Certificate (for
Non-U.S. [Lenders][Participants] That Are Not Partnerships)
Exhibit G-2	–	Form of U.S. Tax Certificate (for Non-U.S.

7   Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Credit Agreement. Items appearing in bold and italics shall be prepared and/or provided by the Company and/or Company’s counsel.

Exhibit F

[Lenders][Participants] That Are Partnerships)
Exhibit H-1	--	Form of Borrowing Subsidiary Agreement
Exhibit H-2	--	Form of Borrowing Subsidiary Termination

2.	Notes executed by the initial Borrowers in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.11(f) of the Credit Agreement.

3.

Pledge and Security Agreement, executed by the Domestic Loan Parties, together with pledged instruments and allonges, stock certificates, stock powers executed in blank, pledge instructions and acknowledgments, as appropriate.

Exhibit A	--

Type of Entity; Principal Place of Business or Chief Executive Office; FEIN; State Organization Number; Jurisdiction of Incorporation; Properties Leased by the Grantors; Properties Owned by the Grantors; Public Warehouses or Other Locations

Exhibit B	--	Deposit Accounts; Lock Boxes; Securities Accounts
Exhibit C	--	Letter of Credit Rights; Chattel Paper
Exhibit D	--	Patents; Trademarks; Copyrights
Exhibit E	--	Title Documents
Exhibit F	--	Fixtures
Exhibit G	--	List of Pledged Collateral, Securities and other Investment Property
Exhibit H	--	UCC Financing Statement Filing Locations
Exhibit I	--	Form of Amendment
Exhibit J	--	Commercial Tort Claims

4.	Confirmatory Grant of Security Interest in United States Patents made by certain of the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.

Schedule	A -- Registered Patents; Patent Applications; Other Patents

5.	Confirmatory Grant of Security Interest in United States Trademarks made by certain of the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.

Schedule	A -- Registered Trademarks; Trademark and Service Mark Applications; Other Trademarks

6.	Confirmatory Grant of Security Interest in United States Copyrights made by certain of the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.

Schedule	A -- Registered Copyrights; Copyright Applications; Other Copyrights

7.	Debenture executed by Creative Tops Limited and Lifetime Brands Europe Limited, together with all relevant notices (including bank account control agreements).

8.	Charge over Shares executed by Thomas Plant (Birmingham) Holdings Limited.

B.         UCC DOCUMENTS

9.	UCC, tax lien and name variation search reports naming each Loan Party from the appropriate offices in relevant jurisdictions.

Exhibit F

10.	UCC financing statements naming each Loan Party as debtor and the Administrative Agent as secured party as filed with the appropriate offices in applicable jurisdictions.

C.    CORPORATE DOCUMENTS

11.

Certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (i) that there have been no changes in the Certificate of Incorporation or other charter document of such Loan Party, as attached thereto and as certified as of a recent date by the Secretary of State (or the equivalent thereof) of the jurisdiction of its organization, since the date of the certification thereof by such Secretary of State (or the equivalent thereof), (ii) the By-Laws or other applicable organizational document, as attached thereto, of such Loan Party as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of such Loan Party authorizing the execution, delivery and performance of each Loan Document to which it is a party, and (iv) the names and true signatures of the incumbent officers of each Loan Party authorized to sign the Loan Documents to which it is a party, and (in the case of each Borrower) authorized to request a Borrowing or the issuance of a Letter of Credit under the Credit Agreement.

12.

Good Standing Certificate (or analogous documentation if applicable) for each Loan Party from the Secretary of State (or the equivalent thereof) of the jurisdiction of its organization, to the extent generally available in such jurisdiction.

D.    OPINIONS

13.     Opinion of Nixon Peabody LLP, U.S. counsel for the Loan Parties.

14.    Capacity opinion of Gateley LLP, English counsel for the Loan Parties.

15.    Validity opinion of Mayer Brown International LLP, English counsel for the Administrative Agent.

E.    CLOSING CERTIFICATE AND MISCELLANEOUS

16.	A Certificate signed by the President, a Vice President or a Financial Officer of the Company certifying that:

(i) the Specified Representations are true and correct in all material respects (provided that any representation or warranty that is qualified by materiality, Material Adverse Effect or similar language is true and correct in all respects) on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (provided that any representation or warranty that is qualified by materiality, Material Adverse Effect or similar language is true and correct in all respects) as of such earlier date;

(ii) the Taylor Precision Merger Agreement Representations are true and correct in all material respects (provided that any such representation or warranty that is qualified by “materiality,” “Material Adverse Effect,” or similar language shall be true and correct in all respects) on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (provided that any representation or warranty that is qualified by

Exhibit F

“materiality,” “Material Adverse Effect,” or similar language shall be true and correct in all respects) as of such earlier date;

(iii) on the Effective Date, after giving effect to the Transactions, neither the Company nor any of its Subsidiaries (including, for the avoidance of doubt, Taylor Precision and its subsidiaries) shall have any Indebtedness outstanding other than the Permitted Surviving Debt and the Indebtedness permitted pursuant to Section 6.01 of the Credit Agreement;

(iv) Since the date of the Taylor Precision Merger Agreement, there has not been, individually or in the aggregate, a “Material Adverse Effect” (as such term is defined in the Taylor Precision Merger Agreement as in effect on December 22, 2017); and

(v) the Taylor Precision Acquisition shall, substantially concurrently with the initial funding of the Loans hereunder and under the Term Loan Agreement, be consummated pursuant to the Taylor Precision Merger Agreement, as in effect on December 22, 2017, and no provision thereof shall have been amended or waived, and no consent or request shall have been given under the Taylor Precision Merger Agreement, in any way that is materially adverse to the Lenders in their capacities as such.

17.

A Solvency Certificate of the chief financial officer of the Company substantially in the form of Annex I hereto, certifying that the Company and its Subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.

18.

The following financial statements: (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Taylor Precision and its subsidiaries, for the two most recently completed fiscal years ended March 31, 2017 and March 31, 2016, (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Taylor Precision Products, Inc. and its subsidiaries, for each subsequent fiscal quarter ended at least forty-five (45) days before the Effective Date and (iii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Taylor Precision and its subsidiaries for the six-month fiscal period ended September 30, 2017.

19.

Pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least forty-five (45) days prior to the Effective Date (or, in the case of the four fiscal quarter period ended on the last day of the fiscal year of the Company, ended at least ninety (90) days prior to the Effective Date), prepared after giving effect to the Transactions (including the acquisition of Taylor Precision) as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

20.

Payoff documentation providing evidence reasonably satisfactory to the Administrative Agent that each of the Existing Credit Agreement, the Existing Taylor Precision Credit Agreement and the Existing Taylor Precision Note Purchase Agreement shall be terminated and cancelled (along with, to the extent reasonably required by the Administrative Agent, all of the agreements, documents and instruments delivered in connection therewith), all Indebtedness owing thereunder shall be repaid, all liens established pursuant to the terms thereof shall be terminated, and any letters of credit issued thereunder shall be cash collateralized, supported by a Letter of Credit or reevidenced hereby as an Existing Letter of Credit.

Exhibit F

21.	A Borrowing Base Certificate prepared as of the last day of the most recent month ended at least twenty (20) calendar days prior to the Effective Date.

22.	ABL/Term Loan Intercreditor Agreement, executed by JPMCB, as ABL Representative, JPMCB, as Term Loan Representative, and the Loan Parties.

23.	Funding Account notice.

24.	Term Loan Documents.

Exhibit F

Annex I to Exhibit F

FORM OF SOLVENCY CERTIFICATE

March 2, 2018

This Solvency Certificate is being executed and delivered pursuant to Section 4.01(a) of the Credit Agreement (the “Credit Agreement”), dated as of March 2, 2018, among Lifetime Brands, Inc. (the “Company”), the other Loan Parties party thereto from time to time, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as the administrative agent; the terms defined therein being used herein as therein defined.

I, [__________], the chief financial officer of the Company, solely in such capacity and not in an individual capacity, hereby certify that I am the chief financial officer of the Company and that I am generally familiar with the businesses and assets of the Company and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of the Company pursuant to the Credit Agreement.

I further certify, solely in my capacity as chief financial officer of the Company, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions on the date hereof, that, with respect to the Company and its Subsidiaries on a consolidated basis, (a) the sum of the liabilities of the Company and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the assets of the Company and its Subsidiaries, taken as a whole; (b) the capital of the Company and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Company and its Subsidiaries, taken as a whole, on the date hereof, and (c) the Company and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Remainder of page intentionally left blank]

Exhibit F

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:
Title: Chief Financial Officer

Exhibit F

EXHIBIT G-1

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. [Lenders][Participants]1 That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of March 2, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Lifetime Brands, Inc., the other Borrowers from time to time party thereto, the other Loan Parties party thereto, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the [Loan(s) (as well as any Note(s) evidencing such Loan(s))][participation] in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished [the Administrative Agent and the Borrower Representative][its participating Lender] with a certificate of its non-U.S. person status on IRS Form W-8BEN/W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform [the Borrower Representative and the Administrative Agent][such Lender] and (2) the undersigned shall have at all times furnished [the Borrower Representative and the Administrative Agent][such Lender] with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER OR PARTICIPANT]

By:
Name:
Title:
Date: ________ __, 20[ ]

[1]	This form can be used for Lenders or Participants. Select the appropriate bracketed phrases.

Exhibit G-1

EXHIBIT G-2

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. [Lenders][Participants]1 That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of March 2, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Lifetime Brands, Inc., the other Borrowers from time to time party thereto, the other Loan Parties party thereto, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the [Loan(s) (as well as any Note(s) evidencing such Loan(s))][participation] in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such [Loan(s) (as well as any Note(s) evidencing such Loan(s))][participation], (iii) with respect to [the extension of credit pursuant to this Credit Agreement or any other Loan Documents][participation], neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished [the Administrative Agent and the Borrower Representative][its participating Lender] with IRS Form W-8IMY accompanied by an IRS Form W-8BEN/W-8BEN-E from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform [the Borrower Representative and the Administrative Agent][such Lender] and (2) the undersigned shall have at all times furnished [the Borrower Representative and the Administrative Agent][such Lender] with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER OR PARTICIPANT]

By:
Name:
Title:
Date: ________ __, 20[ ]

[1]	This form can be used for Lenders and Participants. Select the appropriate bracketed phrases.

Exhibit G-2

EXHIBIT H-1

[FORM OF]

BORROWING SUBSIDIARY AGREEMENT

BORROWING SUBSIDIARY AGREEMENT dated as of [__________], among Lifetime Brands, Inc., a Delaware corporation (the “Company”), [Name of Foreign Subsidiary Borrower], a [__________] (the “New Borrowing Subsidiary”), and JPMorgan Chase Bank, N.A. as Administrative Agent (the “Administrative Agent”).

Reference is hereby made to the Credit Agreement, dated as of March 2, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the other Borrowers from time to time party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to certain Foreign Subsidiary Borrowers (collectively with the Company, the “Borrowers”), and the Company and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Foreign Subsidiary Borrower. In addition, the New Borrowing Subsidiary hereby authorizes the Company to act on its behalf as and to the extent provided for in Article II of the Credit Agreement. [Notwithstanding the preceding sentence, the New Borrowing Subsidiary hereby designates the following officers as being authorized to request Borrowings under the Credit Agreement on behalf of the New Subsidiary Borrower and sign this Borrowing Subsidiary Agreement and the other Loan Documents to which the New Borrowing Subsidiary is, or may from time to time become, a party: [______________].]

Each of the Company and the New Borrowing Subsidiary represents and warrants that (a) the representations and warranties of the Company in the Credit Agreement relating to the New Borrowing Subsidiary and this Agreement are true and correct on and as of the date hereof, other than representations given as of a particular date, in which case they shall be true and correct as of that date, and (b) the execution, delivery and performance by the New Borrowing Subsidiary of the transactions contemplated under this Agreement and the use of any of the proceeds raised in connection with this Agreement will not contravene or conflict with, or otherwise constitute unlawful financial assistance under, Sections 677 to 683 (inclusive) of the United Kingdom Companies Act 2006 (as amended). [INSERT OTHER PROVISIONS REASONABLY REQUESTED BY ADMINISTRATIVE AGENT OR ITS COUNSELS]. The Company agrees that the Guarantee Obligations of the Company contained in the Credit Agreement will apply to the Obligations of the New Borrowing Subsidiary. Upon execution of this Agreement by each of the Company, the New Borrowing Subsidiary and the Administrative Agent, the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute a “Foreign Subsidiary Borrower” for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Exhibit H-1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

LIFETIME BRANDS, INC.

By:
Name:
Title:

[NAME OF NEW BORROWING SUBSIDIARY]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:
Name:
Title:

Exhibit H-1

EXHIBIT H-2

[FORM OF]

BORROWING SUBSIDIARY TERMINATION

JPMorgan Chase Bank, N.A.

as Administrative Agent

for the Lenders referred to below

4 New York Plaza, 17th Floor

New York, NY 10004

Attention: Robert A. Kaulius

[Date]

Ladies and Gentlemen:

The undersigned, Lifetime Brands, Inc. (the “Company”), refers to the Credit Agreement, dated as of March 2, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the other Borrowers from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Company hereby terminates the status of [______________] (the “Terminated Borrowing Subsidiary”) as a Foreign Subsidiary Borrower under the Credit Agreement. [The Company represents and warrants that no Loans made to the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.] [The Company acknowledges that the Terminated Borrowing Subsidiary shall continue to be a Borrower until such time as all Loans made to the Terminated Borrowing Subsidiary shall have been prepaid, any outstanding Letters of Credit have been cash collateralized in an amount and on terms reasonably satisfactory to the Administrative Agent, and all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement shall have been paid in full, provided that the Terminated Borrowing Subsidiary shall not have the right to make further Borrowings under the Credit Agreement.]

[Signature Page Follows]

Exhibit H-2

This instrument shall be construed in accordance with and governed by the laws of the State of New York.

Very truly yours,

LIFETIME BRANDS, INC.

By:
Name:
Title:

Exhibit H-2